Exhibit 10.5

Execution Version

CREDIT AGREEMENT

Dated as of September 4, 2012

among

WALKER & DUNLOP, INC.,

as Borrower

WALKER & DUNLOP MULTIFAMILY, INC., WALKER & DUNLOP, LLC, and WALKER & DUNLOP CAPITAL, LLC,

as Guarantors

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent

and

THE LENDERS PARTY HERETO

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		2

1.01	Defined Terms	2
1.02	Other Interpretive Provisions	39
1.03	Accounting Terms	40
1.04	Rounding	40
1.05	Times of Day	40

ARTICLE II. THE COMMITMENTS AND LOANS		40

2.01	Loans	40
2.02	Conversions and Continuations of Loans	41
2.03	Prepayments and Repayments	41
2.04	INTENTIONALLY OMITTED	42
2.05	Interest	42
2.06	Computation of Interest	43
2.07	Evidence of Debt	43
2.08	Payments Generally; Administrative Agent’s Clawback	44
2.09	Sharing of Payments by Lenders	45

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		45

3.01	Taxes	45
3.02	Illegality	48
3.03	Inability to Determine Rates	48
3.04	Increased Costs; Reserves on LIBOR Rate Loans	48
3.05	Compensation for Losses	50
3.06	Mitigation Obligations; Replacement of Lenders	51
3.07	Survival	51

ARTICLE IV. CONDITIONS PRECEDENT TO LOANS		51

4.01	Conditions of Loan	51

ARTICLE V. REPRESENTATIONS AND WARRANTIES		57

5.01	Existence, Qualification and Power	57
5.02	Authorization; No Contravention	57
5.03	Governmental Authorization; Other Consents	58
5.04	Binding Effect	58
5.05	Base Line Projections	58
5.06	Litigation	58
5.07	No Default	58
5.08	Ownership of Property; Liens	59

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5.09	Environmental Compliance	59
5.10	Insurance	60
5.11	Taxes	60
5.12	ERISA Compliance	60
5.13	Subsidiaries; Equity Interests	61
5.14	Margin Regulations; Investment Company Act	62
5.15	Disclosure	62
5.16	Compliance with Laws	62
5.17	Intellectual Property; Licenses, Etc.	63
5.18	Labor Matters	63
5.19	Security Documents	64
5.20	Solvency	64
5.21	Deposit Accounts	64
5.22	Brokers	64
5.23	Customer and Trade Relations	64
5.24	Material Contracts	65
5.25	Casualty	65
5.26	CW Transaction	65

ARTICLE VI. AFFIRMATIVE COVENANTS		67

6.01	Financial Statements	67
6.02	Certificates; Other Information	68
6.03	Notices	70
6.04	Payment of Obligations	71
6.05	Preservation of Existence, Etc.	71
6.06	Maintenance of Properties	72
6.07	Maintenance of Insurance	72
6.08	Compliance with Laws	72
6.09	Books and Records; Accountants	72
6.10	Inspection Rights; Appraisals	73
6.11	Information Regarding the Collateral	73
6.12	Environmental Laws	74
6.13	Further Assurances	74
6.14	Material Contracts	74
6.15	Operating Accounts	75
6.16	Subsequent Investor Agreements or CW Transaction Documents	75
6.17	Agency Warehousing Facilities	75

ARTICLE VII. NEGATIVE COVENANTS		76

7.01	Liens; Negative Pledges	76
7.02	Investments	76

2

7.03	Indebtedness	77
7.04	Fundamental Changes	77
7.05	Dispositions	78
7.06	Restricted Payments; Restricted Distributions	79
7.07	Prepayments of Indebtedness	79
7.08	Change in Nature of Business	79
7.09	Transactions with Affiliates	80
7.10	Burdensome Agreements	80
7.11	Use of Proceeds	80
7.12	Amendment of Material Documents	80
7.13	Corporate Name; Fiscal Year	81
7.14	Financial Covenants	82

ARTICLE VIII. SPECIAL PROVISIONS REGARDING WDLLC AND CWC		83

8.01	Special Representations, Warranties and Covenants Concerning WDLLC Transfer	83
8.02	Special Representations, Warranties and Covenants Concerning Eligibility of WDLLC and CWC as Seller/Issuer and Servicer of Mortgage Loans	85
8.03	Special Representations, Warranties and Covenants Concerning WDLLC and WD Capital	85
8.04	Special Representation, Warranty and Covenant with respect to WDLLC and WD Capital Concerning Fannie Mae Program Reserve Requirements	86
8.05	Special Provisions Regarding Agency Collateral	87

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES		88

9.01	Events of Default	88
9.02	Remedies Upon Event of Default	92
9.03	Application of Funds	92
9.04	Fannie Mae Limitations	93
9.05	Freddie Mac Limitations	93
9.06	Ginnie Mae Limitations	94

ARTICLE X. ADMINISTRATIVE AGENT		94

10.01	Appointment and Authority	94
10.02	Rights as a Lender	95
10.03	Exculpatory Provisions	95
10.04	Reliance by Agents	96
10.05	Delegation of Duties	96
10.06	Resignation of Agents	96

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10.07	Non-Reliance on Administrative Agent and Other Lenders	97
10.08	Administrative Agent May File Proofs of Claim	97
10.09	Collateral and Guaranty Matters	98
10.10	Notice of Transfer	99
10.11	Reports and Financial Statements	99
10.12	Agency for Perfection	99
10.13	Indemnification of Agents	100
10.14	Relation among Credit Parties	100

ARTICLE XI. GUARANTEE; PLEDGES OF CW TRANSACTION DOCUMENTS		100

11.01	The Guarantee	100
11.02	Guarantee by Subsequent Subsidiary Guarantors	100
11.03	Grant of Security Interest in CW Transaction Documents	101

ARTICLE XII. MISCELLANEOUS		102

12.01	Amendments, Etc.	102
12.02	Notices; Effectiveness; Electronic Communications	104
12.03	No Waiver; Cumulative Remedies	106
12.04	Expenses; Indemnity; Damage Waiver	106
12.05	Payments Set Aside	108
12.06	Successors and Assigns	108
12.07	Treatment of Certain Information; Confidentiality	111
12.08	Right of Setoff	112
12.09	Interest Rate Limitation	113
12.10	Counterparts; Integration; Effectiveness	113
12.11	Survival	113
12.12	Severability	113
12.13	Replacement of Lenders	114
12.14	Governing Law; Sealed Instrument; Jurisdiction; Etc.	114
12.15	Waiver of Jury Trial	116
12.16	No Advisory or Fiduciary Responsibility	116
12.17	USA PATRIOT Act Notice	117
12.18	Time of the Essence	117
12.19	Press Releases	117
12.20	Additional Waivers	117
12.21	No Strict Construction	119
12.22	Attachments	119

4

SCHEDULES

1.01	Fannie Mae, Freddie Mac, Ginnie Mae, FHA/HUD Agreements, and other Investor Agreements
2.01	Commitments and Applicable Percentages
4.01	Investors
5.01	Loan Parties Organizational Information
5.10	Insurance
5.13	Subsidiaries; Other Equity Investments
5.18	Labor Matters
5.21	Deposit Accounts
5.24	Material Contracts
7.01	Existing Liens

EXHIBITS

A	Form of Note
B	Form of Compliance Certificate
C	Form of Assignment and Assumption

1

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of September 4, 2012 among:

WALKER & DUNLOP, INC., a Maryland corporation (the “Borrower”);

WALKER & DUNLOP MULTIFAMILY, INC., a Delaware corporation (“W&D Multifamily”), WALKER & DUNLOP, LLC, a Delaware limited liability company (“WDLLC”), and WALKER & DUNLOP CAPITAL,  LLC, a Massachusetts limited liability company (“WD Capital”), formerly known as CWCAPITAL LLC (“CWC”), as Guarantors;

Each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”); and

BANK OF AMERICA, N.A., a national banking association, as Administrative Agent and Collateral Agent.

PRELIMINARY STATEMENTS:

WHEREAS, WDLLC, as “Purchaser,” and the Borrower have entered into that certain Purchase Agreement, dated as of June 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “CW Purchase Agreement”), with CW Financial Services LLC, a Delaware limited liability company, as “Seller” (the “CW Seller”) and CWC, to acquire all Equity Interests of the CW Seller in CWC, representing the “Company Interests” (as defined in the CW Purchase Agreement and referred to herein as the “CWC Equity Interests”) as provided in the CW Purchase Agreement (the “CW Transaction”);

WHEREAS, the Borrower desires to obtain financing hereunder: (i) in the amount of $60,000,000.00 toward the payment of the “Cash Consideration” (as defined in the CW Purchase Agreement and so referred to herein) payable to the CW Seller pursuant to the CW Purchase Agreement upon the closing of the CW Transaction; (ii) in the amount of $20,700,000.00 to refinance the Existing Credit Facility, and (iii) in the amount of $2,300,000.00 to repay certain existing Indebtedness of the Borrower to former equity holders in predecessor entities of the Borrower and to pay other related expenses disclosed to, and approved by, the Administrative Agent;

WHEREAS, the Lenders have agreed to extend a senior secured term loan facility to the Borrower, upon the terms and conditions specified in this Agreement, in an aggregate principal amount of $83,000,000.00 for the purposes described herein;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Credit Parties, a first-priority lien (subject to Liens permitted by the Loan Documents) on substantially all of its assets intended to constitute

Collateral, as and to the extent provided herein; and

WHEREAS, each of the Guarantors has agreed to guarantee the Obligations of the Borrower and to secure its respective Obligations in respect of such guarantee by granting to the Collateral Agent, for the benefit of the Credit Parties, a first-priority lien (subject to Liens permitted by the Loan Documents) on substantially all of its respective assets intended to constitute Collateral, as and to the extent provided herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lenders, the Agents, the Borrower, and the Guarantors hereby agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.  In addition to terms which are defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the meanings set forth below:

“ACH” means automated clearing house transfers.

“Accommodation Payment” has the meaning specified in Section 12.20(d).

“Adjusted Funded Debt” means all Funded Debt other than under Agency Warehousing Facilities.

“Adjusted LIBOR Rate” means, with respect to any LIBOR Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16  of one percent (1%)) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.  The Adjusted LIBOR Rate will be adjusted automatically as to all LIBOR Rate Loans then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account, as set forth in Section 12.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified (and, if the specified Person is an individual, including any member of such Person’s immediate family (by blood or marriage)), (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (iii) any other Person directly or indirectly holding 10% or more of any class of the Equity Interests of that Person, and (iv) any other Person 10% or more of any class of whose Equity Interests is held directly or indirectly by that Person.

“Agency” means Fannie Mae, Freddie Mac, Ginnie Mae, FHA, or HUD.

“Agency Agreements” means, singly and collectively, the Fannie Mae Agreements, the Freddie Mac Agreements, the Ginnie Mae Agreements, and the FHA/HUD Agreements.

“Agency Collateral” mean, singly and collectively, the Fannie Mae Collateral, the Freddie Mac Collateral, the Ginnie Mae Collateral, and the FHA/HUD Collateral, respectively.

“Agency Consents” mean, singly and collectively, the written consent (and in the case of Ginnie Mae, acknowledgement), in form and substance satisfactory to the Administrative Agent, of each of Fannie Mae, Freddie Mac, Ginnie Mae (which in the case of Ginnie Mae is a limited acknowledgment and is expressly not a consent), and HUD provided to the Administrative Agent pursuant to Section 4.01(a)(viii), in each case as same may be amended, restated, modified or supplemented from time to time.

“Agency Designated Loans” mean, singly and collectively, the Fannie Mae Designated Loans, the Freddie Mac Designated Loans, the Ginnie Mae Designated Loans, and, as may be applicable, the FHA/HUD Loans, respectively.

“Agency Mortgage Loan Transactions” means the purchase or funding of Mortgage Loans (or participations therein) by WDLLC or, as may be applicable, WD Capital, respectively, that: (a) are subject to unconditional purchase commitments from an Agency, or, to the extent an Agency has committed to insure or guaranty such Mortgage Loans, other Investors, in its sole discretion, and the related rights of WDLLC or, as may be applicable, WD Capital to originate, purchase, hold, sell and service such Mortgage Loans.

“Agency Security Interest” means, singly and collectively, the Fannie Mae Security Interest, the Freddie Mac Security Interest, the Ginnie Mae Security Interest, and the FHA/HUD Security Interest, respectively.

“Agency Warehousing Facilities” means mortgage warehouse lines of credit used by WDLLC or, as may be applicable, WD Capital to finance Agency Mortgage Loan Transactions that: (a) are subject to unconditional purchase commitments from an Agency, or, to the extent an Agency has committed to insure or guaranty such Mortgage Loans, other investors; (b) provide for repayment of each advance made thereunder not more than ninety (90) days from the date such advance is made; (c) are secured solely by Permitted Warehouse Collateral; and (d) are not recourse to any Person other than WDLLC or WD Capital, as the case may be, and/or by Borrower or another Loan Party (as and to the extent provided in the definition or Permitted Indebtedness).

“Agent(s)” means, individually, the Administrative Agent or the Collateral Agent, and collectively means both of them.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be from time to time amended, modified, or restated, or any provision hereof waived.

“Allocable Amount” has the meaning specified in Section 12.20(d).

“Applicable Margin” means three and three quarters percent (3.75%).

“Applicable Percentage” means with respect to each Lender, that percentage of the Commitments of all Lenders hereunder to make Loans to the Borrower.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraised Value” has the meaning specified in Section 6.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ARA Joint Venture” means ARA Finance LLC, a Delaware limited liability company, in which WD Capital has a fifty percent (50%) membership interest.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“At Risk Mortgage Loans” means Mortgage Loans as to which either WDLLC or, as may be applicable, WD Capital has any loss sharing arrangement or otherwise are with recourse to WDLLC or WD Capital, respectively.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” is defined within the definition of “Debtor Relief Laws.”

“Base Line Projections” means the projections provided to the Administrative Agent pursuant to Section 4.01(c).

“Base Rate”  means for any day a fluctuating rate per annum equal to the greater of (a) the Prime Rate for such day, or (b) sum of (i) the Federal Funds Rate for such day, plus (ii) 0.50%.

“Base Rate Loan” means the Term Loan at any time that it is required to bear interest based on the Base Rate in accordance with applicable provisions of this Agreement.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Cash Consideration” has the meaning specified in the introductory paragraph hereto.

“Cash Equivalents” mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (ii) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (iii) commercial paper and variable or fixed rate notes rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition (other than paper or notes issued by the Borrower or an Affiliate of the Borrower), (iv) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (v) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, and (vi) U.S. dollar denominated time and demand deposit accounts or money market accounts with those domestic banks meeting the requirements of item (y) or (z) of clause (ii) above and any other domestic commercial banks insured by the FDIC with an aggregate balance not to exceed in the aggregate at any time at any such bank such amount as may be fully insured by the FDIC from time to time.

“Cash Management Services” means any one or more of the following types or services or facilities provided to any Loan Party by the Administrative Agent or any of its Affiliates: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, or (c) foreign exchange facilities.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“Certificated Securities” has the meaning specified in Section 5.19.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority;  provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, or issued.

“Change of Control” means an event or series of events, by which:

(a)     After giving effect to the closing of the CW Transaction, WDLLC (or the Borrower or any other Loan Party) shall cease to directly (or collectively) own and Control, legally and beneficially (free and clear of all Liens other than those in favor of the Collateral Agent and the Lenders), 100% of all the issued and outstanding Equity Interests issued by WD Capital (except to the extent that WD Capital is merged into the Borrower or a Guarantor or dissolved pursuant to Section 7.04);

(b)     W&D Multifamily (or the Borrower or any other Loan Party) shall cease to directly (or collectively) own and Control, legally and beneficially (free and clear of all Liens other than those in favor of the Collateral Agent and the Lenders), 100% of all the issued and outstanding Equity Interests issued by WDLLC;

(c)     The Borrower (or any other Loan Party) shall cease to directly (or collectively) own and Control, legally and beneficially (free and clear of all Liens other than those in favor of the Collateral Agent and the Lenders), 100% of all the issued and outstanding Equity Interests issued by W&D Multifamily;

(d)     both Principals cease to be (i) members of the board of directors of the Borrower, or (ii) actively involved in the management of the Loan Parties and their Subsidiaries to the same extent as on the Closing Date (and with respect to WD Capital to the same degree as with WDLLC), except in the case of both of the preceding clauses (i) and (ii), due to the Principals’ death or disability, provided, however, in such instance, any replacement of such Principals shall be subject to approval in writing by the Administrative Agent, in its sole discretion, within sixty (60) days of such death or disability;

(e)     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, and including any two or more Persons acting in concert), other than the CW Seller pursuant to the CW Transaction, Column Guaranteed Limited, LLC, Fortress Credit Opportunities Advisors LLC or their affiliates, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition thereof (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of, or acquires control over, Common Shares of the Borrower (or other securities convertible into such Common Shares) representing twenty percent (20%) or more of all Common Shares of the Borrower on a fully diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right); or

(f)      during any period of twelve (12) consecutive months following the Closing Date, a majority of the members of the board of directors of the Company cease to be composed of individuals (i) who were members of that board on the Closing Date, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board, or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 12.01.

“Closing MSR Valuation” has the meaning specified in Section 4.01(n).

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all collateral as defined in, or in which a security interest, pledge, or collateral assignment shall be granted pursuant to, this Agreement, the Guarantee and Collateral Agreement, and each other applicable Security Document and all other property that is or is intended under the terms of this Agreement and/or other Security Documents to be subject to Liens in favor of the Collateral Agent.  As further provided in the Security Documents, the Collateral shall include, without limitation, the following: perfected, first-priority pledge and security interests to and in (A) all of the Pledged Equity Interests and (B) all other “Collateral” (as such quoted term is defined and otherwise described in the Guarantee and Collateral Agreement) and as further provided in Section 8.05.

“Collateral Agent” means Bank of America, N.A., acting in such capacity for its own benefit and the ratable benefit of the other Credit Parties.

“Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.01, in the principal amount set forth opposite such Lender’s name on Schedule 2.01.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Consent” means actual consent given by a Lender from whom such consent is sought.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender (and as may at any time be applicable, its Affiliates), (ii) each Agent, (iii) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (iv) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (v) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means, without limitation:

(a)     all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates, in connection with

(i)            this Agreement and the other Loan Documents, including without limitation the reasonable fees, charges and disbursements of counsel for the

Agents, outside consultants for the Agents, appraisers and all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, and

(ii)           the syndication of the credit facilities provided for herein, the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or any workout, restructuring or negotiations in respect of any Obligations; and

(b)     all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the Agents or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, in connection with the enforcement of rights and remedies under this Agreement and the other Loan Documents, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

“CWC” has the meaning specified in the Preliminary Statements hereto.  References herein to “CWC” mean, as applicable, CWC, as it is now known as Walker & Dunlop Capital, LLC.

“CWC Equity Interests” has the meaning specified in the Preliminary Statements hereto.

“CWC Fannie Mae Agreements” means all applicable selling and servicing agreements (including the CWC Fannie Mae Servicing Contracts) between Fannie Mae and CWC under any Fannie Mae Program, together with any other present or future contracts, agreements, instruments or indentures to which Fannie Mae and CWC are parties or pursuant to which CWC owes any duty or obligation to Fannie Mae, and including the Fannie Mae Guides, however titled, referred to in those selling and servicing agreements and all other Fannie Mae guidelines, directives and approvals to which CWC is subject, in each case as amended, restated, modified or supplemented from time to time.  All CWC Fannie Mae Agreements existing as of the Closing Date (other than such Fannie Mae Guides) are detailed in Schedule 1.01.

“CWC Fannie Mae Servicing Contracts” means any Servicing Contracts between CWC and Fannie Mae, in each case as amended, restated, modified or supplemented from time to time.

“CWC FHA/HUD Agreements” means the Multifamily Accelerated Processing Guide, as such agreement has been amended from time to time with respect to CWC under any FHA/HUD Program, together with any other present or future contracts, agreements, instruments or indentures to which FHA and/or HUD and CWC are parties or pursuant to which CWC owes any duty or obligation to FHA and/or HUD, and including the FHA/HUD Guides, however titled, referred to in those selling and servicing agreements and all other FHA/HUD guidelines, directives and approvals to which CWC is subject, in each case as amended, restated, modified or supplemented from time to time.  All CWC FHA/HUD Agreements existing as of the Closing Date (other than such FHA/HUD Guides) are detailed in Schedule 1.01.

“CWC Freddie Mac Agreements” means all applicable selling and servicing agreements (including the CWC Freddie Mac Servicing Contracts) between Freddie Mac and CWC under any Freddie Mac Program, together with any other present or future contracts, agreements, instruments or indentures to which Freddie Mac and CWC are parties or pursuant to which CWC owes any duty or obligation to Freddie Mac, and including the Freddie Mac Guide, however titled, referred to in those selling and servicing agreements and all other Freddie Mac guidelines, directives and approvals to which CWC is subject, in each case as amended, restated, modified or supplemented from time to time.  All CWC Freddie Mac Agreements existing as of the Closing Date (other than the Freddie Mac Guide) are detailed in Schedule 1.01.

“CWC Freddie Mac Servicing Contracts” means any Servicing Contracts between CWC and Freddie Mac, in each case as amended, restated, modified or supplemented from time to time.

“CWC Ginnie Mae Agreements” means all applicable agreements, including servicing agreements between Ginnie Mae and CWC under any Ginnie Mae Program, together with any other present or future contracts, agreements, instruments or indentures to which Ginnie Mae and CWC are parties or pursuant to which CWC owes any duty or obligation to Ginnie Mae, and including the Ginnie Mae Guides, however titled, referred to in such agreements (including such servicing agreements) and all other Ginnie Mae guidelines, directives and approvals to which CWC is subject, in each case as amended, restated, modified or supplemented from time to time.  All CWC Ginnie Mae Agreements existing as of the Closing Date (other than such Ginnie Mae Guides) are detailed in Schedule 1.01.

“CWC Investor Agreements” means all applicable selling and servicing agreements (including the CWC Investor Servicing Contracts) between an Investor and CWC, together with any other present or future contracts, agreements, instruments or indentures to which such Investor and CWC are parties or pursuant to which CWC owes any duty or obligation to such Investor, and including the guides, however titled, referred to in those selling and servicing agreements and all other Investor guidelines, directives and approvals to which CWC is subject, in each case as amended, restated, modified or supplemented from time to time.  All CWC Investor Agreements existing as of the Closing Date (other than such guides) are detailed in Schedule 1.01.

“CWC Investor Servicing Contracts” means any Servicing Contracts between CWC and an Investor, in each case as amended, restated, modified or supplemented from time to time.

“CW Purchase Agreement” has the meaning specified in the Preliminary Statements hereto.

“CW Seller” has the meaning specified in the Preliminary Statements hereto.

“CW Transaction” has the meaning specified in the Preliminary Statements hereto.

“CW Transaction Documents” means the Purchase Agreement, the Transition Services Agreement, and each document, instrument and agreement executed and delivered by any Person in connection with the CW Transaction.

“CW Transaction Documents Collateral” has the meaning specified in Section 11.03(a).

“CW Transaction Documents Security Interest” has the meaning specified in Section 11.03(a).

“Debt Service Coverage Ratio” means, as of any time of determination, the ratio of: (a) Four-Quarter EBITDA to (b) the sum of: (i) interest expense of the Borrower on account of all Indebtedness (including the Term Loan) other than Agency Warehousing Facilities, plus (ii) an amount equal to the aggregate amount of all scheduled or other mandatory payments of principal under any Indebtedness (whether or not so paid), excluding such payments under Agency Warehousing Facilities and balloon payments due at maturity, measured over the same time period as the relevant Four-Quarter EBITDA as provided in the preceding clause (a).  For the purposes of this definition only, (A) Four-Quarter EBITDA shall exclude any EBITDA attributable to any Subsidiary which is not a Guarantor during the applicable period, and (B) interest expense shall exclude any interest expense on account of any Indebtedness of any Subsidiary which is not a Guarantor during the applicable period.

“Debtor Relief Laws” means Title 11 of the United States Code (as amended from time to time, and any successor statute or statutes, the “Bankruptcy Code”), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means the following:

(a)     with respect to Base Rate Loans an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to Base Rate Loans, plus (iii) 4% per annum; and

(b)     with respect to a LIBOR Rate Loan, an interest rate equal to (i) the Adjusted LIBOR Rate, plus (ii) the Applicable Margin applicable to LIBOR Rate Loans, plus (iii) 4% per annum.

“Defaulting Lender” means any Lender that (a) has failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (b) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Default Prepayment” has the meaning assigned to such term in Section 2.03(a).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale, transfer, license or other disposition of (whether in one transaction or in a series of transactions) all or substantially all of its assets) to or in favor of any Person) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, “Disposition” means with respect to a Mortgage Loan: (a) the sale or other transfer of such Mortgage Loan to a third party, or (b) the foreclosure of the Mortgage securing such Mortgage Loan or the granting of a deed in lieu of such foreclosure (and includes any subsequent sale of the underlying property).

“Dollars” and “$” mean lawful money of the United States.

“EBITDA” means at any date of determination thereof, an amount equal to the following, all as determined in accordance with GAAP (net of intercompany transactions and without duplication): (a) Net Income for the most recently completed Measurement Period; plus (b) to the extent deducted in calculating Net Income: the sum of: (i) interest expense of the Borrower on account of all Indebtedness (including the Term Loan) other than Agency Warehousing Facilities, (ii) depreciation expenses, (iii) amortization and write-offs of Servicing Contracts, (iv) decreases in the fair value of any derivative instruments entered into in order to hedge the Term Loan,  (v) net cash settlements paid by the Borrower in connection with any derivative instruments entered into in order to hedge the Term Loan, and (vi) provisions for risk-sharing obligations relating solely to Fannie Mae DUS Mortgage Loans pursuant to the Fannie Mae DUS Program; minus (c) to the extent included in calculating Net Income, (i) capitalized amounts attributable to origination of Servicing Contract rights, (ii) the fair value of expected guaranty obligations, (iii) increases in the fair value of any derivative instruments entered into in order to hedge the Term Loan, (iv) net cash settlements received by the Borrower in connection with any derivative instruments entered into in order to hedge the Term Loan, and (v) any cash loan loss expenses not deducted or excluded from the determination of Net Income (“net write-offs” as used in Form 10K for the period ended December 31, 2011 as filed with the Securities and Exchange Commission); plus or minus, as the case may be (d) to the extent deducted in calculating Net Income, and to the extent prefunded or to be funded by WD Capital, and the amounts of which will be mutually agreed upon by the Borrower and the Administrative Agent unless otherwise specified herein: (i) compensation expenses associated with WDLLC retention and severance of current and former employees of WD Capital, and (ii) transaction costs associated with the CW Transaction to include investment banker fees, legal fees and other advisory fees; plus or minus, as the case may be (e) to the extent not included in calculating Net Income, and to the extent cash proceeds will be received (i) origination fees and sale premiums received from any interest rate lock commitments recognized as assets in purchase accounting as a result of the CW Transaction, (ii) sale premiums received from loans held for sale recognized as assets in purchase accounting as a result of the CW Transaction, and (iii) origination fees and sale premiums received from the Loan Pipeline recognized as assets in purchase accounting as result of the CW Transaction.  For the avoidance of any doubt, EBITDA shall exclude any cash loan losses related to WD Capital’s small loan portfolio up to $16,022,000, to the extent reserved in a pre-funded cash account.

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership, profit or other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person (including, without limitation, partnership, membership or trust interests therein) whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person (and includes any capital contribution from any Person other than the Borrower or a Subsidiary).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9.01.  An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 12.03.

“Excluded Taxes” means, with respect to the Administrative Agent, a Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 12.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Credit Facility” means that certain existing credit facility evidenced by, among other things, that certain Amended and Restated Credit Agreement dated as of January 30, 2009 by and between, among others, Borrower and W&D Multifamily, as obligors, and Bank of America, N.A. and PNC Bank, N.A., as lenders,  as amended and in effect as of the date hereof.

“Existing CWC Warehousing Lines” has the meaning specified in Section 8.01(a).

“Fair Market Value” means, at any time for any Servicing Contract as of any date of determination, the Appraised Value thereof, using the mid-point if such Appraised Value is expressed as a range, based upon the most recent appraisal approved by the Administrative Agent, or, if the most recent approved appraisal is more than ninety (90) days old, based upon the estimated fair market value thereof determined as of the then most recently ended Fiscal Quarter by WDLLC and by WD Capital, respectively, in good faith, and subject to the Administrative Agent’s prior approval, not to be unreasonably withheld or delayed, by applying the same metrics (same stratifications by type and same valuation factors (including the mid-point thereof if such appraisal expressed the valuation factors as a range)) utilized by the appraiser who provided the most recent Appraised Value to the updated Servicing Contracts (i.e., the updated principal balances of Mortgage Loans being serviced thereunder).

“Fannie Mae” means Fannie Mae, a corporation created under the laws of the United States, and any successor corporation or other entity.

“Fannie Mae Agreements” means, singly and collectively, the WDLLC Fannie Mae Agreements and the CWC Fannie Mae Agreements.

“Fannie Mae Aggregation Program” means Fannie Mae’s program for the purchase of Mortgage Loans described in the Aggregation Product Line portion of Fannie Mae’s Negotiated Transactions Guide, as amended from time to time.

“Fannie Mae Collateral” has the meaning specified in Section 8.01 of the Guarantee and Collateral Agreement.

“Fannie Mae Designated Loans” has the meaning specified in Section 8.01 of the Guarantee and Collateral Agreement.

“Fannie Mae DUS Mortgage Loan” means a permanent Mortgage Loan on a Multifamily Property originated under Fannie Mae’s Delegated Underwriting and Servicing Guide, as amended from time to time.

“Fannie Mae DUS Program” means Fannie Mae’s program for the purchase of Mortgage Loans originated under Fannie Mae’s Delegated Underwriting and Servicing Guide, as amended from time to time.

“Fannie Mae Guide” has the meaning specified in Section 1.02 of the Guarantee and Collateral Agreement.

“Fannie Mae Program” means any of (i) the Fannie Mae DUS Program, (ii) Fannie Mae Aggregation Program, (iii) Fannie Mae Small Mortgage Loan Program (successor to the former 3MaxExpress Program), (iv) Fannie Mae DUS Plus Program and (v) any other program offered by Fannie Mae at any time and from time to time in which WDLLC or, as may be applicable, WD Capital participates.

“Fannie Mae Security Interest” has the meaning specified in Section 8.01 of the Guarantee and Collateral Agreement.

“Fannie Mae Servicing Contracts” means, singly and collectively, the WDLLC Fannie Mae Servicing Contracts and the CWC Fannie Mae Servicing Contracts.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“FHA” means the United States Federal Housing Administration, and any successor agency or other entity.

“FHA/HUD Agreements” means, singly and collectively, the WDLLC FHA/HUD Agreements and the CWC FHA/HUD Agreements.

“FHA/HUD Collateral” means all “Collateral” (as defined in Section 1.02 of the Guarantee and Collateral Agreement) in any way relating to the FHA/HUD Loans, including without limitation, all Servicing Fees and other Income received by WDLLC and/or WD Capital with respect to

FHA/HUD Loans, except as and to the limited extent as may be expressly prohibited or limited under any of the FHA/HUD Agreements.

“FHA/HUD Guide” has the meaning specified in Section 1.02 of the Guarantee and Collateral Agreement.

“FHA/HUD Loans” has the meaning ascribed to such term in Section 1.02 of the Guarantee and Collateral Agreement.

“FHA/HUD Program” means any of (i) Multifamily Accelerated Processing program, and (ii) any other program offered by FHA or HUD at any time and from time to time in which WDLLC or, as may be applicable, WD Capital participates.

“FHA/HUD Security Interest” means the security interest granted to and in the FHA/HUD Collateral as and to the extent provided in the Guarantee and Collateral Agreement.

“Fiscal Month” means any fiscal month of any Fiscal Year.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year.

“Fiscal Year” means any period of twelve consecutive months ending on December 31 of any calendar year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Four-Quarter EBITDA” means, as of any date of determination, EBITDA for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date of determination, and adjusted for any such four (4) Fiscal Quarter period commencing prior to the Closing Date to reflect the CW Transaction on a pro forma basis as though the CW Transaction occurred immediately prior to such four (4) Fiscal Quarter period.  Each complete Fiscal Quarter of WD Capital occurring before the Closing Date will be reviewed by an independent public accounting firm pursuant to appropriate American Institute of Public Accountants (“AICPA”) standards. Any adjustments made to the WD Capital financial statements must be acceptable to the Administrative Agent.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Freddie Mac” means Freddie Mac, a corporation organized under the laws of the United States, and any successor corporation or other entity.

“Freddie Mac Agreements” means, singly and collectively, the WDLLC Freddie Mac Agreements and the CWC Freddie Mac Agreements.

“Freddie Mac Collateral” has the meaning specified in Section 8.02 of the Guarantee and Collateral Agreement.

“Freddie Mac Designated Loans” has the meaning specified in Section 8.02 of the Guarantee and Collateral Agreement.

“Freddie Mac Guide” has the meaning specified in Section 1.02 of the Guarantee and Collateral Agreement.

“Freddie Mac Program” means any of (i) the Freddie Mac Program Plus, (ii) the Targeted Affordable Housing Program, and (iii) any other program offered by Freddie Mac at any time and from time to time in which WDLLC or, as may be applicable, WD Capital participates.

“Freddie Mac Security Interest” has the meaning specified in Section 8.02 of the Guarantee and Collateral Agreement.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, with respect to any Person, Indebtedness for money borrowed and Indebtedness represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, all Hedging Arrangements, all Indebtedness upon which interest charges are customarily paid (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms), all Indebtedness that constitutes capitalized lease obligations, all reimbursement obligations with respect to outstanding letters of credit, all Indebtedness issued or assumed as full or partial payment for property or services (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms), whether or not any such notes, drafts, obligations or Indebtedness represent Indebtedness for money borrowed.  For purposes of this definition, interest which is accrued but not paid on the scheduled due date for such interest shall be deemed Funded Debt.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Ginnie Mae” means the Government National Mortgage Association (commonly known as Ginnie Mae), a United States government owned corporation within HUD, and any successor corporation or other entity.

“Ginnie Mae Agreements” means, singly and collectively, the WDLLC Ginnie Mae Agreements and the CWC Ginnie Mae Agreements.

“Ginnie Mae Collateral” has the meaning specified in Section 8.03 of the Guarantee and Collateral Agreement.

“Ginnie Mae Designated Loans” has the meaning specified in Section 8.03 of the Guarantee and Collateral Agreement.

“Ginnie Mae Guide” has the meaning specified in Section 1.02 of the Guarantee and Collateral Agreement.

“Ginnie Mae Program” means any program offered by Ginnie Mae at any time and from time to time in which WDLLC or, as may be applicable, WD Capital participates.

“Ginnie Mae Security Interest” has the meaning specified in Section 8.03 of the Guarantee and Collateral Agreement.

“Ginnie Mae Sub-Servicing Approval” has the meaning specified in Section 8.01(b).

“Ginnie Mae Sub-Servicing Contracts” has the meaning specified in Section 8.01(b).

“Ginnie Mae Sub-Servicing Contract Approval Date” has the meaning specified in Section 8.01(b).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency (including any Agency), authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement” means, collectively, the Guarantee and Collateral Agreements dated as of the Closing Date among the Loan Parties party thereto and the Collateral Agent, as amended and in effect from time to time.

“Guarantor” means each of W&D Multifamily, WDLLC, WD Capital, and each other Person that shall at any time become a guarantor hereunder, including, without limitation, each Subsequent Subsidiary Guarantor; provided, however, ARA Joint Venture and W&D Balanced Real Estate Fund I GP, LLC, a Delaware limited liability company, and Walker & Dunlop Investment Advisory Services, LLC, a Delaware limited liability company, shall not be Guarantors hereunder.

“Guide” has the meaning specified in Section 1.02 of the Guarantee and Collateral Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Arrangements” means, with respect to any Person, any agreements or other arrangements (including interest rate swap agreements, interest rate cap agreements and forward sale agreements) entered into to protect that Person against changes in interest rates or the market value of assets.

“HUD” means the Department of Housing and Urban Development, and any successor agency or other entity.

“HUD MAP Lender” means a lender approved by HUD under the Multifamily Accelerated Processing program.

“Indebtedness” means, as to any Person, all obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the consolidated balance sheet of such Person and such Person’s Subsidiaries as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all obligations for borrowed money or other extensions of credit whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of such Person and its Subsidiaries and all obligations representing the deferred purchase price of property; (b) all obligations evidenced by bonds, notes, debentures or other similar instruments; (c) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (d) all guarantees, endorsements and other contingent obligations whether direct or indirect, in respect of indebtedness of others or otherwise, including any obligations under Hedging Arrangements and otherwise with respect to puts, swaps, and other similar undertakings, any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit; and (e) that portion of all obligations arising under capital leases that is required to be capitalized on the consolidated balance sheet of such Person and its Subsidiaries; but excluding, in all events obligations arising under operating leases and accounts payable arising in the ordinary course of business.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 12.04(b).

“Information” has the meaning specified in Section 12.07.

“Interest Payment Date” means, (a) as to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan, the last Business Day of each month and the Maturity Date.

“Interest Period” means, unless the Term Loan has become a Base Rate Loan, the period commencing on the first day following each expiring Interest Period (as provided in Section 2.02), or on the first day that the Term Loan resumes as a LIBOR Rate Loan after having been required to become a Base Rate Loan as required by applicable provisions of this Agreement, and ending in each case on the date one month thereafter; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)          no Interest Period shall extend beyond the Maturity Date; and

(iv)          notwithstanding the provisions of clause (iii), no Interest Period shall have a duration of other than one (1) month, and if any Interest Period applicable to a LIBOR Rate Loan would be for a shorter period, such Interest Period shall not be available hereunder.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person; provided, however, that trade advances, prepaid expenses and similar transactions made in the ordinary course of business shall not be deemed “Investments”, (c) any acquisition, or (d) any other investment of money or capital in order to obtain a profitable return.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investor” means any Person (other than Fannie Mae, Freddie Mac, Ginnie Mae, FHA, or HUD) that (i) purchases Mortgage Loans serviced by WDLLC or WD Capital, respectively, or (ii) insures or guarantees Mortgage Loans serviced by WDLLC or, as may be applicable, WD Capital, respectively.

“Investor Agreements” means, singly and collectively, the WDLLC Investor Agreements and the CWC Investor Agreements.

“IRS” means the United States Internal Revenue Service.

“Laws” means each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” or “Lenders” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender from time to time described as such in a written notice to the Borrower and the Administrative Agent, at least three (3) Business Days before any payment is due hereunder or any other Loan Documents to any such Lender.

“LIBOR Rate” means for any Interest Period applicable to the Term Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Term Loan with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBOR Rate Loan” means the Term Loan at any time other than when it is required to be a Base Rate Loan in accordance with applicable provisions of this Agreement.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquid Assets” means the following unrestricted and unencumbered assets owned by a Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) as of any date of determination: (a) cash, (b) Cash Equivalents, and (c) WDLLC’s and, as may be applicable, WD Capital’s self-funded Mortgage Loans which are covered by binding purchase commitments from Fannie Mae, Freddie Mac, or another investor approved by the Administrative Agent in its sole discretion, and are not subject to any Liens or Negative Pledge in favor of any Person other than the Administrative Agent.

“Liquidation” means the exercise by the Administrative Agent or Collateral Agent of those rights and remedies accorded to such Agents under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, or private sale or other disposition of the Collateral for the purpose of liquidating the Collateral.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means the extension of credit by a Lender to the Borrower under Article II.

“Loan Account” has the meaning assigned to such term in Section 2.07 .

“Loan Documents” means this Agreement, each Note, the Security Documents, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any Cash Management Services, each as amended and in effect from time to time.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Loan Pipeline” means any applications to originate Mortgage Loans for which CWC has not entered into an interest rate lock commitment with its borrower as of the Closing Date.

“Lockout Period” has the meaning assigned to such term in Section 2.03(a).

“Lockout Period Prepayment Penalty” has the meaning assigned to such term in Section 2.03(a).

“Lockout Prepayment” has the meaning assigned to such term in Section 2.03(a).

“LTSV Ratio” means, at any time of determination, the quotient, expressed as a percentage, of (a) the then Outstanding Amount of the Loans, divided by (b) the then aggregate Fair Market Value of all Servicing Contracts of WDLLC and, as may be applicable, WD Capital.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or of W&D Multifamily, WDLLC, WD Capital (with respect to WD Capital, until consummation of the WDLLC Transfer and not thereafter), or any other Loan Party, each on a stand-alone basis; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material impairment of the rights and remedies of the Agents or the Lenders under any Loan Document or; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Contract” means any Contractual Obligation the default or breach of which by any party thereto could be reasonably expected to have a Material Adverse Effect.  For the avoidance of doubt, each of the Fannie Mae Agreements, the Freddie Mac Agreements, the Ginnie Mae

Agreements, the FHA/HUD Agreements, and, with respect to Investor Agreements, any Investor Agreement which singly, or in the aggregate with all other Investor Agreements with the same Investor (or its Affiliate) generates per annum revenue for the Loan Parties in an aggregate amount in excess of $2,500,000, shall constitute “Material Contracts” hereunder; provided, however, that so long as Loan Parties either (i) obtain the Ginnie Mae Sub-Servicing Approval by the Ginnie Mae Sub-Servicing Contract Approval Date or (ii) terminate the Ginnie Mae Sub-Servicing Contracts as further provided in Section 8.01(b), none of the Ginnie Mae Sub-Servicing Contracts shall constitute a “Material Contract” hereunder until after the occurrence of such Ginnie Mae Sub-Servicing Approval Date.

“Maturity Date” means September 4, 2017

“Maximum Rate” has the meaning provided therefor in Section 12.09.

“Measurement Period” means, at any date of determination, the most recently completed four Fiscal Quarters of the applicable Person.  For purposes of calculating any financial ratio or financial covenant for a Measurement Period (a) other than with respect to the last Fiscal Quarter of any Fiscal Year, the financial statements delivered to the Administrative Agent pursuant to Section 6.01(b) shall be used with respect to each respective Fiscal Quarter covered thereby, provided that, when a Measurement Period includes a Fiscal Quarter which is covered by the then most recently delivered audited financial statements required to be delivered to the Administrative Agent pursuant to Section 6.01(a), then the financial statements relating to such prior covered Fiscal Quarters shall be adjusted pursuant to any adjustments made in such audited financial statements, and (b) for the fourth Fiscal Quarter, the audited financial statements for the Fiscal Year then ended shall be used.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage or deed of trust on real property that is improved and substantially completed.

“Mortgage Loan” means any loan evidenced by a Mortgage Note and secured by a Mortgage and, if applicable, a Mortgage Security Agreement.

“Mortgage Note” means a promissory note secured by one or more Mortgages and, if applicable, one or more Mortgage Security Agreements.

“Mortgage Security Agreement” means a security agreement or other agreement that creates a Lien on personal property, including furniture, fixtures and equipment, to secure repayment of a Mortgage Loan.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multifamily Property” means real property that contains or that will contain more than four (4) dwelling units in improvements that are substantially complete and in which no more than 20% (or such lesser amount as will not exceed applicable Fannie Mae, Freddie Mac or FHA limits) of the net rentable area is rented to, or to be rented to, non-residential tenants.

“Negative Pledge” means an agreement by a Person with any other Person not to create, incur, assume, or suffer to exist any Lien upon any of its property, assets, or revenues, however characterized for UCC or other purposes.

“Net Income” means, for any period, the consolidated net income (or loss) of the Borrower, before deduction of income taxes, determined on a consolidated basis in accordance with GAAP.

“Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all cash or the fair market value of all other property received by such Person in respect of such Equity Issuance net of reasonable and customary legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Non-Consenting Lender” has the meaning provided therefor in Section 12.01.

“Non-Risk Commercial Debt Transactions” means transactions respecting the origination and/or servicing non-risk commercial debt (e.g., originating or servicing of commercial mortgage backed securities owned by independent third-party investors) in the ordinary course of business.

“No Risk Mortgage Loans” means Mortgage Loans as to which WDLLC or, as may be applicable, WD Capital has no loss sharing arrangement or otherwise are without recourse to WDLLC or WD Capital, respectively.

“Notes” means the promissory notes of the Borrower substantially in the form of Exhibit A, issued at the request of a Lender pursuant to Section 2.07 and each payable to the order of such Lender, evidencing the Loan made by such Lender, and “Note” means any one of such Notes.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) any Other Liabilities.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Liabilities” means (a) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries, and (b) any hedging product between any Loan Party or any of their Subsidiaries and the Administrative Agent or any of its Affiliates, each as may be amended from time to time.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.  In no event shall Other Taxes include any Excluded Taxes.

“Outstanding Amount” means on any date, the aggregate outstanding principal amount of Loans after giving effect to any prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 12.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Dispositions” means: (a) the sale of all or any portion of the servicing rights in the ordinary course of business with respect to commercial mortgage-backed security loans held by CWC on the Closing Date; (b) Dispositions of Mortgage Loans to an Agency or Investor in the ordinary course of business; (c) the foreclosure of the Mortgage securing any Mortgage Loan or the granting of a deed in lieu of such foreclosure (including any subsequent sale of the underlying property) in the ordinary course of business; (d) the sale of all or any portion of the servicing rights arising under the WDLLC Freddie Mac Servicing Contracts for Mortgage Loans being originated after the date hereof, and consistent with WDLLC’s ordinary operating practices, so long as: (x) the aggregate proceeds received by the Loan Parties during the then most recent fiscal year with respect to the sales of such WDLLC Freddie Mac Servicing Contract (or portion thereof) does not exceed $10,000,000, (y) before and after giving effect to any such sale no Event of Default shall exist, and (z) (1) prior to any such sale, Freddie Mac shall have delivered to WDLLC a written consent thereto (which consent may be granted or withhold in Freddie Mac’s sole discretion and (2) any such sale shall be effected in strict compliance with the Freddie Mac Agreements, including the applicable Guide of Freddie Mac;  (e) any Disposition that is part of the WDLLC Transfer; and (f) any other Disposition for which the Administrative Agent shall have given its prior written consent..

“Permitted Encumbrances” means:

(a)     Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b)     Liens in respect of judgments that would not constitute an Event of Default hereunder;

(c)     Liens securing Indebtedness permitted under clause (e) of the definition of Permitted Indebtedness;

(d)     Liens in favor the Collateral Agent securing the Obligations;

(e)     Purchase money Liens securing no more than $5,000,000 in the aggregate amount outstanding (i) on equipment acquired or held by the applicable Person incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if, in either case, the Lien is confined to property and improvements and the proceeds of equipment;

(f)      Liens in favor of landlords, suppliers, mechanics, carriers, materialmen or workmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due that are being contested in good faith by appropriate proceedings;

(g)     Liens on Permitted Warehouse Collateral securing Indebtedness under Warehousing Lines and, as may be applicable (but without limiting the provisions of Section 5.13 and Section 7.01), Negative Pledges specifically relating to Permitted Warehouse Collateral under Warehousing Lines;

(h)     Liens relating to personal property leased in the ordinary course of business, and limited to such personal property;

(i)      Without limiting the Agency Security Interests, Liens in favor of an Agency under the Agency Agreements and, as may be applicable (but without limiting the provisions of Section 5.13 and Section 7.01), Negative Pledges specifically relating to the Agency Designated Loans or otherwise required under the Agency Agreements;

(j)      Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (h), provided that any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase;

(k)     Negative Pledges on the equity issued by the ARA Joint Venture and the ARA Joint Venture assets to the extent arising under and pursuant to the terms of the ARA Joint Venture operating agreement or any other agreement between the members of the ARA Joint Venture; and

(l)      (1) Liens on the assets of W&D Interim Lender and pledges by Borrower of the Equity Interests of W&D Interim Lender to secure Indebtedness permitted pursuant to clause (1) of paragraph (i) of the definition of Permitted Indebtedness and (2) Liens on the assets of W&D Interim Lender II and pledges by Borrower of the Equity Interests of W&D Interim Lender II to secure Indebtedness permitted pursuant to clause (2) of paragraph (i) of the definition of Permitted Indebtedness.

“Permitted Indebtedness” means:

(a)     Indebtedness of any Loan Party to any other Loan Party;

(b)     obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under Hedging Arrangements;

(c)     Subject to Section 6.17, Indebtedness of WDLLC or, as may be applicable, WD Capital under any Warehousing Line;

(d)     Contingent liabilities under WDLLC’s or, as may be applicable, WD Capital’s respective loss sharing agreements with Fannie Mae;

(e)     Contingent obligations of WDLLC under agreements with Fannie Mae previously disclosed to the Administrative Agent of not more than $1,000,000, with respect to the obligations of W&D Multifamily Equity I to Apartment Fund I;

(f)      the Obligations;

(g)     Indebtedness (not for borrowed money) incurred in the ordinary course of business for normal and customary operating activities and in any event to be paid in the ordinary course;

(h)     Guarantees by a Loan Party of Indebtedness of another Loan Party that is otherwise permitted hereunder;

(i)      Indebtedness: (1) of W&D Interim Lender (so long as the aggregate principal amount of such Indebtedness does not exceed $35,000,000) and (2) of W&D Interim Lender II (so long as the aggregate principal amount of such Indebtedness does not exceed $50,000,000), respectively, under each W&D Interim Bridge Line and Guarantees by the Borrower of such Indebtedness;

(j)      Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (i) above; provided, that either the same is in accordance with Section 7.12 hereof or the principal amount thereof is not increased (other than by ordinary and customary amounts of accrued interest and fees reasonably refinanced or incurred in connection with any such refinancing), the terms thereof are not modified to impose more burdensome terms upon any Loan Party, and, if applicable, the collateral thereunder is of substantially the same type.

“Permitted Subsequent Borrower Subsidiary” means any Subsequent Borrower Subsidiary so long as such Person satisfies the following conditions: (i) such Person shall have no Indebtedness other than Permitted Indebtedness hereunder which is non-recourse to Borrower or any other Loan Party; (ii) such Person shall not have merged or consolidated (and shall not be permitted to merge or be consolidated) with a Loan Party; and (iii) the Equity Interests of such Person shall constitute Pledged Equity Interests, unless otherwise agreed in writing by Administrative Agent.

“Permitted Warehouse Collateral” means Mortgage Loans purchased or originated by WDLLC or, as may be applicable, WD Capital that are subject to unconditional purchase commitments from an Agency, or, to the extent an Agency has insured or committed to insure or guarantee such Mortgage Loans, other investors, and related rights and proceeds, including mortgage-backed securities issued by an Agency (or guaranteed by Ginnie Mae) which are backed by such Mortgage Loans and are subject to purchase commitments from investors.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledged Equity Interests” means all Equity Interests at any time pledged to the Collateral Agent for the benefit of the Credit Parties pursuant to the Guarantee and Collateral Agreement, including, without limitation, all of the Equity Interests (and related rights) to and in (i) Walker & Dunlop Investment Advisory Services, LLC, a Delaware limited liability company, (ii) W&D Multifamily, (iii) WDLLC, (iv) WD Capital, and (v) each other Guarantor.

“PNC Agency Warehousing Agreement” means that certain Warehousing Credit and Security Agreement, dated as of June 30, 2010, by and between WDLLC, as borrower, and PNC Bank, N.A., and any other Person from time to time that is a lender thereunder, as amended, modified, supplemented, or restated from time to time to the extent permitted hereunder.

“Prepayment” has the meaning specified in Section 2.03(a).

“Prime Rate” means on any day, the rate of interest per annum then most recently established by Bank of America as its “prime rate,” it being understood and agreed that such rate is set by Bank of America as a general reference rate of interest, taking into account such factors as Bank of America may deem appropriate, that it is not necessarily the lowest or best rate actually charged to any customer or a favored rate, that it may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and that Bank of America may make various business or other loans at rates of interest having no relationship to such rate.  If Bank of America ceases to exist or to establish or publish a prime rate from which the Prime Rate is then determined, the applicable variable rate from which the Prime Rate is determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.

“Principals” means William M. Walker and Howard W. Smith, III.

“Production Report” has the meaning specified in Section 6.01(d).

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Register” has the meaning specified in Section 12.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 10.11(a).

“Required Lenders” means, as of any date of determination, Lenders holding at least sixty-six and two thirds percent (66 2/3%) of the Outstanding Amount of the Loans; provided that the portion of the Outstanding Amount of the Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; and provided further, that if there shall be two Lenders at any time, Required Lenders shall mean both Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer, treasurer or assistant treasurer, or general counsel of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Distribution” means, with respect to any Person:

(a)               the retirement, redemption, purchase, or other acquisition for value of any Equity Interests issued by such Person;

(b)               the declaration or payment of any dividend or distribution on or with respect to any Equity Interests;

(c)                any loan or advance by such Person to, or other investment by such Person in, the holder of any of such Equity Interests; and

(d)               any other payment by such Person in respect of such Equity Interests.

“Restricted Payment” means:

(a)               any retirement, redemption, repurchase, prepayment or other acquisition, or the setting aside of any money for a sinking, defeasance or other analogous fund for any such retirement, redemption, repurchase, prepayment or other acquisition, prior to the stated maturity thereof or prior to the due date of any regularly scheduled installment or amortization payment with respect thereto, of any Indebtedness of a Person (other than (x) the Obligations and mandatory prepayments otherwise permitted under this Agreement and the other Loan Documents, (y) the payments and mandatory prepayments otherwise required under any Warehousing Line, and (z) trade debt);

(b)               any payments in respect of Subordinated Indebtedness to the extent such payments are not permitted under the terms and conditions of any Subordination Agreement entered into in connection with such Subordinated Indebtedness;

(c)                the payment by any Person of the principal amount of or interest on any Indebtedness (other than trade debt) owing to an Affiliate of such Person; and

(d)               the payment of any management, consulting or similar fee by any Person to an Affiliate of such Person.

“Restriction List” and “Restriction Lists” means each and every list of Persons who are Specially Designated Nationals and Blocked Persons or otherwise are Persons to whom the Government of the United States prohibits or otherwise restricts the provision of financial services. For the purposes of this Agreement, Restriction Lists include the list of Specially Designated Nationals and Blocked Persons established pursuant to Executive Order 13224 (September 23, 2001) and maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control or any successor agency or other entity, U.S. Department of the Treasury, current as of the day the Restriction List is used for purposes of comparison in accordance with the requirements of this Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Scheduled Amortization” has the meaning set forth in Section 2.03(c).

“Security Documents” means the Guarantee and Collateral Agreement (and, to the extent as may be applicable at any time, each related Control Agreement and each Supplemental Guarantee and Collateral Agreement, if any) and each other security agreement or other instrument or document executed and delivered to the Collateral Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations, and includes this Agreement to the extent that security interests are granted pursuant to the terms hereof.

“Servicing Contract” means, with respect to any Person, the arrangement, whether or not in writing, under which that Person has the right to service Mortgage Loans.

“Servicing Portfolio” means, as to any Person, the unpaid principal balance of Mortgage Loans serviced by that Person under Servicing Contracts, minus the principal balance of all Mortgage Loans that are serviced by that Person for others under subservicing arrangements.

“Servicing Portfolio Report” has the meaning set forth in Section 6.01(c).

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.  The amount of all contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage; provided, however, that no adjustment to the Statutory Reserve Rate shall be made under this Agreement if any such change in a reserve percentage is not imposed generally on all clients of the Lenders with loans with interest rates that are determined in a manner substantially similar to the manner by which the rate of interest applicable to LIBOR Rate Loans hereunder is determined.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Administrative Agent.

“Subordinated Provisions” has the meaning specified in Section 9.01(q).

“Subsequent Borrower Subsidiary” means any Person (other than a Loan Party or any Person who is, or is required to become, a Subsequent Subsidiary Guarantor hereunder) which becomes a Subsidiary of Borrower subsequent to the Closing Date.

“Subsequent Subsidiary Guarantor” has the meaning specified in Section 11.02.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.  Notwithstanding the foregoing, ARA Joint Venture shall not be considered a Subsidiary hereunder.

“Supplemental Guarantee and Collateral Agreement” has the meaning specified in Section 11.02.

“Tangible Net Worth” means, at any time of determination, the excess, at such time, of the Borrower and its Subsidiaries’, on a consolidated basis, total assets, minus the sum of (i) total liabilities, and (ii) the book value of all intangible assets, including, without limitation, good will, trademarks, trade names, service marks, brand names, copyrights, patents and unamortized debt discount and expense, organizational expenses and the excess of the equity in any Subsidiary over the cost of the investment in such Subsidiary, all of the foregoing determined in accordance with GAAP applied in a manner consistent with the most recent audited financial statements delivered to the Administrative Agent under this Agreement.  For the purposes of this definition, mortgage servicing rights shall not be considered intangible assets.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) in accordance with Article IX.

“Term Loan” means, taken as a whole, the Loans made hereunder by the Lenders pursuant to Article II.

“Transitional Services Agreement” means that certain Transitional Services Agreement dated as of the Closing Date among WD Capital, WDLLC, and the CW Seller executed and delivered pursuant to the provisions of the CW Purchase Agreement.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBOR Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the Commonwealth of Massachusetts; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform

Commercial Code as in effect in a jurisdiction other than the Commonwealth of Massachusetts, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UFCA” has the meaning specified in Section 12.20(d).

“UFTA” has the meaning specified in Section 12.20(d).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Warehousing Agreement” means the Warehousing Credit and Security Agreement dated as of September 4, 2012 among WDLLC, as borrower, and Bank of America, as administrative agent and as lender, and any other Person from time to time that is a lender thereunder, as amended, modified, supplemented, or restated from time to time.

“Warehousing Line” means, collectively, the Warehousing Agreement, the PNC Agency Warehousing Agreement, the Existing CWC Warehousing Lines, and any substantially similar Agency Warehousing Facility entered into in each case for the sole purpose of financing Agency Mortgage Loan Transactions respecting Mortgage Loans secured by Multifamily Properties, and extensions, refinancings, modifications, amendments and restatements of any of the foregoing (which are in form and substance substantially similar to the Warehousing Agreement or PNC Agency Warehousing Agreement in effect as of the Closing Date); subject in all events to the provisions of Section 6.17

“W&D Interim Lender” means W&D Interim Lender, LLC, a Delaware limited liability company.

“W&D Interim Bridge Line” means, collectively, the W&D Interim Lender Bridge Loan Agreement, the W&D Interim Lender II Bridge Loan Agreement, and any substantially similar line of credit entered into in each case for the sole purpose of providing bridge loan financing to W&D Interim Lender or W&D Interim Lender II.

“W&D Interim Lender Bridge Loan Agreement” means that certain Warehousing Credit and Security Agreement dated as of July 21, 2011 among W&D Interim Lender, as borrower, TD Bank, N.A., as administrative agent and as lender, and any other Person from time to time that is a lender thereunder, as amended, modified, supplemented, or restated from time to time to the extent permitted hereunder.

“W&D Interim Lender II” means W&D Interim Lender II LLC, a Delaware limited liability company.

“W&D Interim Lender II Bridge Loan Agreement” means that certain Warehousing Credit and Security Agreement among W&D Interim Lender II, as borrower, Bank of America, as administrative agent and as lender, and any other Person from time to time that is a lender thereunder, as amended, modified, supplemented, or restated from time to time to the extent permitted hereunder; provided, however, that to the extent the W&D Interim Lender II Bridge Loan Agreement is to be executed and delivered subsequent to the Closing Date, the references herein to “W&D Interim Lender II Bridge Loan Agreement” as part of the definition of “W&D Interim Bridge Line” (as included as part of the definitions of Permitted Indebtedness and Permitted Encumbrances) shall not be effective until such time as Administrative Agent has reviewed and approved the terms and conditions of the applicable W&D Interim Lender II Bridge Loan Agreement and has been provided with complete copy thereof as fully executed by the parties thereto.

“W&D Multifamily” has the meaning specified in the introductory paragraph hereto.

“WD Capital” has the meaning specified in the Preliminary Statements hereto.

“WDLLC” has the meaning specified in the introductory paragraph hereto.

“WDLLC Fannie Mae Agreements” means all applicable selling and servicing agreements (including the WDLLC Fannie Mae Servicing Contracts)between Fannie Mae and WDLLC under any Fannie Mae Program, together with any other present or future contracts, agreements, instruments or indentures to which Fannie Mae and WDLLC are parties or pursuant to which WDLLC owes any duty or obligation to Fannie Mae, and including the Fannie Mae Guides, however titled, referred to in those selling and servicing agreements and all other Fannie Mae guidelines, directives and approvals to which WDLLC is subject, in each case as amended, restated, modified or supplemented from time to time.  All WDLLC Fannie Mae Agreements existing as of the Closing Date (other than such Fannie Mae Guides) are detailed in Schedule 1.01.

“WDLLC Fannie Mae Servicing Contracts” means any Servicing Contracts between WDLLC and Fannie Mae, in each case as amended, restated, modified or supplemented from time to time.

“WDLLC FHA/HUD Agreements” means the Multifamily Accelerated Processing Guide, as such agreement has been amended from time to time with respect to WDLLC under any FHA/HUD Program, together with any other present or future contracts, agreements, instruments or indentures to which FHA and/or HUD and CWC are parties or pursuant to which WDLLC owes any duty or obligation to FHA and/or HUD, and including the FHA/HUD Guides, however titled, referred to in those selling and servicing agreements and all other FHA/HUD guidelines, directives and approvals to which WDLLC is subject, in each case as amended, restated, modified or supplemented from time to time.  All WDLLC FHA/HUD Agreements existing as of the Closing Date (other than such FHA/HUD Guides) are detailed in Schedule 1.01.

“WDLLC Freddie Mac Agreements” means all applicable selling and servicing agreements (including the WDLLC Freddie Mac Servicing Contracts) between Freddie Mac and WDLLC under any Freddie Mac Program, together with any other present or future contracts, agreements, instruments or indentures to which Freddie Mac and WDLLC are parties or pursuant to which WDLLC owes any duty or obligation to Freddie Mac, and including the Freddie Mac Guide, however titled, referred to in those selling and servicing agreements and all other Freddie Mac guidelines, directives and approvals to which WDLLC is subject, in each case as amended, restated, modified or supplemented from time to time.  All WDLLC Freddie Mac Agreements existing as of the Closing Date (other than the Freddie Mac Guide) are detailed in Schedule 1.01.

“WDLLC Freddie Mac Servicing Contracts” means any Servicing Contracts between WDLLC and Freddie Mac, in each case as amended, restated, modified or supplemented from time to time.

“WDLLC Ginnie Mae Agreements” means all applicable agreements, including servicing agreements between Ginnie Mae and WDLLC under any Ginnie Mae Program, together with any other present or future contracts, agreements, instruments or indentures to which Ginnie Mae and WDLLC are parties or pursuant to which WDLLC owes any duty or obligation to Ginnie Mae, and including the Ginnie Mae Guides, however titled, referred to in such agreements (including such servicing agreements) and all other Ginnie Mae guidelines, directives and approvals to which WDLLC is subject, in each case as amended, restated, modified or supplemented from time to time.  All WDLLC Ginnie Mae Agreements existing as of the Closing Date (other than such Ginnie Mae Guides) are detailed in Schedule 1.01.

“WDLLC Investor Agreements” means all applicable selling and servicing agreements (including the WDLLC Investor Servicing Contracts) between an Investor and WDLLC, together with any other present or future contracts, agreements, instruments or indentures to which such Investor and WDLLC are parties or pursuant to which WDLLC owes any duty or obligation to such Investor, and including the guides, however titled, referred to in those selling and servicing agreements and all other Investor guidelines, directives and approvals to which WDLLC is subject, in each case as amended, restated, modified or supplemented from time to time.  All WDLLC Investor Agreements existing as of the Closing Date (other than such guides) are detailed in Schedule 1.01.

“WDLLC Investor Servicing Contracts” means any Servicing Contracts between WDLLC and an Investor, in each case as amended, restated, modified or supplemented from time to time.

“WDLLC Transfer” has the meaning specified in Section 8.01(a).

1.02                        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)               The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (but in no event shall imply approval or consent to any assignment or the like that is otherwise prohibited hereunder or under any other Loan Document or requires consent or approval hereunder or under any other Loan Document), (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) the phrases, “to the knowledge of any Loan Party,” a “Loan Party’s knowledge,” or phrases or words of similar import shall be references to the actual knowledge of any of the chief executive officer, chief operating officer, and/or the chief financial officer (or individual having the responsibilities customarily assigned to an organization’s chief financial officer) of any Loan Party, or to such knowledge that a person acting with appropriate diligence and care would have in carrying out such person’s responsibilities for the subject Loan Party.

(b)               In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.

(a)               Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Base Line Projections, as applicable, except as otherwise specifically prescribed herein.

(b)               Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Administrative Agent and the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04                        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight saving or standard, as applicable).

ARTICLE II.
THE COMMITMENTS AND LOANS

2.01                        Loans.  Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make a single Loan to the Borrower on the Closing Date in an amount equal to such Lender’s Commitment, to be maintained and continued on and subject to the terms and conditions set forth herein.  The Term Loan consists of the Loans made simultaneously by the Lenders in accordance with their respective Commitments, as of the Closing Date.  Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

2.02                        Conversions and Continuations of Loans.

(a)               The entire Term Loan shall be a LIBOR Rate Loan, unless required to be a Base Rate Loan pursuant to applicable provisions of this Agreement.

(b)               Upon the expiration of each Interest Period applicable to the Term Loan, the Term Loan shall automatically continue as a LIBOR Rate Loan, having an Interest Period commencing immediately upon the expiration of the then expiring Interest Period as specified in the definition of “Interest Period” in Section 1.01; provided, however, upon the expiration of any Interest Period during the existence and continuance of an Event of Default, the Term Loan shall be converted to a Base Rate Loan.

2.03                        Prepayments and Repayments.

(a)               During the Lockout Period, the Loans may not be prepaid in full or in part, except with respect to: (i) Scheduled Amortization payments required pursuant to this Agreement or (ii) any Default Prepayment or Lockout Prepayment; provided, however, if during the Lockout Period any Lockout Prepayment or Default Prepayment occurs, in each case the Borrower shall pay to the Administrative Agent for the benefit of the Lenders, the unpaid principal of the Loans, which payment shall be accompanied by the payment of all then accrued and unpaid interest (through the date of prepayment), together with the applicable Lockout Period Prepayment Penalty; provided further, however, that with respect to any Lockout Prepayment, Borrower shall have provided irrevocable notice of such Lockout Prepayment and such notice must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to any date of a Lockout Prepayment.  As used herein: (1) the term “Lockout Period” shall mean the period beginning on the Closing Date and ending eighteen (18) calendar months later; (2) the term “Default Prepayment” shall mean a prepayment of all or any portion of the principal amount of the Loans made after the acceleration of the Loans in accordance with the terms and conditions of this Agreement; (3) the term “Lockout Prepayment” means the voluntary prepayment in full (but not in part) of the Loans during the Lockout Period, subject to the payment of the Lockout Period Prepayment Penalty, and otherwise in accordance with the terms and conditions of this Agreement; and (4) the term “Lockout Period Prepayment Penalty” shall mean an amount equal to the difference between (1) the amount of interest that Lenders would have earned on the Loans during the Lockout Period (which, for the period from and after the date a Lockout Prepayment or Default Prepayment, as applicable, occurs, shall be based on a fixed rate per annum equal to the then applicable rate of interest applicable to LIBOR Rate Loans in effect just prior to the occurrence of the applicable Lockout Prepayment or Termination Event resulting in the Default Prepayment), as applicable, and (2) the amount of interest actually paid to Lenders through and including the date of the Lockout Prepayment or Default Prepayment, as applicable.

(b)               Upon the expiration of the Lockout Period, the Borrower may, upon irrevocable notice to the Administrative Agent, voluntarily prepay the Loans in whole or in part (each, a “Prepayment”), without premium or penalty at any time, provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of a Prepayment of LIBOR Rate Loans and (B) on the date of a Prepayment of Base Rate Loans and (ii) any partial prepayment shall be in a minimum amount of $1,000,000 or an integral multiple of $100,000 in excess thereof.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such Prepayment.  If such notice is given by the Borrower, the Borrower shall make such Prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(c)                The Borrower shall make quarterly amortization payments of principal, each in the amount of $2,075,000.00,  in reduction of the Loans (collectively, the “Scheduled Amortization”) as follows: (i) the first Scheduled Amortization payment shall be due and payable on the first (1st) day of the first calendar month following the ninetieth (90th) day after the Closing Date and (ii) each subsequent Scheduled Amortization payment shall be due and payable every three (3) months thereafter, on the first (1st) day of each such third month, all as determined by the Administrative Agent.

(d)               In any event, all Obligations shall be due and payable in full on the Termination Date.

2.04                        INTENTIONALLY OMITTED

2.05                        Interest.

(a)               Subject to the provisions of Section 2.05(b), (i) while the Term Loan is a LIBOR Rate Loan, the Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Margin; and (ii) while the Term Loan is a Base Rate Loan, the Term Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)               If any amount payable under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  If any other Event of Default exists, then the Administrative Agent may, and upon the request of the Required Lenders shall, notify the Borrower that all outstanding Obligations shall, upon the occurrence and during the continuance of such Event of Default, bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and, upon the occurrence and during the continuance of such Event of Default, such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(c)                Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d)               Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06                        Computation of Interest.  All computations of interest and any fees that are or may become payable under or in respect of this Agreement and/or the Loans, shall be made on the basis of a 360-day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.07                        Evidence of Debt.  The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the ordinary course of business.  In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loan in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loan and payments with respect thereto.  Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

2.08                        Payments Generally; Administrative Agent’s Clawback.

(a)                                 General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue until such next succeeding Business Day.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Obligations of Lenders Several.  The failure of any Lender to make any payment under Section 12.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to make its payment under Section 12.04(c).

2.09                        Sharing of Payments by Lenders.  If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Credit Party’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 9.03), then the Credit Party receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 9.03; provided, however, that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loan to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)               Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.  Notwithstanding anything contained herein or in any Loan Document to the contrary, in the event that the Borrower is required by applicable Law to reduce or withhold from any such payments for any Indemnified Taxes or Other Taxes of a Foreign Lender, the Borrower shall not be obligated to increase any sums payable to the Administrative Agent or to such Foreign Lender after making any such deduction or withholding or otherwise compensate the Administrative Agent or such Foreign Lender for the reduced or withheld amounts.

(b)               Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)                Indemnification by the Loan Parties.  The Loan Parties shall indemnify Credit Parties, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Credit Party and any penalties, interest and reasonable expenses arising therefrom or with respect thereto in each case arising from any payment made hereunder or under any other Loan Document, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Credit Party shall be conclusive absent manifest error.

(d)               Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes in each case arising from any payment made hereunder or under any other Loan Document, by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                               duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)                           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)                       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)                        any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)                 Treatment of Certain Refunds.  If the Administrative Agent or any other Credit Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender related thereto and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02                        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to maintain LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to continue LIBOR Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert such Lender’s Applicable Percentage of the Term Loan to a Base Rate Loan, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any automatic continuation of the Term Loan as a LIBOR Rate Loan, that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any particular applicable Interest Period, or (c) the LIBOR Rate for any Interest Period will not adequately and fairly reflect the cost to such Lenders of maintaining such Lender’s Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to maintain and continue the Term Loan as a LIBOR Rate Loan shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Term Loan shall convert to a Base Rate Loan on the last day of the Interest Period therefor.

3.04                        Increased Costs; Reserves on LIBOR Rate Loans.

(a)               Increased Costs Generally.  If any Change in Law shall:

(i)                               impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of,

deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)                           subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)                       impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or such Lender’s Applicable Percentage of the Term Loan as a LIBOR Rate Loan

and the result of any of the foregoing shall be to increase the cost to such Lender of maintaining its Applicable Percentage of the Term Loan any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)               Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s or holding company for any such reduction suffered that is attributable to this Agreement or the Lender’s Loan outstanding hereunder.

(c)                Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)               Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                Reserves on LIBOR Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of Term Loan as a LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Lender’s Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.

3.05                        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or reasonable expense incurred by it as a result of:

(a)               any continuation, conversion, payment or prepayment of any Loan, other than a Base Rate Loan, on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)               any assignment of such Lender’s Loan while a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 12.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds for such Interest Period obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to each affected Lender under this Section 3.05, each Lender shall be deemed to have funded its Applicable Percentage of the LIBOR Rate Loan at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Lender’s Applicable Percentage of the LIBOR Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)               Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)               Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 12.13.

3.07                        Survival.  All of the Borrower’s obligations under Sections 3.01, 3.04 and 3.05 of this Article III shall survive termination of the Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO LOANS

4.01                        Conditions of Loan.  The obligation of each Lender to make its Loan on the Closing Date is subject to satisfaction of the following conditions precedent:

(a)               The Administrative Agent’s receipt of the following, each of which shall be originals or electronically transmitted facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:

(i)                               executed counterparts of this Agreement sufficient in number for distribution to the Administrative Agent, each Lender, and the Borrower;

(ii)                           such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iii)                       copies of each Loan Party’s Organization Documents and such other documents and certifications as the Administrative Agent may reasonably require (including, without limitation, with respect to CWC’s change of name to WD Capital) to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(iv)                        an opinion of Morgan, Lewis & Bockius LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(v)                            evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agents required under the Loan Documents have been obtained and are in effect;

(vi)                        the Guarantee and Collateral Agreement and other Security Documents and original certificates evidencing any Certificated Securities being pledged thereunder, together with undated transfer powers executed in blank, each duly executed by the applicable parties;

(vii)                    all other Loan Documents, each duly executed by the applicable parties;

(viii)                written consent (and in the case of Ginnie Mae, acknowledgment) to the extent required under the Agency Agreements, in form and substance satisfactory to the Administrative Agent, of each of Fannie Mae, Freddie Mac, Ginnie Mae, FHA, and HUD (and to the extent applicable or required, each other Investor listed on Schedule 4.01 hereto) (which may be updated by the Administrative Agent prior to the Closing Date), to the granting of the security interests contemplated hereby (including as relating to cash flows derived from mortgage loan servicing rights and related fees and other compensation) and the exercise by the Collateral Agent of its rights and remedies as a secured party in connection therewith upon the occurrence of an Event of Default, with evidence satisfactory to Administrative Agent that all conditions precedent to the effectiveness of such written consent provided by each Agency have been fully satisfied;

(ix)                        copies of all Fannie Mae Agreements, Freddie Mac Agreements, Ginnie Mae Agreements, FHA/HUD Agreements, and, to the extent applicable, any other Investor Agreements which are Material Contracts;

(x)                            written consent, in form and substance satisfactory to the Administrative Agent, of (1) Bank of America, N.A., as lender under the Warehousing Agreement (2) PNC Bank, N.A. and any applicable lender under the PNC Agency Warehousing Agreement, as and to the extent required thereunder, and (3) Citibank, N.A., pursuant to the Mortgage Servicing and Related Assets Purchase Agreement dated October 31, 2011, between Citibank, N.A. and WD Capital (as and to the extent required by Fannie Mae as part of its consent provided hereunder);

(xi)                        results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and the absence of Liens on any assets to be pledged or in which a security interest is to be granted by any Person pursuant to this Agreement or any Security Document;

(xii)                    all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents, including, without limitation, such Liens respecting the Pledged Equity Interests and other Collateral pursuant to the Guarantee and Collateral Agreement and other Security Documents, and all such documents and instruments shall have been so filed, registered or recorded, and all recording fees and material Taxes in connection therewith shall have been duly paid, to the satisfaction of the Collateral Agent;

(xiii)                a certificate of Responsible Officer of the Borrower to the effect that (A) all representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) none of the Loan Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) after giving effect to the CW Transaction and other transactions contemplated under this Agreement, no Default or Event of Default has occurred and is continuing; (D) since March 31, 2012, no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect and (E) each of the Loan Parties, as applicable, has satisfied each of the conditions set forth in Section 4.01; and

(xiv)                 such other assurances, certificates, documents, consents or opinions as the Agents reasonably may require.

(b)               The Administrative Agent shall have received such financial and other information and documentation concerning the Loan Parties, as it has deemed appropriate, and be reasonably satisfied that any financial statements delivered to it fairly present the business and financial condition of the Loan Parties, and that there has been no Material Adverse Effect since March 31, 2012, being the date of the most recent financial information delivered to the Administrative Agent.

(c)                The Administrative Agent shall have received and be reasonably satisfied with (i) a detailed forecast with respect to the Loan Parties (after giving effect to all elements of the CW Transaction to be effected as of the Closing Date) for the period commencing on the Closing Date and ending on December 31, 2012, which shall include a balance sheet and income statement for the Fiscal Years respectively ending December 31, 2012, each prepared on a basis consistent with GAAP in all material respects and consistent with the Borrower’s current practices (as previously detailed to the Administrative Agent), and (ii) such other information (financial or otherwise) reasonably requested by the Administrative Agent.

(d)               The Administrative Agent shall have received certification as to the financial condition and Solvency of the Borrower and each Guarantor, taken as a whole (after giving effect to the CW Transaction and the incurrence of Indebtedness related thereto) from the chief financial officer of the Borrower.

(e)                There shall not be any litigation or other proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, except as disclosed in filings of the Borrower made with the United States Securities and Exchange Commission prior to June 8, 2012.

(f)                 There shall not have occurred any default of any Material Contract of any Loan Party which could reasonably be expected to have a Material Adverse Effect.

(g)               There shall not have occurred any “Default” or “Event of Default” under the Existing Credit Facility, the Warehouse Agreement, and/or other Warehousing Lines (as such quoted terms are defined or otherwise described therein).

(h)               The consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document, in either case which could have a Material Adverse Effect.

(i)                  All fees required to be paid to the Credit Parties on or before the Closing Date shall have been paid in full.

(j)                  The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it following the Closing Date in connection with the closing of the Term Loan and related matters (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(k)               The final terms and conditions of the CW Transaction shall be as described in, and otherwise consistent in all material respects with, those set forth in the CW Purchase Agreement, unless otherwise approved in writing by the Administrative Agent.  The Administrative Agent shall have received, and be reasonably satisfied with, copies of the fully executed CW Transaction Documents (as certified by a Responsible Officer of the Borrower), including, without limitation, all opinions, filings, and certifications provided in connection with the closing thereof, and the CW Transaction shall be in all respects ready to close (but for the payment of the Cash Consideration) in accordance with the terms and conditions of the CW Purchase Agreement and the CW Transaction Documents, with no amendments, alternations, supplements, modifications or waivers unless approved in writing by the Administrative Agent, in its discretion.  No material event shall have occurred or circumstance shall exist as a result of which either the Borrower or WDLLC has the option to terminate the CW Transaction pursuant to the CW Transaction Documents.

(l)                  After giving effect to the payment by the Borrower (from the proceeds of the Term Loan) of the Cash Consideration pursuant to the CW Purchase Agreement, (i) CWC shall have been released from any Guarantees of the Indebtedness of any other Person (including, without limitation, CWC’s guarantee of CWFS Holdings LLC’s term loan obligations to Wells Fargo Bank, National Association), and all of CWC’s assets shall be free and clear of security interests and other Liens, except (A) pursuant to customary Agency

Warehousing Facilities approved in writing by the Administrative Agent, and (B) customarily permitted non-material Liens approved in writing by the Administrative Agent for similar companies not securing Indebtedness for borrowed money, and (ii) the representations and warranties set forth in Section 5.26 shall otherwise be true and accurate in all respects.

(m)           The Administrative Agent shall: (i) have received reasonably satisfactory evidence from the Borrower that it has sufficient unrestricted and unencumbered cash on hand (without incurring Indebtedness other than the Term Loan) to pay the balance of the Cash Consideration not being paid from proceeds of the Term Loan, and otherwise to consummate the CW Transaction, and (ii) be satisfied that the Borrower and its Subsidiaries have adequate financial means, after giving effect to the consummation of the CW Transaction, to meet their respective ongoing needs, including, without limitation, the timely payment of all amounts under the Term Loan as and when due and payable hereunder.

(n)               The Administrative Agent shall have received and approved an appraisal of the Servicing Contracts of WDLLC and CWC performed by Prestwick Mortgage Group, as of a date which is not more than sixty (60) days before the Closing Date (the “Closing MSR Valuation”).

(o)               The Borrower shall have provided the Administrative Agent with a Compliance Certificate demonstrating, on a pro forma basis giving effect to the consummation of the CW Transaction and utilizing the Closing MSR Valuation where applicable, that as of immediately upon and giving effect to the consummation of the CW Transaction all financial covenants under Section 7.14 would be satisfied as if tested on such date.

(p)               The Borrower shall have provided notice to the administrative agent under the Existing Credit Facility (in accordance with the terms and conditions thereof) of its intent to pay all obligations and other Indebtedness of the Borrower and other obligors outstanding under the Existing Credit Facility on the Closing Date, and the Administrative Agent: (i) shall have received a payoff letter (in form and substance satisfactory to the Administrative Agent) executed by the Borrower and the administrative agent under the Existing Credit Facility; (ii) shall be satisfied that all obligations of the Borrower and other obligors in respect of the Existing Credit Facility shall, substantially contemporaneously with the funding of a portion of the proceeds of the Loans on the Closing Date directly to said administrative agent have been paid in full; and (iii) shall be satisfied that all actions necessary to terminate the agreements evidencing the obligations of the Borrower and other obligors in respect of the Existing Credit Facility and the Liens in favor of said administrative agent in the assets of the Borrower and other obligors securing obligations under the Existing Credit Facility shall have been, or substantially contemporaneously with the Closing Date, shall be, taken.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans hereunder, each Loan Party, as applicable, represents and warrants to the Administrative Agent and the other Credit Parties that:

5.01                        Existence, Qualification and Power.  Each Loan Party: (a) is a corporation, limited liability company, partnership or limited partnership, duly organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, its organization type, its organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02                        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or (other than pursuant to the CW Transaction Documents) require any payment to be made, under (i) any agreement or Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, in either case that could be reasonably expected to have a Material Adverse Effect; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Collateral Agent under the Security Documents and other Permitted Encumbrances); or (d) violate any Law that could be reasonably be expected to have a Material Adverse Effect.

5.03                        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under this Agreement and the Security Documents (including the first priority nature thereof), or (b) such as have been obtained or made and are in full force and effect (and copies of which have been provided to the Administrative Agent prior to the date hereof.  Without limiting the generality of the foregoing, all consents and approvals required from any Agency (including, without limitation, FHA and HUD) under any of the Agency Agreements and from any Investor under any of the Investor Agreements that are Material Contracts have been obtained by Loan Parties and provided to Administrative Agent pursuant to Section 4.01(a)(viii) hereunder; subject, however, to the provisions of Section 8.01(b) with respect to the Ginnie Mae Sub-Servicing Contracts.

5.04                        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05                        Base Line Projections.  The Base Line Projections were prepared in good faith on the basis of the assumptions stated therein (after giving pro forma effect to the CW Transaction), which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ reasonable estimate of the respective and collective future financial performance of the Loan Parties, respectively.

5.06                        Litigation.  There are no actions, suits, proceedings, investigations, claims or disputes pending or, to the best knowledge of the Loan Parties, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party, or any of their Subsidiaries, or against any of its/their respective properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, except as disclosed in filings of the Borrower made with the United States Securities and Exchange Commission prior to June 8, 2012.

5.07                        No Default.  No Loan Party or any Subsidiary is in default under or with respect to, or party to, any agreement to which it is a party or by which it is bound or any Indebtedness that could reasonably be expected to have a Material Adverse Effect.  No such default would result from the consummation of the transactions contemplated by this Agreement, any other Loan Document, or the CW Transaction.

5.08                        Ownership of Property; Liens.

(a)               Each of the Loan Parties and each Subsidiary has title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Loan Parties and each Subsidiary has title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business, except for such defects in title as could not reasonably be expected to have a Material Adverse Effect.  None of the Loan Parties or any Subsidiaries own any Real Estate as of the Closing Date.

(b)               A complete and accurate list of all Investments held by any Loan Party or any Subsidiary on the date hereof, is set forth in Section 7.02.

5.09                        Environmental Compliance

(a)               No Loan Party or any Subsidiary: (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability (other than an Environmental Liability comprised of an indemnity or similar covenant pursuant to a contract, agreement or other consensual arrangement but with respect to which no claim has been made or liability actually incurred), (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)               To the best knowledge of the Loan Parties, none of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or Subsidiary; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary.

(c)                To the best knowledge of the Loan Parties, no Loan Party or any Subsidiary is undertaking, and no Loan Party or any Subsidiary has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary.

5.10                        Insurance.  The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates.  Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. Except as set forth on Schedule 5.10, each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11                        Taxes.  The Loan Parties and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP.  To the knowledge of the Loan Parties, there is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.  No Loan Party or any Subsidiary is a party to any tax sharing agreement.

5.12                        ERISA Compliance.

(a)               Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending before the IRS with respect thereto and, to the best knowledge of the Loan Parties, no amendment or similar change to such Plan has been made that would prevent, or cause the loss of, such qualification.  The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.  No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan.

(b)               There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                (i)                                     No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13                        Subsidiaries; Equity Interests.  The Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary.  After giving effect to the CW Transaction, all of the outstanding Equity Interests in each Loan Party and such Subsidiaries have been validly issued, are fully paid and non-assessable and, as to such Subsidiaries are owned by a Loan Party (or a Subsidiary of a Loan Party) as specified on Part (a) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents.  Except as set forth in Schedule 5.13, there are no outstanding rights to purchase any Equity Interests in any Subsidiary or any Loan Party.  The Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13.  No Loan Party or Subsidiary has entered into (or has agreed with any Person other than Collateral Agent,  for the benefit of Lenders, to enter into) a Negative Pledge (including, without limitation, with respect to the Equity Interests to and in: (1) W&D Interim Lender, (2) and W&D Interim Lender II, (3) Walker & Dunlop Real Estate Opportunity Fund I Manager, LLC, a Delaware limited liability company), (4) ARA Joint Venture (other than Negative Pledges arising under the ARA Joint Venture operating agreement or other agreements governing the relationship of the members of the ARA Joint Venture), (5) W&D Balanced Real Estate Fund I GP, LLC, and (6) any other or further “Excluded Subsidiary” (as defined in the Guarantee and Collateral Agreement); other than, as to all of the above: (x) Permitted Encumbrances and, (y) with respect to W&D Interim Lender and W&D Interim Lender II,  as and to the extent provided under the W&D Interim Lender Bridge Loan Agreement and the W&D Interim Lender II Bridge Loan Agreement, respectively, and for so long as same shall be in effect.  The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.  Schedule 5.13 also sets forth in detail the ownership of each Loan Party (after giving effect to the CW Transaction), each Lien on any ownership interests in any Loan Party (other than those granted to the Collateral Agent pursuant to the Security Documents), and any repurchase rights or obligations to repurchase any such ownership interests.

5.14                        Margin Regulations; Investment Company Act.

(a)               No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  None of the proceeds of the Loans shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b)               None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                        Disclosure.  Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Each report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement, including, but not limited, to the Base Line Projections, was prepared in good faith by such Loan Party.  No exhibit, schedule or financial statement furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;  provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and no assurance is given that these projections will be realized.

5.16                        Compliance with Laws.  Each of the Loan Parties and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17                        Intellectual Property; Licenses, Etc.  The Loan Parties and their Subsidiaries own, or possess the right to use, all of the intellectual property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the best knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Loan Party or any Subsidiary infringes upon any rights held by any other Person that could reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18                        Labor Matters.  There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters.  No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law.  All payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party.  Except as set forth in Schedule 5.18,  or as disclosed by Borrower in publicly available filings with the Securities and Exchange Commission or on the Borrower’s website, with an alert to the Administrative Agent (and thereafter fully and continuously available to Administrative Agent), no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement or any material management agreement with a named executive officer, any material employment agreement with a named executive officer, or any bonus, restricted stock, stock option, or stock appreciation plan or other material agreement or any similar plan, agreement or arrangement with a named executive officer. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

5.19                        Security Documents.  The Security Documents create in favor of the Collateral Agent for the benefit of the Credit Parties a legal, valid and enforceable security interest in the Collateral, and the Security Documents constitute, or will upon the filing of financing statements and/or the obtaining of “control”, in each case with respect to the relevant Collateral as required under the applicable UCC, the creation of a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in such Collateral, in each case prior and superior in right to any other Person, except for Permitted Encumbrances having priority under applicable Law.  In the case of the Pledged Equity Interests described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Equity Interests are delivered to the Collateral Agent (endorsed to the Collateral Agent or in blank), the Collateral Agent, for the benefit of the Credit Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person.

5.20                        Solvency.  After giving effect to the transactions contemplated by this Agreement (including, without limitation, the CW Transaction), and before and after giving effect to each Loan, the Loan Parties, on a consolidated basis, are Solvent.  No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21                        Deposit Accounts.  Annexed hereto as Schedule 5.21 is a list of all deposit accounts (other than third-party escrow or custodial accounts) maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each such account (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each bank.

5.22                        Brokers.  Except as disclosed in the CW Purchase Agreement, no broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23                        Customer and Trade Relations.  There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations.

5.24                        Material Contracts.  Schedule 5.24 sets forth all Material Contracts (other than with respect to those set forth on Schedule 1.01) to which any Loan Party is a party or is bound as of the Closing Date.  The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Administrative Agent on or before the date hereof.  The Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

5.25                        Casualty.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.26                        CW Transaction.

(a)               None of the Loan Parties nor, to the best knowledge of the Loan Parties, the CW Seller, is in default of any of its material obligations under such CW Transaction Document; (ii) all written information with respect to the CW Transaction and the business and assets (including the CWC Equity Interests) to be acquired in connection with the CW Transaction furnished to the Agents by any Loan Party or on behalf of any Loan Party, was, to the best knowledge of the Loan Parties, at the time the same were so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, to the extent necessary to give the Agents and Lenders, to the best knowledge of the Loan Parties, a true and accurate knowledge of the subject matter of each of them in relation to the CW Transaction and the business and CWC Equity Interests and other assets to be acquired in connection with the CW Transaction, in all material respects; (iii) to the knowledge of each Loan Party, no representation, warranty or statement made by any party to any CW Transaction Document, at the time they were made in any CW Transaction Document, or any agreement, certificate, statement or document required to be delivered pursuant to any CW Transaction Document, contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained in such CW Transaction Documents not misleading in light of the circumstances in which they were made; and (iv) after giving effect to the transactions contemplated by this Agreement, the CW Purchase Agreement and the other CW Transaction Documents and Loan Documents, WDLLC will have good title to the CWC Equity Interests and other assets to be transferred pursuant to the CW Transaction Documents, free and clear of all Liens.

(b)               Neither the Borrower nor WDLLC did (and neither the Borrower nor WDLLC will) incur or assume any liabilities or obligations pursuant to or in connection with the consummation of the CW Transaction (other than on account of the acquisition of the

CWC Equity Interests pursuant thereto and otherwise on account of the WDLLC Transfer), except as expressly set forth in the CW Transaction Documents and this Agreement.

(c)                The Borrower and WDLLC have delivered to the Agent a complete and correct copy of each CW Transaction Document, including all disclosure letters, schedules and exhibits thereto.  The CW Transaction Documents set forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby.  The execution, delivery and performance of each such CW Transaction Document has been duly authorized by all necessary action (including, without limitation, the obtaining of any consent of holders of Equity Interests or Indebtedness of each Person party thereto as required by law or by any applicable corporate or other organizational documents) on the part of each such Person.  No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority is required for the consummation of the transactions contemplated by the CW Transaction Documents other than such as have been obtained on or prior to the Closing Date, or copies of which have been furnished to the Administrative Agent.  Each CW Transaction Document is the legal, valid and binding obligation of the Borrower and WDLLC, respectively, and, to the knowledge of the Borrower and WDLLC, the other parties thereto, enforceable against such parties in accordance with its terms.

(d)               The respective representations and warranties of the Borrower and WDLLC contained in each CW Transaction Document are true and correct in all material respects on the date hereof (except to the extent any such representation or warranty specifically relate to an earlier date in which case such representation or warranty shall be true and correct in all material respects on and as of such date), and the Agents and the Lenders shall be entitled to rely upon such representations and warranties with the same force and effect as if they were incorporated in this Agreement and made to the Agents and Lenders directly.

(e)                After giving effect to the payment of the Cash Consideration from the proceeds of the Term Loan, all aspects of the transactions contemplated by the CW Transaction Documents shall have been effected in all material respects in accordance with terms of the CW Transaction Documents and applicable Law.  At the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, each Agency and all Government Authorities required in order to consummate the transactions in accordance with the terms of the CW Transaction Documents and all applicable Laws shall have been obtained, given, filed or taken and are in full force and effect (or effective judicial relief with respect thereto has been obtained).  Additionally, at the time of consummation thereof, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the consummation of the transactions contemplated by the CW Transaction Documents.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Loan Parties shall and shall cause each Subsidiary to:

6.01                        Financial Statements.  Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a)               As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, audited consolidated, and consolidating with respect to the other Loan Parties and all Subsidiaries, fiscal year-end statements of income and, with respect to consolidated statements, cash flows of the Borrower for that year, and the related consolidated, and consolidating with respect to the other Loan Parties, audited balance sheet as of the end of that year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail and accompanied by (1) an opinion as to those financial statements in form and substance reasonably satisfactory to Credit Agent and prepared by an independent certified public accounting firm reasonably acceptable to Credit Agent,  and (2) if then available or otherwise within fifteen (15) days of receipt by the Borrower, any management letters, management reports or other supplementary comments or reports delivered by those accountants to the Borrower;

(b)               As soon as available and in any event within sixty (60) days after the end of each Fiscal Quarter of the Borrower, including its last Fiscal Quarter, consolidated, and consolidating with respect to the other Loan Parties and all Subsidiaries, interim statements of income for that fiscal quarter and the period from the beginning of the fiscal year to end of that fiscal quarter, and the related consolidated and consolidating balance sheet (including contingent liabilities) as at the end of that fiscal quarter, all in reasonable detail, subject, however, to year-end audit adjustments;

(c)                As soon as available and in any event within sixty (60) days after the end of each Fiscal Quarter, a consolidated report (“Servicing Portfolio Report”) as of the end of the Fiscal Quarter, as to all Mortgage Loans the servicing rights to which are owned by the Borrower or its Subsidiaries, and separately for WDLLC and, as may be applicable, WD Capital  (in each case, specified by investor type, recourse and non-recourse, and with respect to Fannie Mae DUS Mortgage Loans which are At Risk Mortgage Loans under a modified risk sharing arrangement under the Fannie Mae DUS Program, a breakdown of specific loans and balances which are subject to such risk sharing). The Servicing Portfolio Report must be in similar summary form as previously presented to the Administrative Agent (or as the Administrative Agent otherwise may agree), and must, at a minimum, indicate which Mortgage Loans (1) are current and in good standing, (2) are more than 30, 60 or 90 days past due, (3) are the subject of pending bankruptcy or foreclosure proceedings, or (4) have been converted (through foreclosure or other proceedings in lieu of foreclosure) into real estate owned by a member of the Borrower’s consolidated group, and include, by Mortgage Loan type (x) weighted average coupon, (y) weighted average maturity, and (z) weighted average servicing fee;

(d)               As soon as available and in any event within sixty (60) days after the end of each Fiscal Quarter, a loan origination and production report (a “Production Report”), for each of WDLLC and, as may be applicable, WD Capital, providing summary information with respect to all “CMBS” originations and other Agency Mortgage Loan Transactions, loan brokerage volume, real estate equity placement volume and advisory services volume for such Fiscal Quarter; provided, that in no event shall such Production Report include client names, property address or other specific identifying information relating to any loans described therein; and

(e)                Within ten (10) Business Days after such forecasts have been delivered to the Borrower’s Board of Directors for approval (but in any event no later than December 31 of each year), preliminary forecasts prepared by management of the of Loan Parties on a consolidated basis, in form satisfactory to the Administrative Agent, of balance sheets and statements of income or operations and cash flows of the Borrower (on a consolidated basis) (forecasted on a quarterly basis) for the next Fiscal Year.  The Loan Parties, respectively, shall furnish the final version of such forecasts to the Administrative Agent, as soon as available, but in any event on the earlier to occur of: (i) the date that is ten (10) Business Days after such forecasts have been approved by the Borrower’s Board of Directors or (ii) January 31, of the Fiscal Year to which the forecasts relate.

6.02                        Certificates; Other Information.  Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a)               concurrently with the delivery of the financial statements referred to in Section 6.01, a certificate of the independent certified public accounting firm (which must be reasonably acceptable to the Administrative Agent) of the Borrower certifying such financial statements and stating that in making the examination necessary for their certification of such financial statements, such accounting firm has not obtained any knowledge of the existence of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b)               concurrently with the delivery of the financial statements referred to in Section 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of WDLLC and WD Capital, respectively, and the Borrower, and in the event of any change in GAAP used in the preparation of such financial statements, WDLLC, WD Capital, and the Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements;

(c)                promptly upon receipt, copies of any detailed audit reports, management letters or recommendations (to the extent as may be applicable) submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by its accounting firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them;

(d)               promptly after the same are available, copies of each annual report, proxy or financial statement or other report or formal communication sent to the equity holders generally of the Borrower (which delivery shall be deemed satisfied upon inclusion of such documents on the Borrower’s website, with an alert to the Administrative Agent and thereafter fully and continuously available to Administrative Agent);

(e)                promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof or of the Borrower pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02(e);

(f)                 promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary, copies of each notice or other correspondence received from any Agency or other Governmental Authority concerning any proceeding with, or investigation or possible investigation or other inquiry by such Agency or other Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect; and

(g)               promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

6.03                        Notices.  Promptly notify the Administrative Agent (and, with respect to Section 6.03(a), Fannie Mae):

(a)               of the occurrence of any Default;

(b)               of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, any agreement or with respect to Indebtedness of any Loan Party or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Agency or other Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)                of the occurrence of any ERISA Event;

(d)               of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(e)                of any change in any Loan Party’s senior executive officers;

(f)                 of the discharge by any Loan Party of its present accounting firm or any withdrawal or resignation by such accounting firm;

(g)               of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(h)               of the filing of any Lien for unpaid Taxes in an amount (individually or in the aggregate) greater than $1,000,000.00 against any Loan Party, or that reasonably could be expected to have a Material Adverse Effect;

(i)                  With respect to each of the Fannie Mae Loans and the Freddie Mac Loans which are subject to loss-sharing, each applicable Loan Party shall provide written notice to Administrative Agent within five (5) Business Days of such Loan Party’s receipt of notice thereof from the applicable Agency, of any increases during the applicable reporting period of the loss-levels associated with such loans;

(j)                  With respect to each of the Fannie Mae Loans and the Freddie Mac Loans which are subject to loss-sharing, each applicable Loan Party shall provide written notice to Administrative Agent together with the quarterly reports delivered pursuant to Section 6.01(c), of the loss determinations as set forth in the applicable final loss settlement(s) and the amount(s) of such loss(es), if any;

(k)               Each applicable Loan Party shall provide written notice to Administrative Agent within five (5) Business Days after notice (i) of the revocation of any approvals of any Agency or (ii) changes to the approved mortgagee or approved servicer status with respect to the origination or servicing of Mortgage Loans by such Loan Party, but only if the applicable revocation or change would reasonably be expected to result in a Material Adverse Effect;

(l)                  Each applicable Loan Party shall provide written notice to Administrative Agent within five (5) Business Days after any non-ordinary course inspection or investigation of such Loan Party, Loan Party files or Loan Party facilities by or at the request of any Agency; and

(m)           Each applicable Loan Party shall provide prompt written notice to Administrative Agent if, for any reason, such Loan Party ceases to possess any applicable Agency or Investor approval.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the affected Loan Party, as applicable, setting forth details of the occurrence referred to therein and stating what action such affected Person has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, and carriers) which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.05                        Preservation of Existence, Etc.  Except as otherwise contemplated in connection with the WDLLC Transfer and the transactions described in Section 8.01 or in connection with a Permitted Subsequent Borrower Subsidiary, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation (except as permitted by Section 7.04); (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its material intellectual property, except to the extent such intellectual property is no longer used or useful in the conduct of the business of any of the Loan Parties, as the case may be.

6.06                        Maintenance of Properties.  Except as otherwise contemplated in connection with the WDLLC Transfer and the transactions described in Section 8.01 or in connection with a Permitted Subsequent Borrower Subsidiary, (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07                        Maintenance of Insurance.  Maintain with (a) an insurance company rated “A” or better by A.M. Best Company, Inc., (b) Lloyd’s of London, or (c) other insurance companies reasonably acceptable to the Administrative Agent, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Administrative Agent.

6.08                        Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; and (ii) such contest effectively suspends enforcement of the contested Laws, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09                        Books and Records; Accountants

(a)          Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties and each Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

(b)          At all times retain an independent certified public accounting firm which is reasonably satisfactory to the Administrative Agent and instruct such accounting firm to cooperate with, and be available to, the Administrative Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accounting firm, as may be raised by the Administrative Agent.

6.10                        Inspection Rights; Appraisals

(a)          Permit representatives of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and to take notes with respect thereto or make abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and accounting firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours not more than two times per Fiscal Year, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing, and make copies of the Loan Parties’ or Subsidiaries’ corporate, financial and operating records. as often as may be desired at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b)          The Borrower shall cause an appraiser retained by the Borrower and reasonably acceptable to the Administrative Agent to conduct one appraisal of the Servicing Contracts of WDLLC and, as may be applicable, WD Capital each Fiscal Year, which shall have an “as of” date of December 31 of such year and shall be delivered to the Administrative Agent as soon as available but in no event later than March 1 of each year.  To the extent such appraised value is reasonably acceptable to the Administrative Agent, it shall be deemed the “Appraised Value” thereof, it being understood that if such appraisal shall indicate a range of value, the Administrative Agent shall use the mid-point of such range as the “Appraised Value.”  The Borrower shall pay the fees and expenses of the Administrative Agent or such professionals with respect to such appraisal.  Without limiting the foregoing, the Loan Parties acknowledge that the Administrative Agent may, in its discretion, undertake additional appraisals at the Loan Parties’ expense during the continuance of an Event of Default.

6.11                        Information Regarding the Collateral.

Furnish to the Administrative Agent at least thirty (30) days’ prior written notice of any change in: (i) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization.  The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties.

6.12                        Environmental Laws.  (a) Conduct its operations and keep and maintain its leased real property, and any Real Estate acquired at any time in the future, in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are reasonably appropriate or necessary to maintain the value and marketability of its leased real property, and any Real Estate acquired at any time in the future, or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its leased real property, or any Real Estate acquired at any time in the future; provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained with respect to such circumstances in accordance with GAAP.

6.13                        Further Assurances.  Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which any Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agents, from time to time upon request, evidence satisfactory to the Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents.  Without limiting the foregoing, with respect to any property (to the extent included in the definition of Collateral) acquired after the Closing Date by any Loan Party as to which the Collateral Agent, for the benefit of the Credit Parties, does not have a perfected Lien, promptly (and in any event within three (3) Business Days) (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to evidence that such Loan Party is a Guarantor and to grant to the Collateral Agent, for the ratable benefit of the Credit Parties, a security interest in such property and (ii) take all actions necessary or advisable in the opinion of the Administrative Agent to grant to the Collateral Agent, for the ratable benefit of the Credit Parties, a perfected first-priority security interest and Lien in such property, including the filing of financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by Law or as may be requested by the Administrative Agent.

6.14                        Material Contracts.  Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it in all material respects, maintain each such Material Contract which is material to its business in full force and effect, enforce each such Material Contract in accordance with its terms in all material respects, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.15                        Operating Accounts.  At all times, cause the escrow accounts of WD Capital relating to Servicing Contracts held as of the Closing Date in demand deposit accounts at Bank of America, to be located (and to remain) at Bank of America.  At all times from and after the date that is ninety (90) days after the Closing Date, WDLLC and WD Capital shall between them maintain at Bank of America interest bearing escrow accounts relating to Mortgage Loans respectively being serviced by them pursuant to Servicing Contracts having aggregate collected balances to be at no time less than $60,000,000 which shall earn fifty five (55) basis points in interest.  At all times from and after the date that is ninety (90) days after the Closing Date, the aggregate of the foregoing required accounts held at Bank of America shall at no time be less than $260,000,000 and shall be maintained in separate accounts.  LIBOR based pricing shall not be available on deposits in such accounts.  Non-Interest Bearing accounts shall earn an earnings credit rate as follows: fifty-five (55) basis points per annum, if non-interest bearing balances are up to and including $150,000,000 and seventy-five (75) basis points if non-interest bearing balances are in excess of $150,000,000.

6.16                        Subsequent Investor Agreements or CW Transaction Documents.

Promptly upon receipt or entering into, provide the Administrative Agent with copies of:

(a)          Any and all other and further documents, agreements, approvals and other relevant materials pertaining to: (a) the transfer of the CWC Equity Interests to WDLLC (b) the granting of any other or further licenses or approvals from Fannie Mae, Freddie Mac, FHA, HUD, or Ginnie Mae, or any other applicable licensing or authorizing authority, or (c) the satisfaction of any other post-closing matters under the CW Transaction Documents (including any post-closing financial statements of any party thereto).

(b)          Any and all other and further Fannie Mae Agreements, Freddie Mac Agreements, Ginnie Mae Agreements, FHA/HUD Agreements, and, as may be applicable, any other Investor Agreements which are Material Contracts (including, without limitation, any amendments, modifications, extensions, renewals, or substitutions thereof) entered into by, or otherwise affecting, WDLLC at any time from and after the Closing Date.

6.17                        Agency Warehousing Facilities.  Provide Bank of America with the option, in its discretion, to at all times provide one or more Agency Warehousing Facilities (pursuant to the Warehousing Agreement and/or otherwise) to either or both of WDLLC and, as and for so long as may be applicable, WD Capital in an aggregate committed amount of all such facilities equal to at least twenty-five percent (25%) of the aggregate committed amounts of all of their respective Agency Warehousing Facilities provided by all lenders (including Bank of America), provided that any such Agency Warehousing Facilities offered by Bank of America are on terms and conditions consistent with the prevailing market for such types of credit facilities as reasonably determined by Bank of America from time to time.  This provision shall in no way be construed as a commitment by Bank of America, either expressed or implied, to enter into any such Agency Warehousing Facility.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall, and shall not permit any Subsidiary to, directly or indirectly:

7.01                        Liens; Negative Pledges.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or Subsidiary as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.  No Loan Party or Subsidiary shall enter into (or agree with any Person other than Collateral Agent, for the benefit of Lenders, to enter into) a Negative Pledge (including, without limitation, with respect to the Equity Interests to and in: (1) W&D Interim Lender, (2) and W&D Interim Lender II, (3) Walker & Dunlop Real Estate Opportunity Fund I Manager, LLC, a Delaware limited liability company), (4) ARA Joint Venture (other than Negative Pledges arising under the ARA Joint Venture operating agreement or other agreements governing the relationship of the members of the ARA Joint Venture), (5) W&D Balanced Real Estate Fund I GP, LLC, and (6) any other or further “Excluded Subsidiary” (as defined in the Guarantee and Collateral Agreement); other than, as to all of the above: (x) Permitted Encumbrances and, (y) with respect to W&D Interim Lender and W&D Interim Lender II,  as and to the extent provided under the W&D Interim Lender Bridge Loan Agreement and the W&D Interim Bridge Lines.

7.02                        Investments.  Make any Investments, except (i) Investments in Liquid Assets, (ii) Investments by the Loan Parties in their Subsidiaries, or other Loan Parties, in each case as of the Closing Date, or in other Subsidiaries which are (x) Subsequent Subsidiary Guarantors and/or (y) Permitted Subsequent Borrower Subsidiaries; (iii) Investments permitted under Sections 7.08 and 7.09 (iv) WDLLC’s Investment in WD Capital as of the Closing Date pursuant to the CW Transaction Documents, but not any increase in the amount thereof; (v) as contemplated in Borrower’s August 7, 2012 Resolution BoD-2012-07 with respect to the “W&D Co-Investment” (as defined therein) relating to WD U.S. Multifamily Core Debt Fund, L.P.; (vi) other Investments not exceeding $2,500,000 each made in the ordinary course of business as investments or co-investments with separate co-investors respecting Equity Interests proportionate to such Investment to be obtained by the applicable Loan Party in separately created entities or joint venture entities; and (vii) any subsequent merger or dissolution respecting WD Capital pursuant to the WDLLC Transfer, as provided in Section 8.01(a).  Other than with respect to the Borrower, issue or sell Equity Interests other than to a Loan Party in connection a merger in accordance with the provisions of Section 7.04.

7.03                        Indebtedness.

(a)          (a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness; or

(b)          Make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, prepayment, redemption, retirement, defeasance, acquisition, cancellation or termination of any Indebtedness, except (i) mandatory payments as and when due in respect of any Permitted Indebtedness (subject to the terms and conditions of any subordination agreements in favor of the Agents and the Lenders), (ii) payments on account of the Obligations, and (iii) stock buy-backs by the Borrower upon vesting events of up to $2,000,000 in the aggregate in any twelve (12) month period (without duplication of any such stock buy-back pursuant to Section 7.06(a)).

7.04                        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person (or agree to do any of the foregoing), without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed; provided, however, that (i) any Guarantor will be permitted to merge into another Guarantor (but not into any Subsidiary which is not a Guarantor) or into the Borrower and (ii) WD Capital and ARA Joint Venture may be dissolved or liquidated as part of the WDLLC Transfer (as further provided in Section 8.01(a)), (iii) any Person which is not a Loan Party (or required to become a Loan Party hereunder) will be permitted to merge into another such Person which is not a Loan Party (or required to become a Loan Party hereunder), and (iv) Permitted Subsequent Borrower Subsidiaries may be created or dissolved (subject at all times to the conditions specified in the definition of Permitted Subsequent Borrower Subsidiary),  in each case so long as the following conditions precedent are satisfied in the reasonable determination of the Administrative Agent:

(a)          Borrower shall have:

(i)                               provided the Administrative Agent with at least ten (10) Business Days’ prior written notice of any proposed merger (or (x) in the case of WD Capital and ARA Joint Venture, any proposed dissolution or liquidation and (y) in the case of any Permitted Subsequent Borrower Subsidiary, any proposed creation or dissolution), which notice shall describe in detail the proposed merger (or such applicable creation, dissolution, or liquidation), including, without limitation, together with such other information regarding the proposed merger (or such applicable creation, dissolution, or liquidation) as Administrative Agent shall reasonably request;

(ii)                      provided the Administrative Agent with true and accurate copies of all documents, instruments and agreements to effectuate such merger or other such changes;

(iii)                  as requested by the Administrative Agent, caused the applicable Loan Parties to execute and deliver to the Collateral Agent an amendment to any, or a new, applicable Guarantee and Collateral Agreement to reflect such merger or such other changes, or in Collateral Agent’s sole discretion, a replacement Ownership Interests Pledge and Security Agreement (in either case, a “Replacement Pledge”) in form and substance satisfactory to Collateral Agent;

(iv)                   provided the Administrative Agent with such other or further written consent to the extent necessary, in form and substance satisfactory to the Administrative Agent, of each of Fannie Mae, Freddie Mac, Ginnie Mae, FHA, and HUD (and to the extent applicable or required, each other Investor that is a party to an Investor Agreement which is a Material Contract) on account of any such merger or other such changes and/or in connection with any Replacement Pledge, as and to the extent the Administrative Agent reasonably determines that such other or further consents are necessary or appropriate;

(v)                       reimbursed the Agents for any costs and expenses (including attorneys’ reasonable fees) incurred by the Agents in connection with the foregoing; and

(b)                       After giving effect to the proposed merger, no Change of Control shall occur.

7.05                        Dispositions.  Make any material Disposition (including, without limitation, of any Servicing Contracts) or enter into any agreement to make any material Disposition, except Permitted Dispositions and Dispositions of sub-servicing from one Loan Party to another Loan Party or a Subsidiary thereof, or from one Subsidiary to another Subsidiary or from a Subsidiary to a Loan Party (provided the Administrative Agent has been given prior written notice thereof and copies of all such sub-servicing agreements), or any other Disposition for which Administrative Agent has provided its prior written consent; provided, however, as and to the extent required under any of the Agency Agreements, that no Disposition of any sub-servicing with respect to any Agency Designated Loans shall occur unless: (i) prior to any such Disposition, the applicable Agency has delivered to each applicable Loan Party a written consent thereto (which, to the extent provided in such Agency Agreement, may be granted or withhold in such Agency’s sole discretion) and (ii) any such Disposition is effected in strict compliance with all applicable provisions of the Agency Agreements, including, without limitation, all applicable

Guides.  For the avoidance of doubt, nothing herein shall be deemed to prohibit the WDLLC Transfer subject to the provisions of Section 8.01 hereof.

7.06                        Restricted Payments; Restricted Distributions.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or make any Restricted Distribution except that, nothing herein shall restrict the WDLLC Transfer and so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a)          (i) Each Loan Party and each of their respective Subsidiaries may (A) make Restricted Payments to any other Loan Party and each of their respective Subsidiaries with respect to Indebtedness incurred in accordance with Section 7.09 (B) (other than with respect to the Borrower, which may make Restricted Distributions as hereafter provided), Restricted Distributions to the holders of their respective Equity Interests in accordance with the terms of their respective Organization Documents, as in effect on the Closing Date, and (C) Restricted Payments in an amount not to exceed $2,300,000 to repay certain existing Indebtedness of the Borrower as of the Closing Date to former equity holders in predecessor entities of the Borrower; (ii) the Borrower may make Restricted Distributions for the purpose of funding stock buy backs upon vesting events, so long as such Restricted Distributions do not in the aggregate exceed $2,000,000 during any twelve (12) month period; and (iii) each Loan Party in any event may from time to time make Restricted Distributions to be simultaneously used to pay, directly to the Administrative Agent, any outstanding principal amount of the Loan, or any accrued interest thereon;

7.07                        Prepayments of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except as contemplated by Section 7.06 or in connection with the incurrence of Permitted Indebtedness of the type permitted under clause (j) of the definition of Permitted Indebtedness.

7.08                        Change in Nature of Business.

(a)          In the case of the Borrower, engage in any business or activity other than: (i) owning Equity Interests in W&D Multifamily and its other Subsidiaries and (ii) owning Equity Interests of its existing and other Subsidiaries (including any Permitted Subsequent Borrower Subsidiaries); provided, however, that no such Subsidiary shall at any time directly or indirectly engage in any line of business in competition with WDLLC.

(b)          In the case of W&D Multifamily, engage in any business or activity other than owning Equity Interests in, and serving as the manager of, WDLLC (and any other direct or indirect Subsidiary of W&D Multifamily) and performing all related functions.

(c)           In the case of WDLLC, engage in any line of business other than: (i) owning Equity Interests in, and serving as the manager of, WD Capital and performing all related functions, (ii) lines of business which are not substantially different from the business of originating and servicing (x) Mortgage Loans secured by Multifamily Properties or (y) Non-Risk Commercial Debt Transactions in which WDLLC is allowed to enter into by Fannie Mae or any other applicable Agency pursuant to all applicable Agency Agreements.

(d)          In the case of WD Capital, engage in any line of business substantially different from the business of originating and servicing Agency Mortgage Loan Transactions respecting Mortgage Loans secured by Multifamily Properties, as further provided in Section 8.01;

provided, however, the foregoing shall not be deemed to restrict: (1) the execution and delivery by the Borrower, WDLLC, and WD Capital, respectively, of the CW Transaction Documents and the consummation of the CW Transaction as and when provided therein, (2) the WDLLC Transfer, and (3) WD Capital acting as a joint venture partner in the ARA Joint Venture.

7.09                        Transactions with Affiliates.  Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party or any Subsidiary, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party and such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except the WDLLC Transfer and loans between and among Loan Parties pursuant to the Transition Services Agreement.

7.10                        Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document, the Agency Agreements, the Warehousing Agreement, the PNC Agency Warehousing Agreement or any other warehousing agreement entered into by a Loan Party to the extent permitted under this Agreement ) that limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Collateral Agent.

7.11                        Use of Proceeds.  Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

7.12                        Amendment of Material Documents.  Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents or (b) any CW Transaction Document or other Material Contract (other than as provided below or on account of any refinancing thereof otherwise permitted hereunder), in each case to the extent that such amendment, modification or waiver would be reasonably likely to have a Material Adverse Effect (or is otherwise limited by an applicable provision of this Agreement).  No Organizational Document of any Loan Party, nor any CW Transaction Document or other Material Contract (except with respect to (x) any amendment or modification of any Material Contract the result of which would not be reasonably likely to be materially adverse to, or have a materially adverse effect upon, Administrative Agent, Collateral Agent, or any Lender and (y) any Agency Agreements, as further provided below) shall be amended or modified in any material respect, nor any material provisions thereof waived, without the consent of the Administrative Agent, in its sole discretion.  Without limiting the foregoing, no Loan Party shall: (a) amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and any licenses furnished to the Borrower and/or WDLLC pursuant to the CW Transaction Documents such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto; or (b) fail to enforce, in a commercially reasonable manner, the Loan Parties’ rights (including rights to indemnification) under the CW Transaction Documents.  Subject to the provisions of Section 8.01 and Section 8.05: (i) nothing in this Agreement or any other Loan Document will prohibit or otherwise limit WDLLC or WD Capital from amending, restating, supplementing, modifying or waiving any default by an underlying obligor or related to the servicing of an underlying Mortgage Loan pursuant to any Agency Agreement if such prohibition or limitation could have a material adverse effect on the performance by WDLLC or WD Capital of any of its duties or obligations under such applicable Agency Agreement (including, without limitation, any duties and obligations with respect to servicing of Mortgage Loans thereunder); and (ii) no provision of this Agreement or any other Loan Document will prohibit or otherwise limit WDLLC or WD Capital from consenting to or otherwise effecting or implementing any amendment, restatement, supplement or other modification to or of any applicable Agency Agreement consistent with modifications generally applicable to the subject Agency Agreements or to a seller/servicer thereunder, if such amendment, restatement, supplement or other modification is required or requested by the applicable Agency; provided, however, the foregoing shall not be deemed or construed to modify, amend, or limit the provisions of any of the Agency Consents and nothing in this Agreement or any other Loan Document will prohibit or otherwise limit WDLLC or WD Capital from amending, restating, supplementing, modifying or waiving any provision of any Agency Agreement as contemplated by Section 8.01.

7.13                        Corporate Name; Fiscal Year.

(a)               Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required or permitted by GAAP (which changes shall be subject to applicable provisions of this Agreement addressing the impact on any changes in GAAP).

(b)               Change its name as it appears in official filings in the state of its incorporation or other organization (other than to reflect the name change of CWC) (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least thirty (30) days’ prior written notice to the Collateral Agent and after the Collateral Agent’s written acknowledgment, which acknowledgment shall not be unreasonably withheld or delayed, that any reasonable action requested by the Collateral Agent in connection therewith, including to continue the perfection of any Liens in favor of the Collateral Agent, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States.

7.14                        Financial Covenants

(a)               Permit (i) the Borrower’s Tangible Net Worth at any time to be less than the sum of: (A) $200,000,000, plus (B) an amount equal to 75% of the Net Proceeds of any Equity Issuances by the Borrower or any Subsidiary occurring after the Closing Date, to be tested on the last day of each Fiscal Quarter, or (ii) permit the Borrower or any applicable Subsidiary to otherwise not be in compliance with applicable net worth requirements of Fannie Mae, Freddie Mac, Ginnie Mae,  FHA, and HUD.

(b)               Permit the Borrower’s Liquid Assets, determined on a consolidated basis, at any time to be less than $15,000,000, or permit the Borrower or any applicable Subsidiary otherwise not to be in compliance with applicable requirements of Fannie Mae, Freddie Mac, Ginnie Mae,  FHA, and HUD.

(c)                Permit Four-Quarter EBITDA as of any time of determination to be less than $35,000,000, to be tested on the last day of each Fiscal Quarter.

(d)               Permit the Borrower’s Debt Service Coverage Ratio as of any time of determination to be less than 3.0 to 1.0, to be tested on the last day of each Fiscal Quarter.

(e)                Permit the aggregate unpaid principal amount of (i) all Mortgage Loans comprising the Borrower’s consolidated Servicing Portfolio (exclusive of such Mortgage Loans which (A) are sixty (60) or more days past due or are otherwise in default, or (B) have been transferred to Fannie Mae for resolution) to be less than $20.0 billion at any time, or (ii) all Fannie Mae DUS Mortgage Loans comprising the Borrower’s consolidated Servicing Portfolio (exclusive of such Mortgage Loans which (A) are sixty (60) or more days past due or are otherwise in default, or (B) have been transferred to Fannie Mae for resolution) to be less than $10.0 billion at any time, calculated as of the last day of each Fiscal Quarter.

(f)                 Permit the LTSV Ratio (based on the outstanding unpaid principal balance of the Term Loan) at any time to be greater than 40%, to be tested on the last day of each Fiscal Quarter.

(g)               Permit the aggregate unpaid principal amount of Fannie Mae DUS Mortgage Loans within the Borrower’s consolidated Servicing Portfolio which are sixty (60)

or more days past due or otherwise in default to at any time exceed three and one half percent (3.5%) of the aggregate unpaid principal balance of all Fannie Mae DUS Mortgage Loans within the Borrower’s consolidated Servicing Portfolio at such time, calculated as of the last day of each Fiscal Quarter; provided, however, that solely for purposes of determining compliance with this Section 7.14(g) Fannie Mae DUS Mortgage Loans shall be adjusted to exclude: (1) any No Risk Mortgage Loans under the Fannie Mae DUS Program and (2)  with respect to any At Risk Mortgage Loans under a modified risk sharing arrangement under the Fannie Mae DUS Program, any loan balances which are not subject to any loss sharing or recourse thereunder.

(h)               (i) Permit the ratio of Adjusted Funded Debt to Four-Quarter EBITDA at any time to be greater than 4.0 to 1.0, to be tested on the last day of each of the Fiscal Quarters ending on September 30, 2012, December 31, 2012, March 31, 2013, and June 30, 2013; (ii) and Permit the ratio of Adjusted Funded Debt to Four-Quarter EBITDA at any time to be greater than 3.5 to 1.0, to be tested on the last day of (x) the Fiscal Quarter ending September 30, 2013 and (y) of each Fiscal Quarter thereafter.

For the purposes of any testing of the foregoing financial covenants which is made as of the end of a Fiscal Quarter, such testing shall be based on (i) for any of the first three Fiscal Quarters of any Fiscal Year, the financial statements required to be delivered to the Administrative Agent pursuant to Section 6.01(b) with respect to the subject Fiscal Quarter, and (ii) for the fourth Fiscal Quarter of any Fiscal Year, the audited financial statements required to be delivered pursuant to Section 6.01(a) with respect to the Fiscal Year then ended.

ARTICLE VIII.
SPECIAL PROVISIONS REGARDING WDLLC AND CWC

8.01                        Special Representations, Warranties and Covenants Concerning WDLLC Transfer

(a)               Effective as of the consummation of the CW Transaction on the Closing Date, WD Capital and WDLLC, respectively and as applicable:

(i)                                    as soon as practicable after the Closing Date, shall terminate and/or assign from WD Capital to WDLLC all of the Agency Agreements heretofore between CWC and each Agency, it being understood that WD Capital shall hold the outstanding Agency Mortgage Loan Transactions held by CWC on the Closing Date until such time as the Mortgage Loans relating thereto are transferred to an Agency or another Investor in the ordinary course and WD Capital will maintain any Agency Agreements required to be maintained in connection therewith until such Mortgage Loans have been transferred; and without limiting the foregoing, pursuant to the paragraph 2f of the Agency Consent provided by Freddie Mac, WDLLC shall amend and restate the Selling and Servicing Agreement — Program Plus and Seniors Housing within ten (10) days of the Closing Date (or as and when otherwise required by Freddie Mac).

(ii)                                other than with respect to transitional servicing of Mortgage Loans for a period of up to one hundred eighty (180) days, WD Capital shall: (1) cease to enter into new Agency Mortgage Loan Transactions after the Closing Date and (2) cease to enter into any new Non-Risk Commercial Debt Transactions after the Closing Date and as soon as practicable after the Closing Date, wind down the existing business in this respect;

(iii)                            (1) as of the Closing Date, shall amend the existing Warehousing Lines of CWC to provide that no additional advances shall be made thereunder, and to delete any financial covenants that are inconsistent with the Warehousing Lines to which WDLLC is a party on the Closing Date (as so amended, the “Existing CWC Warehousing Lines”); and (2) shall repay the existing Indebtedness under the Existing CWC Warehousing Lines as and when due thereunder until all such Indebtedness is paid and otherwise satisfied in full, whereupon the Existing CWC Warehousing Lines shall be terminated;

(iv)                             shall be permitted after the Closing Date: (1) to either merge WD Capital into WDLLC or dissolve or liquidate WD Capital, so long as on or prior to such dissolution or liquidation, all assets and other assets of WD Capital are transferred in full to WDLLC; and (2) to transfer the equity interests in ARA Joint Venture to any Loan Party or dissolve or liquidate ARA Joint Venture, subject to the conditions set forth in Section 7.04;

(v)                                 may transfer all assets and liabilities of WD Capital to WDLLC; and

(vi)                             shall, in connection with any of the foregoing, obtain any and all other and further Agency Consents that may be necessary or appropriate (the foregoing transactions in clauses (i) through (v) being referred to herein as the  “WDLLC Transfer”).

(b)               Ginnie Mae Sub-Servicing Contracts.  In connection with the WDLLC Transfer, Borrower has advised Administrative Agent that: (i) WDLLC is seeking written approval from Ginnie Mae and HUD (the “Ginnie Mae Sub-Servicing Approval”) with respect to the intended transfer of those certain master Ginnie Mae sub-servicing contracts (the “Ginnie Mae Sub-Servicing Contracts”) presently constituting CWC Ginnie Mae Agreements (and intended, as part of the WDLLC Transfer to subsequently constitute

WDLLC Ginnie Mae Agreements) and (ii) WDLLC reasonably anticipates obtaining such Ginnie Mae Sub-Servicing Approval on or before September 4, 2013 (the earlier of (x) September 4, 2013 or (y) the actual date any such approval from Ginnie Mae and HUD being referred to herein as the “Ginnie Mae Sub-Servicing Contract Approval Date”).  Loan Parties hereby further covenant and agree that either: (i) the Ginnie Mae Sub-Servicing Approval with respect to the Ginnie Mae Sub-Servicing Contracts shall be obtained by Loan Parties on or before the Ginnie Mae Sub-Servicing Contract Approval Date or (ii) the Ginnie Mae Sub-Servicing Contracts shall be terminated (in compliance with all applicable Ginnie Mae Agrements) by the Loan Parties on or before the Ginnie Mae Sub-Servicing Contract Approval Date, unless otherwise agreed by Administrative Agent in writing, and notwithstanding anything herein to the contrary, such termination of the Ginnie Mae Sub-Servicing Contracts shall be permitted hereunder.

8.02                                           Special Representations, Warranties and Covenants Concerning Eligibility of WDLLC and CWC as Seller/Issuer and Servicer of Mortgage Loans

(a)                                                            .  To induce the Credit Parties to enter into this Agreement and to make the Loans hereunder, Borrower represents and warrants to the Administrative Agent and the other Credit Parties that as of the date of this Agreement and (x) at all times hereafter with respect to WDLLC (for so long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied) and (y) with respect to WD Capital, for so long as and only to the extent required in connection with the conduct of its business as permitted pursuant to Section 8.01(a), each of WDLLC and WD Capital shall be, approved, qualified and in good standing as a lender, seller/servicer or issuer, as set forth below, and meets and shall meet all requirements applicable to: (i) its status as a Fannie Mae-approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Fannie Mae under any Fannie Mae Program; (ii) its status as a Freddie Mac Program Plus seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Freddie Mac under any Freddie Mac Program; (iii) its status as a Ginnie Mae-approved issuer/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans , to be guaranteed by Ginnie Mae under any Ginnie Mae Program; (iv) its status as a FHA/HUD approved mortgagee and HUD MAP Lender with respect to Mortgage Loans under any FHA/HUD Program; and (v) its status as an approved seller/issuer/servicer of Mortgage Loans to be sold to or guaranteed by any other Investor pursuant to any program established under any Investor Agreement which is a Material Contract, as applicable.

8.03                                           Special Representations, Warranties and Covenants Concerning WDLLC and WD Capital.  To induce the Credit Parties to enter into this Agreement and to make the Loans hereunder, and subject to the provisions of Section 8.01(a), Borrower represents and warrants to the Administrative Agent and the other Credit Parties as follows:

(a)               Without limiting the provisions of Section 5.24, as of the date of this Agreement neither WDLLC nor WD Capital are, and so long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, neither of WDLLC nor WD Capital shall be, in breach or in default in any material respect of or under any of the Fannie Mae Agreements, the Freddie Mac Agreements, the Ginnie Mae Agreements, the FHA/HUD Agreements, and/or any Investor Agreement which is a Material Contract, including, without limitation, as further provided in the Guarantee and Collateral Agreement.

(b)               Without limiting the provisions of Section 6.14, each of WDLLC and, as may be applicable, WD Capital shall perform and observe all the respective terms and provisions of each of the Fannie Mae Agreements, the Freddie Mac Agreements, the Ginnie Mae Agreements, the FHA/HUD Agreements, and any other Investor Agreement which is a Material Contract to be performed or observed by each of WDLLC and WD Capital, respectively, in all material respects, and maintain each such Material Contract (other than as contemplated in connection with the WDLLC Transfer), including, without limitation, as further provided in each Guaranty and Collateral Agreement.

8.04                                          Special Representation, Warranty and Covenant with respect to WDLLC and WD Capital Concerning Fannie Mae Program Reserve Requirements

(a)               Borrower represents and warrants to the Credit Parties that each of WDLLC and WD Capital (to the extent needed in connection with any activities of WD Capital after the Closing Date) will have met the Fannie Mae DUS Program requirements for lender reserves for each Fannie Mae DUS Mortgage Loan originated by it, at such time as required by Fannie Mae under the Fannie Mae DUS Program.

(b)               Upon the occurrence and during the continuance of any Default or Event of Default, any and all reserves relating to Fannie Mae Program requirements for lender reserves returned or to be returned to WDLLC or WD Capital,  respectively, shall be applied to repayment of the Obligations in such order as Administrative Agent shall determine.

Nothing in this Agreement will limit (i) Fannie Mae’s rights to set reserve and capital requirements of WDLLC and WD Capital, respectively, under the Fannie Mae Agreements and applicable Fannie Mae guides or (ii) WDLLC’s and, as and for so long as may be applicable, WD Capital’s respective obligation to comply with such reserve and capital requirements.  The foregoing provisions of this Section 8.04 are in addition to, and not in limitation of, the provisions of Section 8.01 or Section 8.03 and/or the provisions of the Guarantee and Collateral Agreement.

8.05                                          Special Provisions Regarding Agency Collateral.  With respect to the Pledged Equity Interests in WDLLC and WD Capital and the respective Agency Security Interests granted to Collateral Agent (for the benefit of Lenders) in the respective Agency Collateral relating to the respective Agency Designated Loans under the Guarantee and Collateral Agreement, each of Loan Parties, Administrative Agent,  Collateral Agent, and Lenders expressly acknowledge and agree as follows:

(a)               Fannie Mae Collateral.

(i)                                    The provisions of the Guarantee and Collateral Agreement, respecting the Pledged Equity Interest in WDLLC and WD Capital and the Fannie Mae Collateral, as set forth in Section 8.01 of the Guarantee and Collateral Agreement, are specifically incorporated herein by reference, including, without limitation, with respect to the terms, conditions, notice requirements, limitations, and agreements with respect to the Fannie Mae Security Interests granted to Collateral Agent (for the benefit of Lenders) in the Fannie Mae Collateral relating to the Fannie Mae Designated Loans under the Guarantee and Collateral Agreement; and

(ii)                                In providing its Agency Consent, Fannie Mae is relying fully, and such Agency Consent is conditioned, upon the terms and conditions of this Section 8.05(a), Section 7.12, Section 9.04 hereof, and Section 8.01 of the Guarantee and Collateral Agreement.

(b)               Freddie Mac Collateral.

(i)                                    The provisions of the Guarantee and Collateral Agreement, respecting the Pledged Equity Interest in WDLLC and WD Capital and the Freddie Mac Collateral, as set forth in Section 8.02 of the Guarantee and Collateral Agreement, are specifically incorporated herein by reference, including, without limitation, with respect to the terms, conditions, notice requirements, limitations, and agreements with respect to the Freddie Mac Security Interests granted to Collateral Agent (for the benefit of Lenders) in the Freddie Mac Collateral relating to the Freddie Mac Designated Loans under the Guarantee and Collateral Agreement; and

(ii)                                In providing its Agency Consent, Freddie Mac is relying fully, and such Agency Consent is conditioned, upon the terms and conditions of this Section 8.05(b), Section 7.12, Section 9.05 hereof, and Section 8.02 of the Guarantee and Collateral Agreement.

(c)                Ginnie Mae Collateral.

(i)                                    The provisions of the Guarantee and Collateral Agreement, respecting the Pledged Equity Interest in WDLLC and WD Capital and the Ginnie Mae Collateral, as set forth in Section 8.03 of the Guarantee and Collateral Agreement, are specifically incorporated herein by reference, including, without limitation, with respect to the terms, conditions, notice requirements, limitations, and agreements with respect to the Ginnie Mae Security Interests granted to Collateral Agent (for the benefit of Lenders) in the Ginnie Mae Collateral relating to the Ginnie Mae Designated Loans under the Guarantee and Collateral Agreement; and

(ii)                                In providing its Agency Consent, Ginnie Mae is relying fully, and such Agency Consent is conditioned, upon the terms and conditions of this Section 8.05(c), Section 7.12, and Section 9.06 hereof, and Section 8.03 of the Guarantee and Collateral Agreement.

ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES

9.01                                          Events of Default.  Any of the following shall constitute an Event of Default:

(a)               Non-Payment.  The Borrower or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan, or (ii) any interest on any Loan or any fee due hereunder, or (iii) any other amount payable hereunder (including without limitation, with respect to Cash Management Services) or under any other Loan Document, and in the case of clauses (ii) and (iii), such failure continues for a period of five (5) days; provided, that any failure to pay any amounts in respect of Cash Management Services shall be for an aggregate amount greater than $100,000; or

(b)               Specific Covenants.  (i) Any Loan Party or Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.01,  6.03, 6.05, 6.07, 6.10, 6.11, or 6.12 or Article VII; or (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained in Article X or elsewhere in this Agreement; or

(c)                Other Defaults.  Any Loan Party or any Subsidiary fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d)               Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party or any Subsidiary herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                Cross-Default.  (i) There shall occur any default or event of default under: (x) the Warehousing Agreement, (y) the PNC Agency Warehousing Agreement, or (z) any agreement or covenant by any Loan Party or any Subsidiary under any other Warehousing Line (continuing beyond any applicable grace or cure periods); or (ii) there shall occur any default or event of default under: (x) the W&D Interim Lender Bridge Loan Agreement, (y) the W&D Interim Lender II Bridge Loan Agreement, or (z) any agreement or covenant by any Loan Party or any Subsidiary under any other W&D Interim Bridge Line (continuing beyond any applicable grace or cure periods); or (iii) without limiting the foregoing, any Loan Party or any Subsidiary thereof: (x) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $2,500,000, or (y) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f)                 Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer and such person is appointed and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days or an order or decree approving or ordering any of the foregoing shall be entered and shall remain undismissed or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding and shall remain undismissed or unstayed for sixty (60) calendar days; or

(g)               Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within forty-five (45) days after its issue or levy; or

(h)               Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $2,500,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i)                  ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $2,500,000, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $2,500,000; or

(j)                  Invalidity of Loan Documents.  (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party or any Subsidiary thereof denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created hereunder or under any Security Document shall cease to be, or shall be asserted by any Loan Party or any Subsidiary thereof or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or

(k)               Change of Control.  There occurs any Change of Control without the prior approval of the Administrative Agent and the Required Lenders, not to be unreasonably withheld or delayed; or

(l)                  Cessation of Business.  Except as otherwise expressly permitted hereunder, any Loan Party or any Subsidiary thereof shall take any action to suspend the operation of its business in the ordinary course, liquidate all or a material portion of its assets, or employ an agent or other third party to conduct a program of closings or liquidations of any material portion of its business; or

(m)           Loss of Collateral.  There occurs any uninsured loss to any material portion of any Collateral; or

(n)               Breach of Contractual Obligation.  Any Loan Party or any Subsidiary thereof fails to (i) make any payment, individually or in the aggregate in excess of $2,500,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Contractual Obligation, or (ii) observe or perform any other agreement or condition relating to any Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the counterparty to such Material Contract to terminate such Material Contract; or

(o)               Indictment.  The indictment or institution of any legal process or proceeding against, any Loan Party or any Subsidiary thereof, under any federal, state, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony (it being understood and agreed that an indictment or institution of any legal process or proceeding against any Principal or employee or agent of a Loan Party or Subsidiary shall not constitute an Event of Default under this Section 9.01(o)); or

(p)               Guaranty.  The termination or attempted termination of any Guaranty including, without limitation, the Guaranty in Article XI of this Agreement and/or any Guarantee and Collateral Agreement; or

(q)               Subordination.  (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) any Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the

Subordination Provisions; provided that the relevant Subordinated Provisions relate to or affect Subordinated Indebtedness (1) of the Loan Parties with respect to the Principals or any employees of the Loan Parties in an aggregate amount in excess of $250,000 or (2) of any other Person.

9.02                              Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a)               declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and

(b)               whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, may (and at the direction of the Required Lenders, shall) proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the entry of an order for relief with respect to any Loan Party or any Subsidiary thereof under any Debtor Relief Law, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

9.03                              Application of Funds.  After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(i)                                    to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Article

III) payable to the Administrative Agent and the Collateral Agent, each in its capacity as such, and then

(ii)                                to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause payable to them, and then

(iii)                            to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause payable to them, and then

(iv)                             to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause held by them, and then

(v)                                 to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 12.04(b), but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause held by them, and then

(vi)                             to payment of that portion of the Obligations arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause held by them, and then

(vii)                         the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

9.04                              Fannie Mae Limitations.  Notwithstanding any provision of this Agreement or any Security Document to the contrary: (i) the provisions of Section 8.01 of the Guarantee and Collateral Agreement are specifically incorporated herein by reference; and (ii) the terms and conditions of Section 8.05(a) hereof and Section 8.01 of the Guarantee and Collateral Agreement shall at all times be applicable, including, without limitation, with respect to all limitations and requirements for consent by Fannie Mae therein contained.

9.05                              Freddie Mac Limitations.  Notwithstanding any provision of this Agreement or any Security Document to the contrary: (i) the provisions of Section 8.02 of the Guarantee and

Collateral Agreement are specifically incorporated herein by reference; and (ii) the terms and conditions of Section 8.05(b) hereof and Section 8.02 of the Guarantee and Collateral Agreement shall at all times be applicable, including, without limitation, with respect to all limitations and requirements for consent by Freddie Mac therein contained.

9.06                              Ginnie Mae Limitations.  Notwithstanding any provision of this Agreement or any Security Document to the contrary: (i) the provisions of Section 8.03 of the Guarantee and Collateral Agreement are specifically incorporated herein by reference; and (ii) the terms and conditions of Section 8.05(c) hereof and Section 8.03 of the Guarantee and Collateral Agreement shall at all times be applicable, including, without limitation, with respect to all limitations and requirements for consent by Ginnie Mae therein contained.

ARTICLE X.
ADMINISTRATIVE AGENT

10.01                       Appointment and Authority.

(a)               Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

(b)               Each of the Lenders, in its capacities as a Lender, hereby irrevocably appoints Bank of America as Collateral Agent and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article X and Article XII (including Section 12.04(c)), as though such co-agents, sub-agents and attorneys-

in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.

10.02                       Rights as a Lender.  The Persons serving as the Agents hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

10.03                       Exculpatory Provisions.  The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agents:

(a)               shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)               shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its respective opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.01 and 9.02) or (ii) in the absence of its own gross negligence, willful misconduct or bad faith as determined by a final and non-appealable judgment of a court of competent jurisdiction.  The Agents shall not be deemed to have knowledge of any Default unless and until written notice describing such Default is given to such Agent by the Loan Parties or a Lender.

The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

10.04                       Reliance by Agents.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.  Each Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05                       Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

10.06                       Resignation of Agents.  Either Agent may at any time give written notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior consent of the Borrower (so long as no Default or Event of Default shall have then occurred and being continuing, such consent not to be unreasonably withheld, delayed or conditioned), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 12.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent hereunder.

10.07                       Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Except as provided in Section 10.11, the Agents shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agents.

10.08                       Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)               to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent and such Credit Parties under Section 12.04) allowed in such judicial proceeding; and

(b)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 12.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.09                       Collateral and Guaranty Matters.

(a)               The Credit Parties irrevocably authorize the Agents, at their option and in their discretion,  to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon the payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 12.01.

(b)              Upon request by any Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property. In each case as specified in this Section 10.09, the Agents will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 10.09.

10.10                       Notice of Transfer.  The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 12.06.

10.11                       Reports and Financial Statements.  By signing this Agreement, each Lender:

(a)               is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agents (collectively, the “Reports”);

(b)               expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(c)                expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(d)               agrees to keep all Reports confidential in accordance with the provisions of Section 12.07; and

(e)                without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loans that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

10.12                       Agency for Perfection.  Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession.  Should any Lender (other than the Agents) obtain possession of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

10.13                       Indemnification of Agents.  The Lenders agree to indemnify the Agents (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their respective pro rata shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence, willful misconduct or bad faith as determined by a final and nonappealable judgment of a court of competent jurisdiction.

10.14                       Relation among Credit Parties.  The Credit Parties are not partners or co-venturers, and no Credit Party shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Credit Party.

ARTICLE XI.
GUARANTEE; PLEDGES OF CW TRANSACTION DOCUMENTS

11.01                       The Guarantee.  In connection with the execution and delivery of this Agreement, and pursuant to the provisions of the Guarantee and Collateral Agreement, each of the Guarantors, jointly and severally, has fully and unconditionally guaranteed, each as a primary obligor and not as a surety, to each Credit Party the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) on all Obligations from time to time owing to any Credit Party under this Agreement and under any Notes and by any Loan Party under any of the other Loan Documents, in each case strictly in accordance with the terms thereof.

11.02                       Guarantee by Subsequent Subsidiary Guarantors.  Without limiting the provisions of Sections 7.02, 7.04, or 7.08 hereunder, the Loan Parties covenant and agree that if, subsequent to the Closing Date, any Person shall become, directly or indirectly, a Subsidiary of W&D Multifamily (including, without limitation, any Subsidiary of either WDLLC or WD Capital) (each such Person, as may at any time be applicable, a “Subsequent Subsidiary Guarantor”), then promptly thereafter (and in any event within thirty (30) days after the creation or acquisition of such Subsequent Subsidiary Guarantor, or such longer time period as may be agreed to in writing by the Administrative Agent), the Loan Parties shall (and shall cause such Subsequent Subsidiary Guarantor to): (i)  execute and deliver to the Collateral Agent, for the benefit of the Lenders, a supplement to the Guarantee and Collateral Agreement and the other Security Documents, each in form and substance satisfactory to the

Administrative Agent in all respects (as may be applicable, collectively, the “Supplemental Guarantee and Collateral Agreement”) pursuant to which: (1) such Subsequent Subsidiary Guarantor shall become a Guarantor; (2) such Subsequent Subsidiary Guarantor shall grant a pledge and security interest in all Collateral (as defined herein and subject to the same exceptions and limitations specified in the Supplemental Guarantee and Collateral Agreement) owned by such Subsequent Subsidiary Guarantor and shall otherwise comply with the terms of the Guarantee and Collateral Agreement; (3) all Equity Interests in such Subsequent Subsidiary Guarantor shall become Pledged Equity Interests and, in connection therewith, the Collateral Agent shall receive such original certificates and stock or other transfer powers evidencing the Pledged Equity Interests (including any Certificated Securities) respecting such Subsequent Subsidiary Guarantor; (ii) deliver to the Administrative Agent such documents and certificates referred to in Section 4.01, as may be reasonably required by the Required Lenders; (iii) deliver to the Administrative Agent such updated Schedules to the Loan Documents with respect to such Subsequent Subsidiary Guarantor; and (iv) deliver to the Administrative Agent such other documents, certificates, and opinions as may be reasonably requested by the Administrative Agent.

11.03                       Grant of Security Interest in CW Transaction Documents.

(a)               The Borrower and WDLLC each hereby grants the Collateral Agent for the benefit of the Credit Parties, a security interest (the “CW Transaction Documents Security Interest”) in the following (the “CW Transaction Documents Collateral”) to secure payment and performance of the Obligations: all rights (but not the obligations) of the Borrower and/or WDLLC arising under any of the CW Transaction Documents, including all payments and proceeds arising therefrom.

(b)               WDLLC each authorizes the Collateral Agent to file such financing statements as the Collateral Agent deems reasonably necessary to perfect the CW Transaction Documents Security Interest in the CW Transaction Documents Collateral.

(c)                The Borrower and WDLLC each hereby irrevocably appoints (which appointment is coupled with an interest) the Collateral Agent, or its delegate, as the attorney in fact of the Borrower and WDLLC, respectively, with the right (but not the duty) from time to time, following the occurrence and during the continuance of an Event of Default, to (i) create, prepare, complete, execute, deliver, endorse or file, in the name and on behalf of the Borrower and/or WDLLC any and all instruments, documents, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrower and/or WDLLC under this Section 11.03; (ii) convert all or any portion of the CW Transaction Documents Collateral into cash, including, without limitation, the sale (either public or private) of all or any portion or portions of the CW Transaction Documents Collateral; (iii) enforce collection of the CW Transaction Documents Collateral, either in its own name or in the name of the Borrower and/or WDLLC, as the case may be, including, without limitation, executing releases and prosecuting, defending, compromising or releasing any action relating to the CW Transaction Documents

Collateral; and (iv) take such other actions as Collateral Agent deems necessary or desirable in order to continue the perfection and priority of the CW Transaction Documents Security Interest or realize upon the CW Transaction Documents Collateral.  The Collateral Agent shall not be obliged to do any of the acts or exercise any of the powers hereinabove authorized, but if the Collateral Agent elects to do any such act or exercise any such power, it shall not be accountable for more than it actually receives as a result of such exercise of power, and it shall not be responsible to WDLLC or any other Person except for gross negligence, willful misconduct or in bad faith.

(d)               Each of the Loan Parties acknowledges and agrees, and shall cause CW Seller to acknowledge and agree,  that the Collateral Agent may enforce any and all of the Borrower’s and WDLLC’s respective rights under the provisions of the CW Transaction Documents notwithstanding any term or provision contained in the CW Transaction Documents to the contrary.

ARTICLE XII.
MISCELLANEOUS

12.01                       Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Administrative Agent, with the Consent of the Required Lenders, and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)               extend or, increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written Consent of such Lender;

(b)               postpone any date fixed by this Agreement or any other Loan Document for (i) any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any of the other Loan Documents without the written Consent of each Lender entitled to such payment, or (ii) any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written Consent of each Lender;

(c)                reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written Consent of each Lender entitled to such amount; provided, however, that only the Consent of the Required Lenders shall be necessary (i) to amend the definition of

“Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(d)               change Section 2.09 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of each Lender;

(e)                change any provision of this Section or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;

(f)                 except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(g)               release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender; or

(h)              except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;

and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or Consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(i)                  If any Lender does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 12.13 if the replacement of such Non-Consenting Lender, together with all other such assignments required by the Borrower to be made pursuant to this paragraph, would be sufficient to cause there to be enough affirmative votes by Lenders for the proposed amendment, waiver, consent or release to be effective.

12.02                       Notices; Effectiveness; Electronic Communications.

(a)               Notices Generally.

Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, if to the Loan Parties, or any Credit Party, to the address, telecopier number, electronic mail address or telephone number specified for such Person below:

If to a Loan Party:	Walker & Dunlop 7501 Wisconsin Avenue — Suite 1200E Bethesda, Maryland 20814 Attention: Deborah A. Wilson Facsimile: (301) 500-1223

With a copy to :	Walker & Dunlop 7501 Wisconsin Avenue — Suite 1200E Bethesda, Maryland 20814 Attention: Richard M. Lucas Facsimile: (301) 500-1223

And a copy to:	Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 Attention: Michael J. Pedrick, Esquire Facsimile: (215) 963-5001

If to an Agent:	Bank of America, N.A. Mail Stop: MA1-225-02-04 225 Franklin Street, 2nd Floor Boston, MA 02110 Attention: Mr. Jordan A. Casella Facsimile: (617) 346-5025

with a copy to:	Riemer & Braunstein LLP Three Center Plaza Boston, MA 02108 Attention: Ronald N. Braunstein, Esquire Facsimile: (617) 880-3456

If to any Agency:	To the applicable Agency as provided in Sections 8.01, 8.02, and 8.03, respectively, of the Guarantee and Collateral Agreement

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)               Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                Change of Address, Etc.  Each of the Loan Parties and the Agents may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Agents.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)               Reliance by Agents and Lenders.  The Agents and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Agents, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties.  All telephonic notices to and other telephonic communications with the Agents may be recorded by the Agents, and each of the parties hereto hereby consents to such recording.

12.03                       No Waiver; Cumulative Remedies.  No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

12.04                       Expenses; Indemnity; Damage Waiver.

(a)               The Borrower shall pay all Credit Party Expenses.

(b)               The Loan Parties shall indemnify the Agents (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, settlement costs, and related expenses (including the fees, charges and disbursements of any counsel (including the internal counsel and all allocated costs with respect to same) for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, any Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agents (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Agents (or any such sub-agent) in connection with such capacity.

(d)               To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                 The agreements in this Section shall survive the resignation of any Agent, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

12.05                       Payments Set Aside.  To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agents upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agents, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

12.06                       Successors and Assigns.

(a)               Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 12.06(b), (ii) by way of participation in accordance with the provisions of Section 12.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement

(including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                    Minimum Amounts

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the portion of the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(C)                               Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan;

(D)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition (i) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and (ii) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(E)                               Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500, provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 12.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.06(d).

(c)                Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)               Participations.  Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 12.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that affects such Participant.  Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.09 as though it were a Lender.

(e)                Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f)                 Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)               Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.07                       Treatment of Certain Information; Confidentiality.  Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties and (1) which source, if prohibited from making such disclosure, is not actually known by such Credit Party, acting reasonably, to be so prohibited and (2) it would not be apparent to a reasonable person familiar with the Loan Party or Subsidiary as a Lender that such Information is confidential.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a nonconfidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential or it would be apparent to a reasonable person familiar with the Loan Party or Subsidiary as a Lender that such information is confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.08                       Right of Setoff.  If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.09                       Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.10                       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

12.11                       Survival.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.  Further, the provisions of Sections 3.01, 3.04, 3.05, 12.04 and Article XI shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.  In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to the Other Liabilities.

12.12                       Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.13                       Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)               the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.06(b);

(b)               such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)               such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

12.14                       Governing Law; Sealed Instrument; Jurisdiction; Etc.

(a)               GOVERNING LAW; SEALED INSTRUMENT.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, AND SHALL TAKE EFFECT AS A SEALED INSTRUMENT PURSUANT TO THE LAWS OF SAID COMMONWEALTH.

(b)               SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE

COMMONWEALTH OF MASSACHUSETTS SITTING IN SUFFOLK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE COMMONWEALTH OF MASSACHUSETTS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COMMONWEALTH OF MASSACHUSETTS (SUFFOLK COUNTY) COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)               SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)                ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT

SOLELY IN A COURT OF THE COMMONWEALTH OF MASSACHUSETTS SITTING IN SUFFOLK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

12.15                       Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.16                       No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan

Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

12.17                       USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act.  No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

12.18                       Time of the Essence.  Time is of the essence of the Loan Documents.

12.19                       Press Releases.  Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Administrative Agent and without the prior written consent of Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will consult with Administrative Agent before issuing such press release or other public disclosure.  Each Loan Party consents to the publication by Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark.  Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof.  Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

12.20                       Additional Waivers.

(a)               The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Collateral Agent or any other Credit Party.

(b)               The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(c)                To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Collateral Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated.  Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)               Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness.  If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.  Subject to the foregoing, to the extent that any Loan Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations incurred directly and primarily by any other Loan Party (an “Accommodation Payment”), then the Loan Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Loan Parties in an amount, for each of such other Loan Parties, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Loan Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Loan Parties.  As of any date of determination, the “Allocable Amount” of each Loan Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Loan Party hereunder without (a) rendering such Loan Party “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Loan Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Loan Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

12.21                       No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.22                       Attachments.  The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

“Borrower”

WALKER & DUNLOP, INC.

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	President and Chief Executive Officer

“Guarantors:

WALKER & DUNLOP MULTIFAMILY, INC.

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	President and Chief Executive Officer

WALKER & DUNLOP, LLC

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	President and Chief Executive Officer

WALKER & DUNLOP CAPITAL, LLC

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	President and Chief Executive Officer

Credit Agreement

S-1

BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent

By:	/s/ Margaret A. Mulcahy
Name:	Margaret A. Mulcahy
Title:	SVP

Credit Agreement

S-2

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Margaret A. Mulcahy
Name:	Margaret A. Mulcahy
Title:	SVP

Credit Agreement

S-3

EXHIBIT A

TERM LOAN NOTE

$83,000,000.00	September 4, 2012

FOR VALUE RECEIVED, the undersigned, Walker & Dunlop, Inc., a Maryland corporation (the “Borrower”) promises to pay to Bank of America, N.A., a national banking association (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of EIGHTY THREE MILLION AND NO/100 DOLLARS ($83,000,000.00) or, if less, the principal amount of the Term Loan made by the Lender pursuant to that certain Credit Agreement, dated on or about the same date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, certain subsidiaries of the Borrower, as guarantors, the lenders who are party thereto and the lenders who may become a party thereto pursuant to the terms thereof (collectively with the lenders party thereto, the “Lenders”) and Bank of America, N.A. (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Term Loan Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 2.05 of the Credit Agreement. All payments of principal and interest on this Term Loan Note shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Credit Agreement.

This Term Loan Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Term Loan Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Term Loan Note and on which such Obligations may be declared to be immediately due and payable.

THIS TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, AND SHALL TAKE EFFECT AS A SEALED INSTRUMENT PURSUANT TO THE LAWS OF THE COMMONWEALTH.

The Indebtedness evidenced by this Term Loan Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Term Loan Note.

IN WITNESS WHEREOF, the undersigned has executed this Term Loan Note under seal as of the day and year first above written.

WALKER & DUNLOP, INC., a Maryland corporation

By:
Name:	William M. Walker
Title:	President and Chief Executive Officer

Term Promissory Note

S-1

EXHIBIT B

COMPLIANCE CERTIFICATE

Reference is made to that certain Credit Agreement, dated as of September 4, 2012 (as modified, amended, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among, after giving effect to all amendments thereto, WALKER & DUNLOP, INC.(“Borrower”), and each of WALKER & DUNLOP MULTIFAMILY, INC., WALKER & DUNLOP, LLC, and WALKER & DUNLOP CAPITAL, LLC, f/k/a CWCAPITAL LLC, each lender from time to time party thereto (collectively, the “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent and Collateral Agent (collectively, the “Agents”).  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned, in the representative capacity set forth below and not individually, hereby certifies to the Agents and Lenders that, as of the close of business on                            (“Statement Date”):

1.                                      I am the Responsible Officer, having the title below, of the entity for which I have signed this Certificate.

2.                                      As demonstrated by the attached calculations supporting this Compliance Certificate, no Event of Default exists under Section 7.14 of the Credit Agreement, or, if any such Event of Default exists, a detailed explanation is attached setting forth the nature and the period of existence of any such Event of Default.

3.                                      I have reviewed the terms of the Credit Agreement, and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Loan Parties and each Subsidiary thereof.  That review has not disclosed, and I have no other knowledge of the existence of, any Default or Event of Default, or if any such Default or Event of Default existed or exists, a detailed explanation is attached setting forth the nature and the period of existence of such Default or Event of Default and the action the applicable Loan Party and/or Subsidiary thereof has taken, is taking or proposes to take with respect that Default or Event of Default.

4.                                      In accordance with Section 6.01(b) of the Credit Agreement, attached are the consolidated, and consolidating with respect to the other Loan Parties, financial statements and related materials of Borrower as of the Statement Date.  The financial statements for the period ending on the Statement Date fairly present in all material respects the consolidated and consolidating financial condition and results of operations of Borrower as of the Statement Date.

[Remainder of page intentionally left blank]

Submitted under the pains and penalties of perjury this        day of           , 201      .

WALKER & DUNLOP, INC.

By:

Name:

Title:

Compliance Certificate — Signature Page

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated: as of             , 2012

Reference is made to that certain Credit Agreement dated as of September 4, 2012, by and among WALKER & DUNLOP, INC. (the “Borrower”), WALKER & DUNLOP MULTIFAMILY, INC., WALKER & DUNLOP, LLC and WALKER & DUNLOP CAPITAL, LLC, f/k/a CWCAPITAL LLC, as Guarantors, BANK OF AMERICA, N.A., a national banking association, as Administrative Agent and Collateral Agent and the Lenders party thereto (as amended, modified, restated and/or supplemented and in effect, the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

                                     (the “Assignor”) and                                    (the “Assignee”) agree as follows:

1.                                      The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, $                         of the unpaid principal balance outstanding under the Assignor’s Note, representing an Applicable Percentage of (    %) as of the Effective Date (as hereinafter defined).

2.                                      The Assignor:

(a)                                 represents that as of the date hereof, its Applicable Percentage of the outstanding principal amount of the Term Loan (without giving effect to assignments thereof which have not yet become effective) is       %, and the unpaid principal balance of the Term Loan outstanding under the Note held by the Assignor (unreduced by any assignments thereof which have not yet become effective) is $                              ;

(b)                                 makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Term Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interest being assigned by it hereunder, that such interest is free and clear of any adverse claim, and that it is legally authorized to enter into this Assignment and Acceptance;

(c)                                  makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any other Loan Party or any other Person which may be primarily or secondarily liable in respect of any of the Obligations or any of their obligations, or the performance or observance by the Borrower, any other Loan Party, or any other Person primarily or secondarily liable in respect of any of the Obligations under any of the Loan Documents or obligations under any other instrument or document delivered or executed pursuant thereto; and

Exhibit C-1

(d)                                 attaches the Note delivered to it under the Credit Agreement and requests that the Borrower exchange such Note for a new Note payable to each of the Assignor and the Assignee as follows:

	Note Payable to the Order of:	Amount of Note

Assignor		$

Assignee		$

3.                                      The Assignee

(a)                                 represents and warrants that it is legally authorized to enter into this Assignment and Acceptance;

(b)                                 confirms that it has received a copy of the Loan Documents, together with copies of the most recent financial statements of the Loan Parties delivered pursuant to the Credit Agreement and such other documents and information as the Assignee has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;

(c)                                  confirms and represents that, independently and without reliance upon the Assignor, the Administrative Agent, or any other Lender and based on such documents and information as the Assignee deems appropriate, made such Person’s own credit decision to join in the credit facility contemplated by the Loan Documents and to become a “Lender”;

(d)                                 agrees that it will, independently and without reliance upon the Assignor, any other Lender or the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents;

(e)                                  confirms that it is an Eligible Assignee;

(f)                                   appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers as are expressly delegated to or conferred upon the Administrative Agent by the terms of the Loan Documents together with such other powers as are reasonably incidental thereto;

(g)                                 agrees that it will perform all the obligations which by the terms of the Loan Documents are required to be performed by the Assignee as a Lender in accordance with the terms of the Loan Documents; and

(h)                                 specifies as its address for notices the office set forth beneath its name on the signature page hereof.

Exhibit C-2

4.                                      The effective date for this Assignment and Acceptance shall be                ,                    (the “Effective Date”).  Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording in the Register by the Administrative Agent.  Upon such acceptance and recording, from and after the Effective Date:

(a)                                 the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder; and

(b)                                 the Assignor shall, with respect to that portion of its interest under the Loan Documents assigned hereunder relinquish its future rights and be released from its future obligations under the Loan Documents but shall remain liable for all obligations which arose prior to such assignment.

5.                                      Upon acceptance and recording hereof, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the rights and obligations assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee.  The Assignor and the Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date by the Administrative Agent or with respect to the making of this assignment directly between themselves.

THIS ASSIGNMENT AND ACCEPTANCE IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

[Remainder of page intentionally left blank]

Exhibit C-3

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Assignment and Acceptance to be executed on its behalf by its officer thereunto duly authorized, as of the date first above written.

“ASSIGNOR”

,
a

By:

Name:

Title:

“ASSIGNEE”

,
a

By:

Name:

Title:

Notice Address of Assignee:

Attn:
Telephone No.:
Telecopier No.:

Wiring Instructions of Assignee:

The Administrative Agent hereby approves the foregoing assignment.

BANK OF AMERICA, N.A., as Administrative Agent
By:

Name:

Title:

Exhibit C-4

If required under the Credit Agreement, the Borrower hereby approves the foregoing assignment.

WALKER & DUNLOP, INC.
By:

Name:

Title:

Exhibit C-5

Schedule 1.01

Fannie Mae Agreements

CWCapital Agreements

1.                          DUS Mortgage Selling and Servicing Contract executed by CWCapital LLC on June 12, 1991 and by Fannie Mae on August 30, 1991.

2.                          DUS Addendum to Contract executed by CWCapital LLC on April 12, 1996 and by Fannie Mae on April 29, 1996.

3.                          Continuation of Unconditional Continuing Guaranty for CWCapital LLC signed by Guarantor and notarized on January 3, 1997.

4.                          Second Addendum to Mortgage Selling and Servicing Contract with CWCapital LLC effective as of December 16, 1998.

5.                          Pre-Commitment Review Aggregation Agreement dated March 26, 1999 under name of Continental Wingate.

6.                          Post-Commitment Aggregation Agreement dated March 26, 1999 under name of Continental Wingate.

7.                          First Amendment to Mortgage Servicing and Related Assets Purchase and Sale Agreement between Citibank and CWCapital LLC.

8.                          50-50 Streamlined Mortgage Loan Addendum to Mortgage Selling and Servicing Contract with CWCapital LLC dated July 26, 2000.

9.                          ASAP Sale:  ASAP Sale Agreement with CWCapital LLC dated May 1, 2008.

10.                   ASAP Plus:  ASAP Plus Agreement with CWCapital LLC dated May 16, 2008.

11.                   Second Amended and Restated DUS Master Reserve with CWCapital LLC dated August 1, 2008.

12.                   Third DUS Addendum to Mortgage Selling and Servicing Contract effective as of November 1, 2010 between Fannie Mae and CWCapital LLC.

13.                   ASAP Plus:  Amendment to ASAP Plus Agreement with CWCapital LLC dated June 29, 2011.

14.                   Limited Power of Attorney signed by CWCapital LLC dated October 11, 2011 through October 11, 2013.

15.                   Transfer Agreement dated as of October 31, 2011 among Citibank, CWCapital LLC and Fannie Mae.

16.                   Mortgage Loan Servicing Agreement dated as of October 31, 2011 between Fannie Mae and CWCapital LLC.

17.                   Credit Support and Collateral Pledge Agreement (100% Recourse Pool) dated as of October 31, 2011 among Fannie Mae, CWCapital LLC, Citibank, and US Bank.

18.                   Amended and Restated Credit Support and Collateral Pledge Agreement (1% Top Loss Pool) dated as of October 31, 2011 among Fannie Mae, CWCapital LLC, Citibank, N.A. and U.S. Bank, National Association.

19.                   Interim Servicing Agreement dated as of October 31, 2011 between Citibank and CWCapital LLC.

20.                   Assignment and Assumption Agreement dated as of October 31, 2011 between Citibank and CWCapital LLC.

21.                   Bill of Sale dated as of October 31, 2011 between Citibank and CWCapital LLC.

22.                   Mortgage Servicing and Related Assets Purchase and Sale Agreement dated as of October 31, 2011 between CWCapital LLC and Citibank, N.A.

23.                   First Amendment to Transfer Agreement dated as of November 18, 2011 among Citibank, N.A., CWCapital LLC and Fannie Mae.

24.                   ASAP Plus:  Second Amendment to ASAP Plus Agreement with CWCapital LLC dated December 15, 2011.

25.                   Mortgage Loan Sub-Servicing Agreement between CWCapital LLC and CWCapital LLCapital Asset Management LLC dated December 19, 2011.

26.                   2012 Seniors Recertification of CWCapital LLC dated December 30, 2011.

27.                   MAH Renewal Cert with CWCapital LLC March 31, 2012 through December 31, 2012.

28.                   Amended and Restated Master Loss Sharing Agreement with CWCapital LLC, effective June 1, 2012, as amended pursuant to that certain letter agreement dated August 30, 2012 and acknowledged by Fannie Mae on August 30, 2012.

29.                   Termination Letter of selling rights only, indicating outstanding aggregation loans were still being serviced, dated June 20, 2011 from Fannie Mae to CWCapital LLC.

30.                   Consent to Subservicing dated May 25, 2012.

Walker & Dunlop Agreements

1.                          Pre-Commitment Review Aggregation Agreement, dated as of January 23, 1997, between Fannie Mae and Green Park Financial Limited Partnership, as to servicing only.

2.                          Pre-Commitment Review Aggregation Agreement, February 23, 1997, between Fannie Mae and Investment Property Mortgage, L.L.C. , as to servicing only.

3.                          Post-Commitment Aggregation Agreement, dated as of November 12, 1997, between Fannie Mae and Green Park Financial Limited Partnership, as to servicing only.

4.                          Subservicing Agreement, dated as of November 14, 1997, between Fannie Mae and Investment Property Mortgage, L.L.C.

5.                          Sub-Servicing Agreement, dated as of November 19, 1997, between Fannie Mae and Green Park Financial Limited Partnership.

6.                          Consent to Transfer of Servicing, dated as of November 18, 1998, by Fannie Mae, and Investment Property Mortgage, L.L.C.

7.                          Transfer Agreement, dated as of January 30, 2009, by Fannie Mae, Green Park Financial Limited Partnership, Walker & Dunlop, Inc., Column Guaranteed LLC, and Walker & Dunlop, LLC.

8.                          Mortgage Selling and Servicing Contract, dated January 30, 2009.

9.                          Delegated Underwriting and Servicing Reserve Agreement dated January 30, 2009.

10.                   Addendum to Mortgage Selling and Servicing Contract dated January 30, 2009.

11.                   Firewall Agreement with WD dated January 30, 2009.

12.                   ASAP Plus with WD dated February 3, 2009.

13.                   ASAP Sale with WD dated February 3, 2009.

14.                   Consent to Outsourcing dated November 23, 2009, among WD, Midland Loan Services, Inc., and Fannie Mae.

15.                   Termination Letter dated June 20, 2011, from Fannie Mae to Green Park Financial Limited Partnership and Investment Property Mortgage, L.L.C. terminating selling rights of items 1-3 above.

16.                   ASAP Plus Amendment with WD dated June 29, 2011.

17.                   Limited Power of Attorney dated November 11, 2011 through November 11, 2013.

18.                   Second Amendment to ASAP Plus Agreement with WD dated December 27, 2011.

19.                   2012 Seniors Recertification with WD dated December 30, 2011.

20.                   MAH Renewal Cert with WD March 31, 2012 through December 31, 2012.

21.                   Amended and Restated Fannie Mae Delegated Underwriting and Servicing Master Loss Sharing Agreement dated June 1, 2012.

22.                   First Amendment to Amended and Restated Master Loss Sharing Agreement, dated as of September 4, 2012, between Fannie Mae and Walker & Dunlop, LLC.

23.                   Fannie Mae Transfer Agreement, dated as of September 4, 2012, by Fannie Mae, CWCapital LLC and Walker & Dunlop, LLC.

24.                   Consent Agreement (DUS), dated as of September 4, 2012, by Fannie Mae, CWCapital LLC and Walker & Dunlop, LLC.

25.                   Consent letter agreement, dated as of September 4, 2012, by Fannie Mae to Walker & Dunlop, LLC, Walker & Dunlop, Inc., Walker & Dunlop Multifamily, Inc., Walker & Dunlop Capital, LLC and Bank of America, National Association.

26.                   Consent to Assignment, dated as of September, 2012, by Fannie Mae, CWCapital LLC, Walker & Dunlop, LLC, and Citibank, N.A.

27.                   Second DUS Addendum to Mortgage Selling and Servicing Contract effective as of September 4, 2012, by and between Fannie Mae and Walker & Dunlop, LLC.

Freddie Mac Agreements

CWCapital Agreements

1.                          Freddie Mac Program Plus and Seniors Housing Multifamily Selling and Servicing Agreement executed by CWCapital LLC as of September 9, 2011.

2.                          Approval Letter (re: Master Agreement, dated March 30, 2007, for Targeted Affordable Housing Loans), dated April 12, 2007, by Freddie Mac to CWCapital LLC.

3.                          Approval Letter (re: Targeted Affordable Housing Loans), dated April 12, 2007, by Freddie Mac to CWCapital LLC.

4.                          Approval Letter (re: Freddie Mac Program Plus Approval), dated October 10, 2007, by Freddie Mac to CWCapital LLC.

5.                          Approval Letter (for Atlanta, GA branch of CWCapital LLC), dated October 12, 2007, by Freddie Mac to CWCapital LLC.

6.                          Expedited Funding Agreement dated as of November 7, 2008 between Freddie Mac and CWCapital LLC.

7.                          Targeted Affordable Housing Selling and Servicing Agreement executed by CWCapital LLC as of July 8, 2010.

8.                          Cash Collateral Pledge, Security and Custody Agreement, dated as of January 2011 by Freddie Mac, CWCapital LLC, and U.S. Bank N.A.

9.                          Approval Letter (re: Freddie Mac National Seniors Housing Designation Approval), dated September 7, 2011, by Freddie Mac to CWCapital LLC.

10.                   Freddie Mac Program Plus and Seniors Housing Multifamily Selling and Servicing Agreement executed by CWCapital LLC as of September 9, 2011.

11.                   Approval Letter (re: Princeton, New Jersey branch), dated January 11, 2012, by Freddie Mac to CWCapital LLC.

12.                   First Amendment to Custodial Agreement dated September 4, 2012 by and between CWCapital LLC, Walker & Dunlop, LLC, and Freddie Mac.

13.                   Assignment and Assumption Agreement, dated September 4, 2012, by and between CW Capital LLC and Walker & Dunlop, LLC.

Walker & Dunlop Agreements

1.                          Approval Letter (re: Approval of Walker & Dunlop, Inc. and Green Park Financial’s acquisition/merger of Column Guaranteed LLC), dated as of December 23, 2008, by Freddie Mac to Walker & Dunlop, Inc.

2.                          Approval Letter (re: Atlanta, GA, New Orleans, LA and Walnut Creek, CA branch office), dated February 4, 2009 by Freddie Mac to Walker & Dunlop, Inc.

3.                          Approval Letter (re: Walker & Dunlop, LLC Servicing Evaluation), dated June 5, 2009, by Fannie Mae to Walker & Dunlop, LLC.

4.                          Approval Letter (for Bethesda, Maryland, branch office of Walker & Dunlop, LLC), dated September 22, 2009, by Freddie Mac to Walker & Dunlop, LLC.

5.                          Approval Letter (for New York, NY branch office of Walker & Dunlop, LLC), dated February 18, 2010, by Freddie Mac to Walker & Dunlop, LLC.

6.                          Approval Letter (re: Freddie Mac National Seniors Housing Designation Approval), dated September 7, 2011, by Freddie Mac to Walker & Dunlop, LLC

7.                          Freddie Mac Program Plus and Seniors Housing Multifamily Selling and Servicing Agreement, executed by Walker & Dunlop, LLC as of September 9, 2011.

8.                          Consent letter, dated as of August 31, 2012, by Freddie Mac to Walker & Dunlop, LLC, Walker & Dunlop, Inc., Walker & Dunlop Multifamily, Inc., Walker & Dunlop Capital, LLC and Bank of America, National Association.

9.                          First Amendment to Custodial Agreement dated September 4, 2012 by and between CWCapital LLC, Walker & Dunlop, LLC, and Freddie Mac.

10.                   Assignment and Assumption Agreement, dated September 4, 2012, by and between CW Capital LLC and Walker & Dunlop, LLC.

Ginnie Mae

CWCapital Agreements

1.                          Multifamily Master Subservice Agreement, dated December 16, 2011, between Ginnie Mae and CWCapital LLC.

Walker &Dunlop Agreements

1.                          Lender Approval Letter, dated October 27, 2009, to Walker & Dunlop, LLC by Office of Multifamily Development, as FHA approved Multifamily Lenders and Ginnie Mae issuers.

2.                          Conditional Approval Letter, dated October 29, 2009, by Ginnie Mae I Multifamily to Walker & Dunlop, LLC.

3.                          Ginnie Mae Letter from Philip H. Buckley, Director, Multifamily Division of Ginnie Mae, to Deborah Wilson of Walker & Dunlop LLC re: Notice of Proposed Acquisition of CW Capital LLC (#2823).

FHA Agreements

CWCapital Agreements

1.                          Approval Letter (Original Approval Agreement), dated August 9, 2002, by HUD/FHA to CWCapital LLC.

2.                          Approval Letter (consent to board change and Galaxy Acquisition LLC), dated September 8, 2010, by HUD/FHA to CWCapital LLC.

Walker & Dunlop Agreements

1.                          Lender Approval Letter, dated October 5, 2009, to Walker & Dunlop, LLC by FHA.

2.                          Letter Approval (re: Walker & Dunlop, LLC acquisition of CWCapital, LLC), dated August 21, 2012, by HUD to Walker & Dunlop, LLC.

Investor Agreements

CWCapital Agreements

1.                          Various selling agreements, origination and sale of mortgage loans prior to 2008.

2.                          Participation and Servicing Agreement 6024, dated as of February 1, 1993, between Hare & Co. and CWCapital LLC. (FHA)

3.                          Participation and Servicing Agreement 6027, dated as of August 1, 1993, between Storms & Company and CWCapital LLC. (FHA)

4.                          Participation and Servicing Agreement 6081, dated as of December 17, 1993, between Dillon Read U.S. Finance L.P. and CWCapital LLC. (FHA)

5.                          Participation and Servicing Agreement 6082, dated as of October 21, 1994, between among others, Cudd & Co. and CWCapital LLC. (FHA)

6.                          Servicing Agreement 6095, dated as of December 27, 1996, between USGI, Inc. and CWCapital LLC. (FHA)

7.                          Servicing Agreement 6096, dated December 27, 1996, between USGI, Inc. and CWCapital LLC. (FHA)

8.                          Participation and Servicing Agreement 6101, dated as of June 24, 1997, between Prudential Huntoon Paige and CWCapital LLC. (FHA)

9.                          Participation and Servicing Agreement 6109, dated as of October 7, 1997, between among others, Bost & Co. and CWCapital LLC. (FHA)

10.                   DAI 1998-C2 ML (SSA), dated as of March 1, 1998, between First Union National Bank (Wachovia Bank) and CWCapital LLC. (CMBS)

11.                   Sub-Servicing Agreement (Merrill Lynch Mortgage Investors, Inc. Mortgage Pass-Through Certificates Series 1998-C2), dated as of March 1, 1998, between First Union National Bank and Continental Wingate Associates, Inc.

12.                   DMARC 1998-C1 (SSA), dated as of March 30, 1998, between ORIX Real Estate Capital (Banc One Mortgage Capital Markets LLC) and CWCapital LLC. (CMBS)

13.                   Participation and Servicing Agreement 6116, dated as of June 31, 1998, between Prudential Huntoon Paige and CWCapital LLC. (FHA)

14.                   Participation and Servicing Agreement 6120, dated as of December 23, 1998, between Prudential Huntoon Paige and CWCapital LLC. (FHA)

15.                   Participation and Servicing Agreement 6129, dated as of January 1, 2002, between Gerald Schuster and CWCapital LLC. (FHA)

16.                   FB 1998-C1(SSA), dated as of June 11, 1998, between ORIX Real Estate Capital (Banc One Mortgage Capital Markets LLC) and CWCapital LLC. (CMBS)

17.                   FB 1998-C2 (SSA), dated as of November 11, 1998, between First Union National Bank (Wachovia Bank) and CWCapital LLC. (CMBS)

18.                   PSSFC 1999-C2 (SSA), dated as of July 1, 1999, between Key Commercial Mortgage (National Realty Funding LC) and CWCapital LLC. (CMBS)

19.                   SBMS 2000-C1 (SSA), dated as of June 1, 2000, between GMAC Commercial Mortgage Corporation and CWCapital LLC. (CMBS)

20.                   CSFB 2000-C1 (SSA)         , dated as of July 11, 2000, between GMAC Commercial Mtg. Group (CapMark Services, L.P.) and CWCapital LLC. (CMBS)

21.                   SBMS 2000-C3 (SSA), dated as of December 19, 2000, between Midland Loan Services, Inc. and CWCapital LLC. (CMBS)

22.                   CSFB 2001-CF2 (SSA), dated as of April 1, 2001, between GMAC Commercial Mtg. Group and CWCapital LLC. (CMBS)

23.                   CSFB 2001-CK3 (SSA), dated as of June 1, 2001, between Key Corp Real Estate Capital Markets, Inc. and CWCapital LLC.

24.                   SBMS 2001-C1 (SSA), dated as of July 1, 2001, between Midland Loan Services, Inc. and CWCapital LLC. (CMBS)

25.                   SBMS 2001-C2 (SSA), dated as of December 1, 2001, between Midland Loan Services, Inc. and CWCapital LLC. (CMBS)

26.                   WB 2002-C1 (SSA), dated as of May 11, 2002, between Wachovia Bank, N.A. and CWCapital LLC. (CMBS)

27.                   LLFC Enhanced (Fund), dated as of July 1, 2002, between LLFC Enhanced Yield Debt Manager, LLC (Manager) and CWCapital LLC. (Private)

28.                   WB 2002-C2 (SSA), dated as of November 11, 2002, between Wachovia Bank, N.A. and CWCapital LLC. (CMBS)

29.                   GCCFC 2002-C1 (SSA), dated as of December 30, 2002, between Wachovia Bank, N.A. and CWCapital LLC. (CMBS)

30.                   WB 2003-C3 (SSA), dated as of February 11, 2003, between Wachovia Bank, N.A. and CWCapital LLC. (CMBS)

31.                   WB 2003-C4 (SSA), dated as of April 1, 2003, between Wachovia Bank, N.A. and CWCapital LLC. (CMBS)

32.                   GRN 2003-C1 (SSA), dated as of June 30, 2003, between Wachovia Bank, N.A. and CWCapital LLC. (CMBS)

33.                   WB 2003-C5 (SSA), dated as of July 1, 2003, between Wachovia Bank, N.A. and CWCapital LLC. (CMBS)

34.                   JPMCC 2003LN1 (SSA), dated as of September 30, 2003, between Wells Fargo Bank, N.A. and CWCapital LLC. (CMBS)

35.                   JPMCC 2004-C1 (SSA), dated as of February 1, 2004, between GMAC Commercial Mortgage Corp. and CWCapital LLC. (CMBS)

36.                   WB2004-C11 (SSA), dated as of April 1, 2004, between Wachovia Bank, N.A. and CWCapital LLC. (CMBS)

37.                   JPMCC 2004-C2 (SSA), dated as of May 1, 2004, between GMAC Commercial Mortgage Corp. and CWCapital LLC. (CMBS)

38.                   WB2004-C14 (SSA), dated as of August 1, 2004, between Wachovia Bank, N.A. and CWCapital LLC. (CMBS)

39.                   MSCII2004-HQ4 (SSA), dated as of October 1, 2004, between Wells Fargo Bank, N.A. and CWCapital LLC. (CMBS)

40.                   ACGS 2004, LLC (Sale & Servicing Agreement), dated as of November 15, 2004, between Lasalle Bank National Association and CWCapital LLC. (CMBS)

41.                   WB2005-C16 (SSA), dated as of January 1, 2005, between Wachovia Bank, N.A. and CWCapital LLC. (CMBS)

42.                   MSCII2005-HQ5 (SSA), dated as of March 1, 2005, between Midland Loan Services, Inc. and CWCapital LLC. (CMBS)

43.                   Cobalt I Trust (SA), dated as of May 11, 2005, between CWCapital COBALT I Trust Grantor Trust Pass-Through Certificates and CWCapital LLC. (CDO)

44.                   WBCMT2005-C20 (SSA), dated as of August 1, 2005, between Wachovia Bank, N.A. and CWCapital LLC. (CMBS)

45.                   WCMSI2005-C22 (SSA), dated as of December 1, 2005, between Wachovia Bank, N.A. and CWCapital LLC. (CMBS)

46.                   GMAC 2006-C1 (SSA), dated as of January 1, 2006, between GMAC Commercial Mortgage Corp. and CWCapital LLC. (CMBS)

47.                   WBCMT2006-C25 (SSA), dated as of May 1, 2006, between Wachovia Bank, N.A. and CWCapital LLC. (CMBS)

48.                   Cobalt II Trust (SA), dated as of May 10, 2006, between CWCapital COBALT II Trust Grantor Trust Pass-Through Certificates and CWCapital LLC. (CDO)

49.                   COMM2006-C7 (SSA), dated as of June 1, 2006, between Midland Loan Services, Inc. and CWCapital LLC. (CMBS)

50.                   COBALT 2006-C1, dated as of December 1, 2006, between Wachovia Bank, N.A. and CWCapital LLC. (CMBS)

51.                   COBALT 2007-C2, dated as of April 1, 2007, between Wachovia Bank, N.A. and CWCapital LLC. (CMBS)

52.                   COBALT 2007-C3, dated as of August 1, 2007, between Wachovia Bank, N.A. and CWCapital LLC. (CMBS)

53.                   CD 2007-CD5, dated as of November 1, 2007, between Capmark and CWCapital LLC. (CMBS)

54.                   Senior Co-Lender and Servicing Agreement, dated as of July 2, 2008, among San Diego National Bank, GM Lender LLC and CWCapital LLC. (Private / Aggregation Facility)

55.                   DMARC 2009-K4 (SSA), dated as of October 1, 2009, between Midland Loan Servicers, Inc. and CWCapital LLC. (CME)

56.                   GSMSC 2010-K5 (SSA), dated as of February 1, 2010, between Midland Loan Services, Inc. and CWCapital LLC. (CME)

57.                   FREMF 2010-K6 (SSA), dated as of April 1, 2010, between Keycorp Real Estate Capital Markets, Inc. and CWCapital LLC. (CME)

58.                   Third Amended and Restated Master Servicing Agreement, dated as of August 30, 2010, between CDP Capital-Financing, Inc. and CWCapital LLC, as amended by that First Amendment to Third Amended and Restated Master Servicing Agreement, dated September 2010 and that Second Amendment to Third Amended and Restated Master Servicing Agreement, dated May 2, 2011.

59.                   FREMF 2010-K8 (SSA), dated as of September 1, 2010, between Wells Fargo Bank, N.A. and CWCapital LLC. (CME)

60.                   FREMF 2010-K9 (SSA), dated as of November 1, 2010, between Wells Fargo Bank, N.A. and CWCapital LLC. (CME)

61.                   Letter Agreement (re: Morgan Stanley Capital I Inc., Multifamily Mortgage Pass-Through Certificates, Series 2011-K701), dated March 1, 2011, between Wells Fargo Bank, National Association and CWCapital LLC.

62.                   Servicing Agreement, dated as of March 10, 2011, between Maunion Realty Corp. and CWCapital LLC. (Private)

63.                   FREMF 2010-K7 (SSA), dated as of June 1, 2010, between Wells Fargo Bank, N.A. and CWCapital LLC. (CME)

64.                   FREMF 2011-K10 (SSA), dated as of February 1, 2011, between Midland Loan Services, Inc. and CWCapital LLC. (CME)

65.                   FREMF 2011-K701 (SSA), dated as of March 1, 2011, between Wells Fargo Bank, N.A. and CWCapital LLC. (CME)

66.                   FREMF 2011-K11 (SSA), dated as of March 1, 2011, between Wells Fargo Bank, N.A. and CWCapital LLC. (CME)

67.                   Partial Assignment and Severance Agreement, dated as of March 1, 2011, by CDP Capital-Financing Inc., DBD OTLP LLC, and CWCapital LLC.

68.                   FREMF 2011-K12 (SSA), dated as of April 1, 2011, between Midland Loan Services, Inc. and CWCapital LLC. (CME)

69.                   FREMF 2011-K13 (SSA), dated as of May 1, 2011, between Wells Fargo Bank, N.A. and CWCapital LLC. (CME)

70.                   Partial Assignment and Severance Agreement, dated as of May 26, 2011, by CDP Capital-Financing Inc., Fortress Credit Opportunities I LP, and CWCapital LLC.

71.                   FREMF 2011-K702 (SSA), dated as of June 1, 2011, between Wells Fargo Bank, N.A. and CWCapital LLC. (CME)

72.                   FREMF 2011-K703 (SSA), dated as of September 1, 2011, between Wells Fargo Bank, N.A. and CWCapital LLC. (CME)

73.                   FREMF 2011-K704 (SSA), dated as of November 1, 2011, between Wells Fargo Bank, N.A. and CWCapital LLC. (CME)

74.                   FREMF 2011-K15 (SSA), dated as of November 1, 2011, between Wells Fargo Bank, N.A. and CWCapital LLC. (CME)

75.                   Amended and Restated Placement Fee Agreement, dated November 14, 2011, between Capital One, National Association and CWCapital LLC.

76.                   FREMF 2011-K16 (SSA), dated as of December 1, 2011, between Keycorp Real Estate Capital Markets, Inc. and CWCapital LLC. (CME)

77.                   Sub-Special Servicing Agreement, dated as of December 19, 2011, between CWCapital Asset Management and CWCapital LLC. (Private)

78.                   FREMF 2012-K705 (SSA), dated February 1, 2012, between Bank of America and CWCapital LLC. (CME)

79.                   FREMF 2012-K706 (SSA), dated as of February 1, 2012, between Wells Fargo Bank, N.A. and CWCapital LLC. (CME)

80.                   JPM/Wamu portfolio, dated as of February 15, 2012, between CF SBC 1 UST LLC and CWCapital LLC. (Private)

81.                   JPM/Wamu portfolio, dated February 15, 2012, between CF SBC 1 2011-1 Trust and CWCapital LLC. (Private)

82.                   FREMF 2012-K17 (SSA), dated as of March 1, 2012, between Keycorp Real Estate Capital Markets, Inc. and CWCapital LLC. (CME)

83.                   Servicing Agreement, dated as of March 22, 2012, between SPCP Group V, LLC and CWCapital LLC.

84.                   Silverpoint Capital, dated as of March 22, 2012, between SPCP Group V, LLC and CWCapital LLC. (Private)

85.                   FREMF 2012-K501 (SSA), dated as of April 1, 2012, between Bank of America and CWCapital LLC. (CME)

86.                   FREMF 2012-K707 (SSA), dated as of April 1, 2012, between Wells Fargo Bank, N.A. and CWCapital LLC. (CME)

87.                   FREMF 2012-K18 (SSA), dated as of May 1, 2012, between Keycorp Real Estate Capital Markets, Inc. and CWCapital LLC. (CME)

88.                   Letter Agreement (re: Barclays Commercial Mortgage Securities LLC, Multifamily Mortgage Pass-Through Certificates, Series 2012-K708), dated as of June 1, 2012, between Wells Fargo Bank, National Association and CWCapital LLC.

89.                   Limited Subservicing Agreement (Wells Fargo Commercial Mortgage Securities, Inc. Multifamily Mortgage Pass-Through Certificates, Series 2012-K709), dated as of June 1, 2012, between Midland Loan Services, a division of PNC Bank, National Association and CWCapital LLC.

90.                   Servicing Agreement, dated as of June 21, 2012, between SPCP Group V, LLC and CWCapital LLC.

91.                   Subservicing Agreement (Non-Cashiering) (J.P. Morgan Chase Commercial Mortgage Securities Corp., Multifamily Mortgage Pass-Through Certificates, Series 2012-K710),

dated as of July 1, 2012, between Keycorp Real Estate Capital Markets, Inc. and CWCapital LLC.

92.                   Sub-Servicing Agreement (Barclays Commercial Mortgage Securities LLC Multifamily Mortgage Pass-Through Certificates Series 2012-K19), dated as of August 1, 2012, between Bank of America, National Association and CWCapital LLC.

Walker & Dunlop

1.                          Mortgage Loan Servicing Agreement, dated April 30, 1998, by Walker & Dunlop, Inc. and ING Investment Management, Inc.

2.                          Correspondent Agreement, dated January 2, 2001, by Walker & Dunlop, Inc. and Aegon USA Realty Advisors, Inc.

3.                          Contract and Servicing Agreement, dated December 7, 2001, by Walker & Dunlop, Inc. and Acacia Life Insurance Company.

4.                          Servicing Manual, dated June 20, 2002, by Walker & Dunlop, Inc. and American Equity Investment Life Insurance Company.

5.                          Correspondent and Servicing Agreement, dated June 11, 2003, by Walker & Dunlop, Inc. and AIG Global Investment Corp.

6.                          Limited Duties Interim Sub-Servicing Agreement, by June 2, 2004, by Walker & Dunlop, Inc. and LaSalle bank National Association.

7.                          Correspondent Subservicing Agreement, dated June 30, 2004, by Walker & Dunlop, Inc. and Capmark Services, Inc.

8.                          Sub-Servicing Agreement (“Berkadia COMM 2004-LNB4”), dated November 9, 2004, by Green Park Financial Limited Partnership and GMAC Commercial Mortgage Corporation.

9.                          Sale and Servicing Agreement, dated as of November 15, 2004, among ACGS 2004, LLC (Issuer), Allied Capital Corporation (Seller, Master Servicer and Special Servicer) and LaSalle Bank National Association (Trustee and Back-up Servicer).

10.                   Correspondent Agreement, dated December 6, 2004, by Walker & Dunlop (sic) and PNC Bank, National Association.

11.                   Interim Servicing Agreement, dated September 19, 2005, by Walker & Dunlop, Inc. and IXIS Real Estate Capital Inc.

12.                   Commercial Mortgage Pass-Through Certificates Series 2005-GG5, dated November 3, 2005, by Walker & Dunlop, Inc. and Wachovia Bank, National Association.

13.                   Non-Cashiering Sub-Servicing of Mortgage Loans Closed by Bear Stearns Commercial Mortgage, Inc., dated November 10, 2005, by Walker & Dunlop, Inc. and Bear Stearns Commercial Mortgage, Inc.

14.                   Subservicing Agreement, dated January 1, 2006, by Walker & Dunlop, Inc. and Wells Fargo Bank, National Association.

15.                   Sub-Servicing Agreement, dated March 16, 2006, by Walker & Dunlop, Inc. and GMAC Commercial Mortgage Corporation.

16.                   Sub-Servicing Agreement, dated March 1, 2007, by Green Park Financial Limited Partnership and Wachovia Bank, National Association.

17.                   Letter Agreement, dated March 1, 2007, by Walker & Dunlop, Inc. and Midland Loan Services, Inc.

18.                   Sub-Servicing Agreement, dated July 1, 2007, by Green Park Financial, Inc. and Wachovia Bank, National Association.

19.                   Commercial Mortgage Pass-Through Certificates Series, dated July 1, 2007, by Walker & Dunlop, Inc. and J.P. Morgan Chase Commercial Mortgage Securities Trust.

20.                   Commercial Mortgage Pass-Through Series 2007-C4, dated July 11, 2007, by Walker & Dunlop (sic) and Wachovia Bank, National Association.

21.                   Sub-Servicing Agreement, dated December 20, 2007, by Walker & Dunlop, Inc. and Capmark Finance Inc.

22.                   Capmark Investor 462 JPMC 2007-C1 (Client Relations), dated December 27, 2007, by Walker & Dunlop, Inc. and Capmark Services, Inc.

23.                   (Revised) Mortgage Loan Correspondent Contract, by April 1, 2008, by Walker & Dunlop (sic) and The Ohio National Life Insurance Company.

24.                   Commercial Mortgage Correspondent Agreement, dated June 16, 2008, by Walker & Dunlop, Inc. and Nationwide Life Insurance Company.

25.                   Multi-Lender Servicing Agreement, dated July 25, 2008, by Walker & Dunlop, Inc., Aviva Life and Annuity Company, American Investors Life Insurance Company, Inc., Indianapolis Life Insurance Company, Aviva Life and Annuity Company of New York, and Aviva Life Insurance Company.

26.                   Mortgage Correspondent Servicing Agreement, dated December 15, 2008, by Walker & Dunlop, Inc. and Sun Life Assurance Company of Canada.

27.                   Limited Subservicing Agreement, dated October 1, 2009, by Walker & Dunlop, LLC and Midland Loan Services, Inc.

28.                   Outsourcing Agreement, dated November 23, 2009, between Midland Loan Services, Inc. and Walker & Dunlop, LLC.

29.                   Subservicing Agreement GS Mortgage Securities Corporation II Multifamily Mortgage Pass-Through Certificates Series 2012-K5, dated February 1, 2010, by Walker & Dunlop, LLC and Midland Loan Services, Inc.

30.                   Subservicing Agreement, dated February 1, 2010, by Walker & Dunlop, LLC and Midland Loan Services, Inc.

31.                   Subservicing Agreement (“Freddie Mac 2010-K6 - Key W-D Subservicing Agreement”), dated April 1, 2010, by Walker & Dunlop, LLC and Keycorp Real Estate Capital Markets, Inc.

32.                   Sub-Servicing Agreement (“Freddie Mac 2010-K7 Walker SSA”), dated June 1, 2010, by Walker & Dunlop, LLC and Wells Fargo Bank, National Association

33.                   Sub-Servicing Agreement (“Freddie Mac 2010-K8 Subservicing Agreement”), dated September 1, 2010, by Walker & Dunlop, LLC and Wells Fargo Bank, National Association.

34.                   Sub-Servicing Agreement (“Freddie Mac 2010-K9 — Executed”), dated November 1, 2010, by Walker & Dunlop, LLC and Wells Fargo Bank, National Association.

35.                   Subservicing Agreement (“Freddie Mac 2011-K10 Subservicing Agreement”), dated February 1, 2011, by Walker & Dunlop, LLC and Midland Loan Services, a Division of PNC Bank, National Association.

36.                   Sub-Servicing Agreement (“Freddie Mac 2011-K11 Subservicing Agreement”), dated March 1, 2011, by Walker & Dunlop, LLC and Wells Fargo Bank, National Association.

37.                   Subservicing Agreement (“Freddie Mac 2011-K12 Subservicing Agreement”), dated April 1, 2011, by Walker & Dunlop, LLC and Midland Loan Services, a Division of PNC Bank, National Association.

38.                   Sub-Servicing Agreement (“Freddie Mac 2011-K702 Subservicing Agreement”), dated June 1, 2011, by Walker & Dunlop, LLC and Wells Fargo Bank, National Association.

39.                   Servicing and Account Control Agreement, dated February 3, 2012, by Walker & Dunlop, LLC and Continental Casualty Company.

40.                   Mortgage Loan Servicing Agreement, dated February 29, 2012, by Walker & Dunlop, LLC and American Bankers Life Insurance Company of Florida and American Bankers Insurance Company Florida.

41.                   Mortgage Loan Servicing Agreement, dated February 29, 2012, by Walker & Dunlop, LLC and American Reliable Insurance Company.

42.                   Mortgage Loan Servicing Agreement, dated February 29, 2012, by Walker & Dunlop, LLC and American Security Insurance Company.

43.                   Mortgage Loan Servicing Agreement, dated February 29, 2012, by Walker & Dunlop, LLC and Federal Warranty Service Corporation.

44.                   Mortgage Loan Servicing Agreement, dated February 29, 2012, by Walker & Dunlop, LLC and John Alden Life Insurance Company.

45.                   Mortgage Loan Servicing Agreement, dated February 29, 2012, by Walker & Dunlop, LLC and United Service Protection Corporation.

46.                   Mortgage Loan Servicing Agreement, dated February 29, 2012, by Walker & Dunlop, LLC, Voyager Service Programs, Inc., Voyagers Indemnity Insurance Company, and Voyager Life Insurance Company.

47.                   Mortgage Loan Servicing Agreement, dated February 29, 2012, by Walker & Dunlop, LLC and American Memorial Life Insurance Company.

48.                   Mortgage Loan Servicing Agreement, dated February 29, 2012, by Walker & Dunlop, LLC and Time Insurance Company.

49.                   Mortgage Loan Servicing Agreement, dated February 29, 2012, by Walker & Dunlop, LLC and Union Security Insurance Company.

50.                   Mortgage Loan Servicing Agreement, dated February 29, 2012, by Walker & Dunlop, LLC and Union Security Life Insurance Company.

51.                   Limited Servicing Agreement, dated May 14, 2012, by Walker & Dunlop, LLC and Bank of America, National Association.

52.                   Commercial Mortgage Loan Servicing Agreement, dated June 2012, by Walker & Dunlop, LLC, The Royal Bank of Scotland PLC and RBS Financial Products Inc.

53.                   Commercial Loan Servicing Agreement, dated June 15, 2012, by Walker & Dunlop, LLC and Minnesota Life Insurance Company.

54.                   Servicing Agreement, dated August 1, 2012, by Walker & Dunlop, LLC and Wells Fargo Bank, National Association.

55.                   Servicing Agreement, dated August 15, 2012, by Walker & Dunlop, Inc. and CMFG Life Insurance Company.

56.                   Sub-Servicing Agreement, dated as of September 4, 2012, by CWCapital Asset Management LLC and Walker & Dunlop, LLC.

Schedule 2.01

Lender Commitments

Lender	Commitment	Commitment Percentage
Bank of America, N.A.	$83,000,000.00	100.000000000%
Total	$83,000,000.00	100.000000000%

Schedule 4.01

Consent of Fannie Mae, Freddie Mac, Ginnie Mae and other Investors

1.             Consent letter agreement, dated as of September 4, 2012, among Fannie Mae, Walker and Dunlop, LLC, Walker & Dunlop, Inc., Walker & Dunlop Multifamily, Inc., Walker & Dunlop Capital, LLC and Bank of America, National Association.

2.             Consent letter agreement, dated as of August 31, 2012, among Walker & Dunlop, LLC, Walker & Dunlop, Inc., Walker & Dunlop Multifamily, Inc., Bank of America, National Association, and Freddie Mac.

3.             Consent Agreement, dated as of September 4, 2012, among CWCapital LLC, Walker & Dunlop, LLC and Fannie Mae (DUS Consent).

4.             Consent letter (No Objections), by Ginnie Mae to WD Capital, LLC

Schedule 5.01

Loan Parties Organizational Information

Name in Official Filings	State of Incorporation or Organization	Organization Type	Organization Number	Federal Employer ID Number
Walker & Dunlop, Inc.	Maryland	C-corporation	D13681002	80-0629925
Walker & Dunlop Multifamily, Inc.	Delaware	S-corporation	N/A	52-1572893
Walker & Dunlop, LLC	Delaware	Limited Liability Company	N/A	80-0312140
Walker & Dunlop Capital, LLC	Massachusetts	Limited Liability Company	020590657	02-0590657

Schedule 5.10

Insurance

Insurer	Type of Insurance	Policy Number
1. The Hartford	Surety Bond (CA Department of Corporations)	20BSBFI6606
2. The Hartford	Surety Bond (State of South Dakota)	20BSBFR5415
3. The Hartford	Surety Bond (NJ debt collectors bond)	20BSBGI4636
4. The Hartford	Surety Bond (ND Money Brokers License Bond)	20BSBGI4642
5. Great Northern Insurance Company	Commercial Package Policy	3567-12-21
6. Great Northern Insurance Company	Commercial Package	3576-1221
7. Federal Insurance Company	Business Automobile Policy	7354-73-86
8. Chubb Indemnity Insurance Company	Workers Compensation Policy	7170-24-36
9. Ohio Bureau of Workers Compensation	Workers Compensation Ohio	1556215
10. National Benefit Life Insurance Company	New York Disability Benefits	0990702
11. Federal Insurance Company	Umbrella Policy	7986-04-05
12. Federal Insurance Company (Chubb)	Fiduciary Liability Policy	8223-8608
13. Lloyd’s of London	Special Mortgage Bankers Bond	SUA 4540
14. Lloyd’s of London	Excess Special Mortgage Bankers Bond	PWAL02612
15. XL Specialty Insurance Company	Management Liability Insurance Coverage	ELU119976-10
16. National Union Fire Insurance Company of Pittsburgh, Pa.	Excess Management Liability Insurance Coverage (Edge Policy Form)	01-600-6707
17. Axis Insurance Company	Excess Management Liability Insurance Coverage	MNN756751/01/2012
18. St. Paul Mercury Insurance Company	Excess Management Liability Insurance Coverage	ZUP-14P63769-12-N2
19. Houston Casualty Company	Broadest Form D&O Liability Insurance Policy (Side A)	24-MG-12-A11019
20. XL Specialty Insurance Company	Financial Services Liability Insurance (Professional Liability; Investment Fund Management and Professional Liability; Employment Practices Liability)	ELU125963
21. Axis Insurance Company	Excess Financial Services Liability Insurance (Professional Liability; Investment Fund Management and Professional Liability; Employment Practices Liability)	MBN767860/01/2012
22. Lloyd’s of London	Mortgage Protection Policy	B080113845U11
23. Ohio National Life	Keyman Life	6860021
24. Federal Insurance Company	Business Travel Accident	9907-0870

Insurer	Type of Insurance	Policy Number
25. Washington Department of Labor and Industries	Workers Compensation Washington	228,297-00

Effective as of the Closing Date, Walker & Dunlop, LLC will have purchased 6-year “run-off” coverage for claims relating to Walker & Dunlop Capital, LLC under the following insurance programs that covered Walker & Dunlop Capital, LLC pre-closing:

Insurer	Type of Insurance	Policy Number
1. Lloyd’s of London	Financial Services Professional Services Liability Insurance Policy	MPL-11-00064
2. Lloyd’s of London	Management and Professional Liability for Financial Institutions	08-313-07-66
3. National Union Fire Insurance Company of Pittsburgh, Pa.	Employment Edge	01-271-66-25

The run-off insurance listed above and additional coverage for Walker & Dunlop, LLC, its Subsidiaries and affiliates under the Special Mortgage Bankers Bond and Fiduciary policies will be bound but not paid at the time of closing.

Schedule 5.13

Subsidiaries; Other Equity Investments

Part (a) — List of Subsidiaries

Loan Party	Subsidiary Name	Jurisdiction
Walker & Dunlop, Inc.	Walker & Dunlop Multifamily, Inc.	Delaware
Walker & Dunlop, Inc.	Walker & Dunlop Investment Advisory Services, LLC	Delaware
Walker & Dunlop, Inc.	W&D Interim Lender LLC	Delaware
Walker & Dunlop, Inc.	W&D Interim Lender II LLC(1)	Delaware
Walker & Dunlop, Inc.	W&D Real Estate Opportunity Fund I Manager, LLC	Delaware
Walker & Dunlop Multifamily, Inc.	Walker & Dunlop, LLC	Delaware
Walker & Dunlop, LLC	W&D Balanced Real Estate Fund I GP, LLC	Delaware
Walker & Dunlop, LLC	Walker & Dunlop Capital, LLC	Massachusetts

Part (b) — Equity Investments

Loan Party	Entity Name	Jurisdiction
Walker & Dunlop, Inc.	Walker & Dunlop Multifamily, Inc.	Delaware
Walker & Dunlop, Inc.	Walker & Dunlop Investment Advisory Services, LLC	Delaware
Walker & Dunlop, Inc.	W&D Interim Lender LLC	Delaware
Walker & Dunlop, Inc.	W&D Interim Lender II LLC	Delaware
Walker & Dunlop, Inc.	W&D Real Estate Opportunity Fund I Manager, LLC	Delaware

(1)  As of the Closing Date, W&D Interim Lender II LLC will have been formed but not capitalized.

Walker & Dunlop Multifamily, Inc.	Walker & Dunlop, LLC	Delaware
Walker & Dunlop, LLC	W&D Balanced Real Estate Fund I GP, LLC	Delaware
Walker & Dunlop, LLC	Walker & Dunlop Capital, LLC	Massachusetts
Walker & Dunlop Capital, LLC	ARA Finance LLC	Delaware

Except as set forth on Part (d) of this Schedule 5.13 or otherwise set forth in the Loan Documents, there are no outstanding rights to purchase any Equity Interests in any Loan Party or the Subsidiary listed in Part (a) above.

Part (c) — List of Owners

Walker & Dunlop, Inc.

Publicly Traded Company

Walker & Dunlop Multifamily, Inc.

Walker & Dunlop, Inc. — 100.0%

Walker & Dunlop, LLC

Walker & Dunlop Multifamily, Inc. — 100.0%

Walker & Dunlop Capital, LLC

Walker & Dunlop, LLC — 100.0%

ARA Finance LLC

Walker & Dunlop Capital, LLC — 50%

Part (d) — Liens and Repurchase Rights

None.

Schedule 5.18

Labor Matters

None.

Schedule 5.21

Deposit Accounts

Corporate Bank Accounts
As of 8/31/12

Bank	Account #	Account Name	Contact Person

PNC Bank 101 S. Fifth Street Louisville, KY 40202		Walker & Dunlop, LLC Investable	Jenny Elmore
PNC Bank 101 S. Fifth Street Louisville, KY 40202		Walker & Dunlop, LLC as agent for Good Faith Deposit	Jenny Elmore
PNC Bank 101 S. Fifth Street Louisville, KY 40202		Walker & Dunlop, LLC Payroll Account	Jenny Elmore
PNC Bank 101 S. Fifth Street Louisville, KY 40202		Walker & Dunlop, LLC Flex Fund Health Care	Jenny Elmore
PNC Bank 1900 E 9th Street Cleveland, OH 44114		Walker & Dunlop LLC Sublease Deposits	Kimberly Konick
PNC Bank 101 S. Fifth Street Louisville, KY 40202		Walker & Dunlop Multifamily Inc Investable	Jenny Elmore
PNC Bank 101 S. Fifth Street Louisville, KY 40202		W&D Balanced Real Estate Fund I GP, LLC	Jenny Elmore
PNC Bank 1900 E 9th Street Cleveland, OH 44114		Walker & Dunlop Inc. Investable	Kimberly Konick
Bank of America MA1-225-02-04 225 Franklin Street 2nd Floor Boston, MA 02110		Walker & Dunlop, LLC Investable	Jane Huntington
Bank of America MA1-225-02-04 225 Franklin Street 2nd Floor Boston, MA 02110		Walker & Dunlop, LLC Operating	Jane Huntington
Bank of America MA1-225-02-04 225 Franklin Street 2nd Floor Boston, MA 02110		Walker & Dunlop, LLC Controlled Disbursement	Jane Huntington
Bank of America 100 Federal Street Boston, MA 02110		Walker & Dunlop Capital, LLC Loan Disbursing Account	Alison Annese
Bank of America 100 Federal Street Boston, MA 02110		Walker & Dunlop Capital, LLC Loan Funding Account	Alison Annese
Bank of America 100 Federal Street Boston, MA 02110		Walker & Dunlop Capital, LLC Production Operating Account	Alison Annese

Bank	Account #	Account Name	Contact Person

Bank of America 100 Federal Street Boston, MA 02110		Walker & Dunlop Capital, LLC Operating Account	Alison Annese
Bank of America 100 Federal Street Boston, MA 02110		Walker & Dunlop Capital, LLC CA Loan Trust Account	Alison Annese
Bank of America 100 Federal Street Boston, MA 02110		Walker & Dunlop Capital, LLC Fannie Mae Fee Drafting Account	Alison Annese
Bank of America 100 Federal Street Boston, MA 02110		Walker & Dunlop Capital, LLC Lenders Only Account	Alison Annese
Bank of America 100 Federal Street Boston, MA 02110		Walker & Dunlop Capital, LLC EMS Placement Fee Account	Alison Annese
Capital One 57 West 57th Street New York, NY 10019		Walker & Dunlop Capital, LLC Clearing Account	Jessica Dufifie
Capital One 57 West 57th Street New York, NY 10019		Walker & Dunlop Capital, LLC Lenders Only Account	Jessica Dufifie
M&T 25 South Charles Street, 17th Floor Baltimore, MD 21201		Walker & Dunlop Capital, LLC Clearing Account	Melody Hartman
M&T 25 South Charles Street, 17th Floor Baltimore, MD 21201		Walker & Dunlop Capital, LLC Lenders Only Account	Melody Hartman

Schedule 5.24

Material Contracts

1.                           Credit Agreement, dated as of September 4, 2012, by Walker & Dunlop, Inc., as the borrower, Walker & Dunlop, LLC, Walker & Dunlop Multifamily, Inc. and Walker & Dunlop Capital, LLC, as the guarantors, Bank of America, N.A., as administrative agent and collateral agent, and the lenders party thereto.

2.                           Warehousing Credit and Security Agreement, dated September 4, 2012, by and between Walker & Dunlop, LLC and Bank of America, N.A.

3.                           Warehousing Credit and Security Agreement, dated as of June 30, 2010, between Walker & Dunlop, LLC and PNC Bank, National Association, as amended.

4.                           Mortgage Warehouse Loan and Security Agreement and Unlimited Guaranty, dated as of July 13, 2010 (as amended), by Walker & Dunlop, LLC, Walker & Dunlop Capital, LLC, Walker & Dunlop, Inc., and Capital One, National Association.

5.                           Warehousing Credit and Security Agreement, dated July 21, 2011, as amended, by and among W&D Interim Lender LLC, as borrower, Walker & Dunlop, Inc., as guarantor, TD Bank, N.A. and the other lenders party thereto from time to time, and TD Bank, N.A., as the administrative agent for itself and the other lenders.

6.                           Repayment Guaranty, dated July 21, 2011, as amended, by Walker & Dunlop, Inc., as guarantor, in favor of TD Bank, N.A., as a lender and administrative agent.

7.                           Unlimited Guaranty, dated as of September 4, 2012, by Walker & Dunlop, Inc. and Capital One, N.A.

8.                           Sixth Amended and Restated Mortgage Warehouse Loan and Security Agreement, dated as of August 13, 2010 (as amended), by Walker & Dunlop, LLC, Walker & Dunlop Capital, LLC, Walker & Dunlop, Inc., CW Financial Services LLC and Bank of America, N.A.

9.                           Unlimited Guaranty, dated as of September 4, 2012, by Walker & Dunlop, Inc. and Bank of America, N.A.

10.                     Purchase Agreement, dated June 7, 2012, by and among Walker & Dunlop, Inc., Walker & Dunlop, LLC, CW Financial Services LLC and Walker & Dunlop Capital, LLC.

Schedule 7.01

Existing Liens

None.